Exhibit 10.7

CREDIT AGREEMENT

among

SCIPLAY HOLDING COMPANY, LLC
as the Borrower,

SCIPLAY PARENT COMPANY, LLC,

as Holdings,

The Several Lenders from Time to Time Parties Hereto,

BANK OF AMERICA, N.A.,
as Administrative Agent, Collateral Agent and Issuing Lender,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

[  ],

[  ],

[  ],

[  ],

[  ].

and

[  ],

as Joint Lead Arrangers and Joint Bookrunners,

Dated as of May [  ], 2019,

i

SCHEDULES:

1.1A	Disqualified Institutions
1.1B	Specified Hedge Agreements
2.1	Commitments
4.3	Existence; Compliance with Law
4.4	Consents, Authorizations, Filings and Notices
4.6	Litigation
4.8A	Excepted Property
4.8B	Owned Real Property
4.14	Subsidiaries
4.17	UCC Filing Jurisdictions
6.10	Post Closing Matters
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens
7.7	Existing Investments
7.9	Transactions with Affiliates
7.12	Existing Negative Pledge Clauses
7.13	Clauses Restricting Subsidiary Distributions

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Assignment and Assumption
E	Form of US Tax Compliance Certificate
F	Form of Solvency Certificate
G	Form of Revolving Note

v

CREDIT AGREEMENT, dated as of May [  ], 2019, among SCIPLAY HOLDING COMPANY, LLC, a Nevada limited liability company (the “Company” or the “Borrower”), SCIPLAY PARENT COMPANY, LLC, a Nevada limited liability company (“Holdings”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent and Issuing Lender, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, [  ], [  ], [  ], [  ], [  ] and [  ], as joint lead arrangers and joint bookrunners.

The parties hereto hereby agree as follows:

SECTION 1.           DEFINITIONS

1.1            Defined Terms.  As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”:  for any day, a rate per annum equal to the highest of (a) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Eurocurrency Rate for a one-month interest period beginning on such day (or if such day is not a Business Day, on the immediately preceding Business Day) plus 1%.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“ABR Loans”:  Loans the rate of interest applicable to which is based upon the ABR.

“Accounting Changes”:  as defined in Section 10.16.

“Administrative Agent”:  Bank of America, N.A., as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors and permitted assigns in such capacity in accordance with Section 9.9.

“Affiliate”:  as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, in either case whether by contract or otherwise.

“Agents”:  the collective reference to the Collateral Agent and the Administrative Agent, and solely for purposes of Sections 9.14, 10.5, 10.10, 10.13 and 10.14 and the definitions of Cash Management Obligations, Obligations and Specified Hedge Agreement, the Lead Arrangers, Joint Bookrunners, Co-Syndication Agents and Co-Documentation Agents.

“Aggregate Exposure”:  the aggregate amount of such Lender’s Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”:  with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the total Aggregate Exposures of all Lenders at such time.

“Agreed Purposes”:  as defined in Section 10.14.

“Agreement”:  this Credit Agreement, as amended, supplemented, waived or otherwise modified from time to time.

“Annual Operating Budget”:  as defined in Section 6.2(c).

“Anticipated Cure Deadline”:  as defined in Section 8.2(a).

“Applicable Margin” or “Applicable Commitment Fee Rate”:  for any day, the applicable rate per annum determined pursuant to the Pricing Grid; provided that from the Closing Date until the delivery of the financial statements for the first full fiscal quarter ending after the Closing Date, (a) the Applicable Margin shall be 1.25% with respect to Loans under the Revolving Facility that are ABR Loans and 2.25% with respect to Loans under the Revolving Facility that are Eurocurrency Loans; and (b) the Applicable Commitment Fee Rate shall be 0.50%.

“Applicable Period”:  as defined in Section 10.19.

“Application”:  an application, in such form as the relevant Issuing Lender may specify from time to time, requesting such Issuing Lender to issue a Letter of Credit.

“Approved Fund”:  as defined in Section 10.6(b).

“Article 55 BRRD”: Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“Assignee”:  as defined in Section 10.6(b).

“Assignment and Assumption”:  an Assignment and Assumption, substantially in the form of Exhibit D.

“Available Amount”:  as at any date, the sum of, without duplication:

(a)           50% of the Consolidated Net Income of Holdings since April 1, 2019 (or if such Consolidated Net Income for such period is a deficit, less 100% of such deficit);

(b)           the Net Cash Proceeds received after the Closing Date and on or prior to such date from any Equity Issuance by, or capital contribution to, the Borrower (which is not Disqualified Capital Stock), other than Cure Amounts and other than any issuance in connection with an Investment pursuant to Section 7.7(aa);

(c)           [reserved];

(d)           the aggregate principal amount of any Indebtedness or Disqualified Capital Stock of Holdings or any Restricted Subsidiary issued after the Closing Date (other than Indebtedness or Disqualified Capital Stock issued to a Restricted Subsidiary), which has been extinguished after being converted into or exchanged for Capital Stock (other than Disqualified Capital Stock) of Holdings or any Parent Company;

(e)           in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, Holdings or any Restricted Subsidiary, the Fair Market Value of the Investments of Holdings or any Restricted Subsidiary in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable);

(f)            an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in cash or Cash Equivalents by Holdings or any Restricted Subsidiary in respect of any Investments made pursuant to Section 7.7(h)(C), Section 7.7(h)(D), Section 7.7(v)(i), Section 7.7(v)(ii), Section 7.7(z)(ii)(B) or Section 7.7(z)(ii)(C); and

(g)           the aggregate amount actually received in cash and Cash Equivalents by Holdings or any Restricted Subsidiary in connection with the sale, transfer or other disposition of its ownership interest in any joint venture that is not a Subsidiary or in any Unrestricted Subsidiary, in each case, to the extent of the Investment in such joint venture or Unrestricted Subsidiary;

minus, the sum of:

(a)           the amount of Restricted Payments made after the Closing Date pursuant to Section 7.6(b)(ii);

(b)           the amount of any Investments made after the Closing Date pursuant to Section 7.7(h)(D), Section 7.7(v)(ii) or Section 7.7(z)(ii)(C); and

(c)           the amount of prepayments of Junior Financing made after the Closing Date pursuant to Section 7.8(i)(B).

“Available Revolving Commitment”:  as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect (including any New Loan Commitments which are Revolving Commitments) over (b) such Lender’s Revolving Extensions of Credit then outstanding.

“Bail-In Action”:  the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation”:  with respect to any EEA Member Country implementing Article 55 BRRD, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Available Amount”:  $20,000,000 minus, the sum of:

(a)           the amount of Restricted Payments made after the Closing Date pursuant to Section 7.6(b)(i);

(b)           the amount of any Investments made after the Closing Date pursuant to Section 7.7(h)(C), Section 7.7(v)(i) or Section 7.7(z)(ii)(B); and

(c)           the amount of prepayments of Junior Financing made after the Closing Date pursuant to Section 7.8(i)(A).

“Beneficial Ownership Certification”: a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.

“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Benefited Lender”:  as defined in Section 10.7(a).

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors”:  (a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board; (b) with respect to a partnership, the board of directors of the general partner of the partnership, or any committee thereof duly authorized to act on behalf of such board or the board or committee of any Person serving a similar function; (c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof or any Person or Persons serving a similar function; and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower”:  as defined in the preamble hereto.

“Borrower Materials”:  as defined in Section 10.2(c).

“Borrowing Date”:  any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Borrowing Minimum”:  (a) in the case of a Revolving Loan denominated in Dollars, $1,000,000, (b) in the case of a Revolving Loan denominated in Euro, €1,000,000, (c) in the case of a Revolving Loan denominated in Pounds, £500,000 and (d) in the case of a Revolving Loan denominated in any other Permitted Foreign Currency, such roughly equivalent amount in such Permitted Foreign Currency as may be reasonably specified by the Administrative Agent.

“Borrowing Multiple”:  (a) in the case of a Revolving Loan denominated in Dollars, $500,000, (b) in the case of a Revolving Loan denominated in Euro, €500,000, (c) in the case of a Revolving Loan denominated in Pounds, £250,000 and (d) in the case of a Revolving Loan denominated in any other Permitted Foreign Currency, such roughly equivalent amount in such Permitted Foreign Currency as may be reasonably specified by the Administrative Agent.

“Business”:  the business activities and operations of Holdings and/or its Subsidiaries on the Closing Date, after giving effect to the Transactions, as described in the Registration Statement.

“Business Day”:  any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Administrative Agent’s office with respect to Obligations denominated in Dollars is located and:

(a)           if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan, means any such day that is also a London Banking Day;

(b)           if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan, means a TARGET Day;

(c)           if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d)           if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Calculation Date”:  as defined in Section 1.3(a).

“Capital Lease Obligations”:  as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal Property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP as either capital leases under FASB ASC 840 or finance leases under FASB ASC 842 and, for the purposes of this Agreement, the amount of such obligations at any time shall be the amount thereof recorded on the balance sheet at such time determined in accordance with GAAP, provided that for the purposes of this definition, “GAAP” shall mean generally accepted accounting principles in the United States as further defined.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, and any and all equivalent ownership interests in a Person (other than a corporation).

“Cash Equivalents”:

(a)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within 18 months from the date of acquisition thereof;

(b)           certificates of deposit, time deposits and eurodollar time deposits with maturities of 18 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 18 months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $250,000,000;

(c)           repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b) above;

(d)           commercial paper having a rating of at least A-1 from S&P or P-1 from Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) and maturing within 18 months after the date of acquisition and Indebtedness and preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 18 months or less from the date of acquisition;

(e)           readily marketable direct obligations issued by or directly and fully guaranteed or insured by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 18 months or less from the date of acquisition;

(f)            marketable short-term money market and similar securities having a rating of at least P-1 or A-1 from Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) and in each case maturing within 18 months after the date of creation or acquisition thereof;

(g)           Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AA- (or the equivalent thereof) or better by S&P or Aa3 (or the equivalent thereof) or better by Moody’s;

(h)           (x) such local currencies in those countries in which Holdings and its Restricted Subsidiaries transact business from time to time in the ordinary course of business and (y) investments of comparable tenor and credit quality to those described in the foregoing clauses (a) through (g) or otherwise customarily utilized in countries in which Holdings and its Restricted Subsidiaries operate for short term cash management purposes; and

(i)            Investments in funds which invest substantially all of their assets in Cash Equivalents of the kinds described in clauses (a) through (h) of this definition.

“Cash Management Obligations”:  obligations owed by any Loan Party to a Person who, as of the time of incurrence of such obligations (or, in the case of any such obligations in existence on the Closing Date, on the Closing Date), is the Administrative Agent, any other Agent, any Lender or any Affiliate of the Administrative Agent, any other Agent or a Lender, in respect of any overdraft and related liabilities arising from treasury, depository and cash management services, credit or debit card, or any automated clearing house transfers of funds.

“Certificated Security”:  as defined in the Guarantee and Collateral Agreement.

“CFC”: a Subsidiary of Holdings that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change of Control”:  as defined in Section 8.1(j).

“Charges”:  as defined in Section 10.20.

“Chattel Paper”:  as defined in the Guarantee and Collateral Agreement.

“Closing Date”:  May [  ], 2019.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time (unless otherwise indicated).

“Co-Documentation Agents”:  [  ], [  ], [  ] and [  ], each in its capacity as co-documentation agent.

“Collateral”:  as defined in the Guarantee and Collateral Agreement and all Property of any Loan Party purported to be subject to a Lien under any Security Document.

“Collateral Agent”:  Bank of America, N.A., in its capacity as collateral agent for the Secured Parties under the Security Documents and any of its successors and permitted assigns in such capacity in accordance with Section 9.9.

“Commitment”:  as to any Lender, the sum of the Revolving Commitments, the Extended Revolving Commitments and the New Loan Commitments (in each case, if any) of such Lender.

“Commodity Exchange Act”:  the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commonly Controlled Entity”:  an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Commonly Controlled Plan”:  as defined in Section 4.12(b).

“Company”:  as defined in the preamble hereto.

“Compliance Certificate”:  a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Confidential Information”:  as defined in Section 10.14.

“Consolidated EBITDA”:  of any Person for any period, Consolidated Net Income of such Person and its Restricted Subsidiaries for such period plus, without duplication and, if applicable, except with respect to clauses (h), (j) and (r) of this definition, to the extent deducted in calculating such Consolidated Net Income for such period, the sum of:

(a)           provisions for taxes based on income (or similar taxes in lieu of income taxes), profits, capital (or equivalents), including federal, foreign, state, local, franchise, excise and similar taxes and foreign withholding taxes paid or accrued during such period;

(b)           Consolidated Net Interest Expense and, to the extent not reflected in such Consolidated Net Interest Expense, any net losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, amortization or write-off of debt discount and debt issuance costs and commissions, premiums, discounts and other fees and charges associated with Indebtedness (including commitment, letter of credit and administrative fees and charges with respect to the Facilities);

(c)           depreciation and amortization expense and impairment charges (including deferred financing fees, capitalized software expenditures, intangibles (including goodwill), organization costs and amortization of unrecognized prior service costs, and actuarial gains and losses related to pensions, and other post-employment benefits);

(d)           any expenses, losses or charges that are both unusual in nature or infrequent of occurrence or charges that are not expected to recur within any twelve month measurement period (including (x) losses on sales of assets outside of the ordinary course of business and restructuring and integration costs or reserves, including any severance costs, costs associated with office and facility openings, closings and consolidations, relocation costs and other non-recurring business optimization expenses and legal and settlement costs, and (y) any expenses in connection with the Transactions);

(e)           any other non-cash charges, expenses or losses, including write-offs and write-downs and any non-cash cost related to the termination of any employee pension benefit plan (including, without limitation, defined benefit pension plans or deferred compensation agreements) (except to the extent such charges, expenses or losses represent an accrual of or reserve for cash expenses in any future period or an amortization of a prepaid cash expense paid in a prior period);

(f)            any expenses required to be accounted for under FASB ASC 718;

(g)           transaction costs, fees, losses and expenses (in each case whether or not any transaction is actually consummated) (including Transaction Costs, and including those with respect to any amendments or waivers of the Loan Documents, and those payable in connection with the sale of Capital Stock, recapitalization, the incurrence of Indebtedness permitted by Section 7.2, transactions permitted by Section 7.4, Dispositions permitted by Section 7.5, or any Permitted Acquisition or other Investment permitted by Section 7.7);

(h)           all management, monitoring, consulting and advisory fees, and due diligence expense and other transaction fees and expenses and related expenses paid (or any accruals related to such fees or related expenses) (including by means of a dividend) during such period;

(i)            proceeds from any business interruption insurance (to the extent not reflected as revenue or income in such statement of such Consolidated Net Income);

(j)            the amount of expected cost savings and other operating improvements and synergies reasonably identifiable and reasonably supportable (as determined by Holdings or any Restricted Subsidiary in good faith) to be realized as a result of the Transactions, any acquisition or Disposition (including the termination or discontinuance of activities constituting such business), any Investment, operating improvements, restructurings, cost savings initiatives, operational change or similar initiatives or transactions taken or committed to be taken during such period (in each case calculated on a pro forma basis as though such cost savings and other operating improvements and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions to the extent already included in the Consolidated Net Income for such period, provided that (i) (A) such cost savings, operating improvements and synergies are reasonably anticipated to result from such actions, (B) such actions have been taken, or have been committed to be taken and the benefits resulting therefrom are anticipated by the Borrower to be realized within 12 months and (C) amounts added to Consolidated EBITDA pursuant to this clause (i), shall not in the aggregate exceed 25% of Consolidated EBITDA (determined prior to giving effect to such amounts) in any four consecutive fiscal quarter period and (ii) no cost savings shall be added pursuant to this clause (j) to the extent already included in clause (d) above with respect to such period;

(k)           earn-out, contingent compensation and similar obligations incurred in connection with any acquisition or other investment and paid (if not previously accrued) or accrued;

(l)            charges, losses, lost profits, expenses or write-offs to the extent indemnified or insured by a third party, including expenses covered by indemnification provisions in any agreement in connection with the Transactions, a Permitted Acquisition or any other acquisition or Investment permitted by Section 7.7, in each case, to the extent that coverage has not been denied (other than any such denial that is being contested by Holdings and/or its Restricted Subsidiaries in good faith) and so long as such amounts are actually reimbursed to such Person and its Restricted Subsidiaries in cash within one year after the related amount is first added to Consolidated EBITDA pursuant to this clause (l) (and to the extent not so reimbursed within one year, such amount not reimbursed shall be deducted from Consolidated EBITDA during the next measurement period); it being understood that such amount may subsequently be included in Consolidated EBITDA in a measurement period to the extent of amounts actually reimbursed);

(m)          net realized losses relating to amounts denominated in foreign currencies resulting from the application of FASB ASC 830 (including net realized losses from exchange rate fluctuations on intercompany balances and balance sheet items, net of realized gains from related Hedge Agreements);

(n)           costs of surety bonds of such Person and its Restricted Subsidiaries in connection with financing activities,

(o)           costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith;

(p)           costs, charges, accruals, reserves or expenses attributable to cost savings initiatives, operating expense reductions, transition, opening and pre-opening expenses, business optimization, management changes, restructurings and integrations (including inventory optimization programs, software and other intellectual property development costs, costs related to the closure or consolidation of facilities and curtailments, costs related to entry into new markets, consulting fees, signing costs, retention or completion bonuses, relocation expenses, severance payments, and modifications to pension and post-retirement employee benefit plans, new systems design and implementation costs and project startup costs) or other fees relating to any of the foregoing;

(q)           (i) any net loss resulting in such period from Hedge Agreements and the application of FASB ASC Topic 815, (ii) any net loss resulting in such period from currency translation losses related to currency remeasurements of Indebtedness and (iii) the amount of loss resulting in such period from a sale of receivables, payment intangibles and related assets in connection with a receivables financing;

(r)            cash receipts (or any netting arrangements resulting in reduced cash expenses) not included in Consolidated EBITDA in any period to the extent non-cash gains relating to such receipts were deducted in the calculation of Consolidated EBITDA pursuant to the below for any previous period and not added back; and

(s)            any pro forma adjustments described in the Registration Statement;

minus, to the extent reflected as income or a gain in the statement of such Consolidated Net Income for such period, the sum, without duplication, of:

(a)           any gains that are both unusual in nature or infrequent of occurrence or charges that are not expected to recur within any twelve month measurement period (including gains on the sales of assets outside of the ordinary course of business);

(b)           any other non-cash income or gains (other than the accrual of revenue in the ordinary course), but excluding any such items (i) in respect of which cash was received in a prior period or will be received in a future period or (ii) which represent the reversal in such period of any accrual of, or reserve for, anticipated cash charges in any prior period where such accrual or reserve is no longer required, all as determined on a consolidated basis;

(c)           gains realized and income accrued in connection with the effect of currency and exchange rate fluctuations on intercompany balances and other balance sheet items;

(d)           the amount of cash received in such period in respect of any non-cash income or gain in a prior period (to the extent such non-cash income or gain previously increased Consolidated Net Income in a prior period);

(e)           net realized gains relating to amounts denominated in foreign currencies resulting from the application of FASB ASC 830 (including net realized gains from exchange rate fluctuations on intercompany balances and balance sheet items, net of realized losses from related Hedge Agreements); and

(f)            (i) any net gain resulting in such period from Hedge Agreements and the application of FASB ASC Topic 815, (ii) any net gain resulting in such period from currency translation gains related to currency remeasurements of Indebtedness and (iii) the amount of gain resulting in such period from a sale of receivables, payment intangibles and related assets in connection with a receivables financing;

provided that for purposes of calculating Consolidated EBITDA of Holdings and its Restricted Subsidiaries for any period, (A) the Consolidated EBITDA of any Person or Properties constituting a division or line of business of any business entity, division or line of business, in each case, acquired by Holdings, the Borrower or any of the Restricted Subsidiaries during such period and assuming any synergies, cost savings and other operating improvements to the extent determined by the Borrower in good faith to be reasonably anticipated to be realizable within 12 months following such acquisition, or of any Subsidiary designated as a Restricted Subsidiary during such period, shall be included on a pro forma basis for such period (but assuming the consummation of such acquisition or such designation, as the case may be, occurred on the first day of such period) and (B) the Consolidated EBITDA of any Person or Properties constituting a division or line of business of any business entity, division or line of business, in each case, Disposed of by Holdings, the Borrower or any of the Restricted Subsidiaries during such period, or of any Subsidiary designated as an Unrestricted Subsidiary during such period, shall be excluded for such period (assuming the consummation of such Disposition or such designation, as the case may be, occurred on the first day of such period). With respect to each joint venture or minority investee of Holdings or any of its Restricted Subsidiaries, for purposes of calculating Consolidated EBITDA, the amount of EBITDA (calculated in accordance with this definition) attributable to such joint venture or minority investee, as applicable, that shall be counted for such purposes (without duplication of amounts already included in Consolidated Net Income) shall equal the product of (x) Holdings’ or such Restricted Subsidiary’s direct and/or indirect percentage ownership of such joint venture or minority investee and (y) the EBITDA (calculated in accordance with this definition) of such joint venture or minority investee. Unless otherwise qualified, all references to “Consolidated EBITDA” in this Agreement shall refer to Consolidated EBITDA of Holdings.

“Consolidated First Lien Leverage”:  at any date, the aggregate principal amount of all senior first-lien secured Funded Debt of Holdings and its Restricted Subsidiaries on such date.

“Consolidated First Lien Leverage Ratio”:  as of any date of determination, the ratio of (a) Consolidated First Lien Leverage on such date to (b) Consolidated EBITDA of Holdings and its Restricted Subsidiaries for the most recently ended Test Period.

“Consolidated Interest Expense”: the sum of (i) total cash interest expense (including that attributable to Capital Lease Obligations) of such Person and its Restricted Subsidiaries for such period with respect to all outstanding Indebtedness of such Person and its Restricted Subsidiaries plus (ii) all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Capital Stock of such Person made during such period.

“Consolidated Net Income”:  of any Person for any period, the consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that in calculating Consolidated Net Income of Holdings and its consolidated Restricted Subsidiaries for any period, there shall be excluded (a) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with Holdings or any of its Restricted Subsidiaries, (b) the income (or loss) of any Person (other than a Restricted Subsidiary) in which Holdings or any of its Restricted Subsidiaries has an ownership interest (including any joint venture), except to the extent of dividends, return of capital or similar distributions actually received by Holdings or such Restricted Subsidiary (which dividends, return of capital and distributions shall be included in the calculation of Consolidated Net Income) (c)(x) any net unrealized gains and losses resulting from fair value accounting required by FASB ASC 815 (including as a result of the mark-to-market of obligations of Hedge Agreements and other derivative instruments) and (y) any net unrealized gains and losses relating to mark-to-market of amounts denominated in foreign currencies resulting from the application of FASB ASC 830 (including net unrealized gain and losses from exchange rate fluctuations on intercompany balances and balance sheet items), and (d) any income (loss) for such period attributable to the early extinguishment of Indebtedness.  Unless otherwise qualified, all references to “Consolidated Net Income” in this Agreement shall refer to Consolidated Net Income of Holdings.

“Consolidated Net Interest Expense”:  of any Person for any period, (a) Consolidated Interest Expense, minus (b) the sum of (i) total cash interest income of such Person and its Restricted Subsidiaries for such period (excluding any interest income earned on receivables due from customers), in each case determined in accordance with GAAP plus (ii) any one time financing fees (to the extent included in such Person’s consolidated interest expense for such period), including, with respect to the Borrower, those paid in connection with the Loan Documents or in connection with any amendment thereof.  Unless otherwise qualified, all references to “Consolidated Net Interest Expense” in this Agreement shall refer to Consolidated Net Interest Expense of Holdings.

“Consolidated Total Assets”:  the total assets of Holdings and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recently delivered consolidated balance sheet of Holdings and its Restricted Subsidiaries, determined on a pro forma basis.

“Consolidated Total Leverage”:  at any date, (a) the aggregate principal amount of all Funded Debt of Holdings and its Restricted Subsidiaries on such date, minus (b) solely for purposes of the “Applicable Margin,” “Applicable Commitment Fee Rate,” and Section 7.1(a), Unrestricted Cash on such date (not to exceed $50,000,000), in each case determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Leverage Ratio”:  as of any date of determination, the ratio of (a) Consolidated Total Leverage on such date to (b) Consolidated EBITDA of Holdings and its Restricted Subsidiaries for the most recently ended Test Period.

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any written or recorded agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Co-Syndication Agents”:  [  ] and [  ], each in its capacity as co-syndication agent.

“Cure Amount”:  as defined in Section 8.2(a).

“Cure Right”:  as defined in Section 8.2(a).

“Debtor Relief Laws”:  the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default”:  any of the events specified in Section 8.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”:  subject to Section 2.3(a), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder, or (ii) pay to the Administrative Agent, any Issuing Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, or any Issuing Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect with respect to its funding obligations hereunder or, solely with respect to a Revolving Lender, under other agreements generally in which it commits to extend credit, (c) has failed, within seven Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Delaware Divided LLC”: any Delaware LLC which has been formed upon consummation of a Delaware LLC Division.

“Delaware LLC”: any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division”: the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Derivatives Counterparty”:  as defined in Section 7.6.

“Designated Jurisdiction”:  any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Designated Non-cash Consideration”:  the Fair Market Value of non-cash consideration received by Holdings or one of its Restricted Subsidiaries in connection with a Disposition that is so designated as Designated Non-cash Consideration pursuant to an officers’ certificate, setting forth the basis of such valuation, less the amount of cash and Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration within 180 days of receipt thereof.

“Designation Date”:  as defined in Section 2.22(f).

“Disclosure Documents”: collectively, the Registration Statement, including the financial statements included therein, along with any amendments thereto, filed by Public Parent with the SEC.

“Disinterested Director”:  as defined in Section 7.9.

“Disposition”:  with respect to any Property, any sale, sale and leaseback, assignment, conveyance, transfer or other disposition thereof, in each case, to the extent the same constitutes a complete sale, sale and leaseback, assignment, conveyance, transfer or other disposition, as applicable and including any disposition of property to a Delaware Divided LLC pursuant to a Delaware LLC Division.  The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock”:  Capital Stock that (a) requires the payment of any dividends (other than dividends payable solely in shares of Qualified Capital Stock), (b) matures or is mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof (other than solely for Qualified Capital Stock), in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise (including as the result of a failure to maintain or achieve any financial performance standards) or (c) are convertible or exchangeable, automatically or at the option of any holder thereof, into any Indebtedness, Capital Stock or other assets other than Qualified Capital Stock, in the case of each of clauses (a), (b) and (c), prior to the date that is 91 days after the Latest Maturity Date (other than (i) upon payment in full of the Obligations (other than (x) indemnification and other contingent obligations not yet due and owing and (y) Obligations in respect of Specified Hedge Agreements or Cash Management Obligations) or (ii) upon a “change in control”; provided that any payment required pursuant to this clause (ii) is subject to the prior repayment in full of the Obligations (other than (x) indemnification and other contingent obligations not yet due and owing and (y) Obligations in respect of Specified Hedge Agreements or Cash Management Obligations) that are then accrued and payable and the termination of the Commitments); provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of Holdings, the Borrower or the Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by Holdings, the Borrower or a Subsidiary in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Institution”:  (i) those institutions identified by the Borrower in writing (if any) referenced on Schedule 1.1A, (ii) any other Person who (A) is not registered or licensed with, or approved, qualified or found suitable by, a Gaming Authority, or (B) has been disapproved, disqualified, denied a license, qualification or approval or found unsuitable by a Gaming Authority, or who has failed to timely submit a required application and other required documentation pursuant to applicable Gaming Laws or (C) has withdrawn such application or other documentation (except where requested or permitted, without prejudice, by the applicable Gaming Authority) (in the case of each of clauses (A) and (B), to the extent required under applicable Gaming Laws or requested by a Gaming Authority) and (iii) business competitors of Holdings and its Subsidiaries identified by Borrower in writing to the Administrative Agent from time to time, and, in the case of clauses (i) and (iii) any known Affiliates readily identifiable by name.  A list of the Disqualified Institutions will be posted by the Administrative Agent on the Platform and available for inspection by all Lenders.

“Do not have Unreasonably Small Capital”:  Holdings and its Subsidiaries taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern for the period from the date hereof through the Latest Maturity Date.

“Dollar Equivalent”:  at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Permitted Foreign Currency, the equivalent amount thereof in Dollars at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Permitted Foreign Currency.

“Dollars” and “$”:  dollars in lawful currency of the United States.

“Domestic Subsidiary”:  any direct or indirect Restricted Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“EEA Financial Institution”:  (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”:  any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”:  any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee”:  any Person that meets the requirements to be an assignee under Section 10.6(b) (subject to receipt of such consents, if any, as may be required for the assignment of the applicable Loan or Commitment to such Person under Section 10.6(b)(i)).

“Environmental Laws”:  any and all applicable laws, rules, orders, regulations, statutes, ordinances, codes or decrees (including common law) of any international authority, foreign government, the United States, or any state, provincial, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment, natural resources or human health and safety (as it relates to exposure to Materials of Environmental Concern), as has been, is now, or at any time hereafter is, in effect.

“Environmental Liability”:  any liability, claim, action, suit, obligation, judgment or order under or relating to any Environmental Law for any damages, injunctive relief, losses, fines, penalties, fees, expenses (including reasonable fees and expenses of attorneys and consultants) or costs, whether contingent or otherwise, to the extent arising from or relating to:  (a) violation of any Environmental Law,

(b) the generation, use, handling, transportation, storage, treatment or disposal of any Materials of Environmental Concern, (c) exposure to any Materials of Environmental Concern, (d) the Release of any Materials of Environmental Concern or (e) any contract, agreement or other consensual arrangement pursuant to which any Environmental Liability under clause (a) through (d) above is assumed or imposed.

“Equity Issuance”:  any issuance by Holdings or any Restricted Subsidiary of its Capital Stock in a public or private offering.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“EU Bail-In Legislation Schedule”:  the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency Base Rate”:

(a)                                 for any Interest Period with respect to a Eurocurrency Loan denominated in Dollars, Euros or Pounds Sterling, the rate per annum equal to the London Interbank Offered Rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for such currency for a period equal in length to such Interest Period) (“LIBOR”) as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided that, if LIBOR shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement;

(b)                                 for any Interest Period with respect to a Eurocurrency Loan denominated in Canadian Dollars, the rate per annum equal to the Canadian Dealer Offered Rate, or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at or about 10:00 a.m. (Toronto, Ontario time) on the Rate Determination Date with a term equivalent to such Interest Period;

(c)                                  for any Interest Period with respect to a Eurocurrency Loan denominated in Australian Dollars, the rate per annum equal to the Bank Bill Swap Reference Bid Rate or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at or about 10:30 a.m. (Melbourne, Australia time) on the Rate Determination Date with a term equivalent to such Interest Period;

(d)                                 for any interest calculation with respect to an ABR Loan on any date, the rate per annum equal to LIBOR, at approximately 11:00 a.m., London time, two London Business Days prior to such date, for Dollar deposits with a term of one month commencing that day.

“Eurocurrency Loans”:  Loans the rate of interest applicable to which is based upon the Eurocurrency Rate.

“Eurocurrency Rate”:  with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, a rate per annum determined for such day in accordance with the following formula:

Eurocurrency Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurocurrency Reserve Requirements”:  for any day as applied to a Eurocurrency Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurocurrency Tranche”:  the collective reference to Eurocurrency Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”:  any of the events specified in Section 8.1; provided that any requirement set forth therein for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act”:  the Securities Exchange Act of 1934, as amended.

“Excluded Collateral”:  as defined in Section 4.17(a).

“Excluded Subsidiary”:  any Subsidiary that is (a) an Unrestricted Subsidiary, (b) not wholly owned directly by Holdings or one or more of its wholly owned Restricted Subsidiaries on the Closing Date or on the date such Subsidiary becomes a Subsidiary, in each case for so long as such Subsidiary remains not wholly owned, (c) an Immaterial Subsidiary, (d) a Foreign Subsidiary Holding Company, (e) established or created pursuant to Section 7.7(p) and meeting the requirements of the proviso thereto; provided that such Subsidiary shall only be an Excluded Subsidiary for the period, as contemplated by Section 7.7(p), (f) a Subsidiary that is prohibited by applicable law, rule or regulation from guaranteeing or granting a Lien on its assets to secure obligations in respect of the Facilities, or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee or grant any Lien unless, such consent, approval, license or authorization has been received, (g) a Subsidiary that is prohibited from guaranteeing or granting a Lien on its assets to secure obligations in respect of the Facilities by any Contractual Obligation in existence on the Closing Date (or, in the case of any newly-acquired Subsidiary, in existence at the time of acquisition thereof but not entered into in contemplation thereof), provided that this clause (g) shall not be applicable if (1) such other party is a Loan Party or a wholly-owned Restricted Subsidiary of Holdings or (2) consent has been obtained to provide such guarantee or such prohibition is otherwise no longer in effect, (h) a Subsidiary with respect to which a guarantee by it of, or granting a Lien on its assets to secure obligations in respect of, the Facilities would result in material adverse tax consequences (including as a result of the operation of Section 956 of the IRS Code or any similar law or regulation in any applicable jurisdiction) to Holdings, the Borrower, one or more Restricted Subsidiaries or any of their respective direct or indirect members, as reasonably determined by the Borrower in consultation with the Administrative Agent, (i) not-for-profit subsidiaries, (j) any Foreign Subsidiary, (k) any direct or indirect Domestic Subsidiary of a Foreign Subsidiary that is a CFC, (l) Subsidiaries that are special purpose entities or (m) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower), the cost or other consequences of guaranteeing or granting a Lien on its assets to secure obligations in respect of the Facilities shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom; provided that if a Subsidiary executes the Guarantee and Collateral Agreement as a “Guarantor,” then it shall not constitute an “Excluded Subsidiary” (unless released from its obligations under the Guarantee and Collateral Agreement as a “Guarantor” in accordance with the terms hereof and thereof).

“Excluded Swap Obligation”:  with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 2.8 of the Guarantee and Collateral Agreement and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes”:  any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to any Recipient, (i) net income Taxes (however denominated), franchise Taxes, and branch profits Taxes, in each case, (A) imposed as a result of such Recipient being organized under the laws of, or having its principal office (or, if such Recipient is a Lender, its applicable lending office) located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) as a result of any other present or former connection between such Recipient and the jurisdiction of the Governmental Authority imposing such Tax (or any political subdivision thereof), (ii) any withholding Taxes (including backup withholding) imposed on amounts payable to or for the account of such Recipient with respect to an applicable interest in a Loan or Commitment or this Agreement pursuant to a law in effect on the date on which (A) such Recipient becomes a party to this Agreement (other than pursuant to an assignment request by the Borrower under Section 2.20) or (B) if such Recipient is a Lender, such Lender changes its lending office (other than pursuant to a request by the Borrower under Section 2.19), except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Taxes were payable either to such Recipient’s assignor immediately before such Recipient became a party hereto or, if such Recipient is a Lender, to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 2.16(e) and (iv) any Taxes imposed under FATCA.

“Existing Loans”:  as defined in Section 2.22(a).

“Existing Tranche”:  as defined in Section 2.22(a).

“Extended Loans”:  as defined in Section 2.22(a).

“Extended Revolving Commitments”:  as defined in Section 2.22(a).

“Extended Tranche”:  as defined in Section 2.22(a).

“Extending Lender”:  as defined in Section 2.22(b).

“Extension”:  as defined in Section 2.22(b).

“Extension Amendment”:  as defined in Section 2.22(c).

“Extension Date”:  as defined in Section 2.22(d).

“Extension Election”:  as defined in Section 2.22(b).

“Extension Request”:  as defined in Section 2.22(a).

“Extension Series”:  all Extended Loans or Extended Revolving Commitments, as applicable, that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Loans or Extended Revolving Commitments, as applicable, provided for therein are intended to be part of any previously established Extension Series) and that provide for the same interest margins and amortization schedule.

“Facility”:  each of (a) any New Loan Commitments and the New Loans made thereunder (a “New Facility”), (b) the Revolving Commitments and the extensions of credit (including Letters of Credit) made thereunder (the “Revolving Facility”), (c) any Extended Revolving Commitments (of the same Extension Series) (an “Extended Revolving Facility”) and (d) any Refinancing Revolving Commitments of the same Tranche (a “Refinancing Revolving Facility”).

“Fair Market Value”:  with respect to any assets, Property (including Capital Stock) or Investment, the fair market value thereof as determined in good faith by the Borrower.

“Fair Value”:  the amount at which the assets (both tangible and intangible), in their entirety, of Holdings and its Subsidiaries taken as a whole and after giving effect to the consummation of the Transactions, would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

“FATCA”:  Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, as of the date of this Agreement (or any amended or successor version described above) and any intergovernmental agreements (together with any related fiscal or regulatory legislation, rules or practices) implementing the foregoing.

“Federal Funds Effective Rate”:  for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Payment Date”:  commencing on [June 30], 2019, (a) the last Business Day of each March, June, September and December and (b) the last day of the Revolving Commitment Period.

“Fixed Charge Coverage Ratio”:  as of any date of determination, the ratio of (a) Consolidated EBITDA of Holdings and its Restricted Subsidiaries for the most recently ended Test Period minus, without duplication, cash taxes actually paid by Holdings and its Restricted Subsidiaries (including Permitted Tax Distributions) during such Test Period to (b) Fixed Charges of Holdings and its Restricted Subsidiaries for such Test Period.  In the event that Holdings or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness or issues or redeems Disqualified Capital Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is being calculated, then the Fixed Charge Coverage Ratio will be calculated on a pro forma basis as if such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness or issuance or redemption of Disqualified Capital Stock, and the use of the proceeds therefrom, had occurred at the beginning of the Test Period.

“Fixed Charges”:  for any Test Period, the sum of (a) Consolidated Interest Expense plus (b) regularly scheduled payments of principal on Funded Debt that are paid or payable in cash, in each case, for such Test Period; provided that (a) when determining Fixed Charges in respect of any four-quarter period ending prior to the first anniversary of the Closing Date, Fixed Charges will be calculated by multiplying the aggregate Fixed Charges accrued since the Closing Date by 365 and then dividing such product by the number of days from and including the Closing Date to and including the last day of such period and (b) in the case of any Person that became a Restricted Subsidiary of such Person after the commencement of such four-quarter period, the interest expense of such Person paid in cash prior to the date on which it became a Restricted Subsidiary of such Person will be disregarded to the extent the Indebtedness for which such interest expense was paid is permanently repaid on or prior to the time such Person becomes a Restricted Subsidiary.

“Flood Insurance Laws”:  collectively, (i) National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Subsidiary”:  any Restricted Subsidiary of Holdings that is not a Domestic Subsidiary.

“Foreign Subsidiary Holding Company”:  any Restricted Subsidiary of Holdings which is a Domestic Subsidiary substantially all of the assets of which consist, directly or indirectly, of the Capital Stock (or Capital Stock and Indebtedness) of one or more Foreign Subsidiaries that are CFCs.

“Funded Debt”:  with respect to any Person, all Indebtedness of such Person of the types described in clauses (a), (b)(i), (e), (g)(ii), (h) or, to the extent related to Indebtedness of the types described in the preceding clauses, (d) of the definition of “Indebtedness,” in each case, to the extent reflected as indebtedness on such Person’s balance sheet.

“Funding Office”:  the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”:  generally accepted accounting principles in the United States as in effect from time to time, as included within the Accounting Standards Codification as maintained by the Financial Accounting Standards Board.  If at any time the SEC permits or requires U.S.-domiciled companies subject to the reporting requirements of the Exchange Act to use IFRS in lieu of GAAP for financial reporting purposes and the Borrower notifies the Administrative Agent that it will effect such change, without limiting Section 10.16, effective from and after the date on which such transition from GAAP to IFRS is completed by the Borrower or Holdings, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the required transition date or the date specified in such notice, as the case may be, IFRS as in effect from time to time and (b) for prior periods, GAAP as defined in the first sentence of this definition.

“Gaming Approval”:  any and all approvals, authorizations, permits, consents, rulings, orders or directives of any Governmental Authority (i) necessary to enable Holdings and its Subsidiaries to engage in the lottery, gambling, casino, horse racing or gaming business or otherwise continue to conduct their business as it is conducted on the Closing Date or any Permitted Business (directly or indirectly through a joint venture or other Person) conducted after the Closing Date, (ii) that regulates gaming in any jurisdiction in which Holdings and its Subsidiaries conduct gaming activities and has jurisdiction over such persons (including any successors to any of them) or (iii) necessary to accomplish the transactions contemplated hereby.

“Gaming Authority”:  as to any Person, any governmental agency, authority, board, bureau, commission, department, office or instrumentality with regulatory, licensing or permitting authority or jurisdiction over any gaming business or enterprise or any Gaming Facility, or with regulatory, licensing or permitting authority or jurisdiction over any gaming operation (or proposed gaming operation) owned, managed or operated by Holdings or any of its Subsidiaries.

“Gaming Facility”:  as to any Person, any lottery operation, gaming establishment and other property or assets directly ancillary thereto or used in connection therewith, including any casinos, hotels, resorts, race tracks, off-track wagering sites and other recreation and entertainment facilities.

“Gaming Laws”:  as to any Person, (a) constitutions, treaties, statutes or laws governing Gaming Facilities (including pari-mutuel race tracks) and rules, regulations, codes and ordinances of any Gaming Authority, and all administrative or judicial orders or decrees or other laws pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gambling, gaming or Gaming Facility activities conducted by Holdings or any of its Subsidiaries within its jurisdiction, (b) Gaming Approvals and (c) orders, decisions, determinations, judgments, awards and decrees of any Gaming Authority.

“Governmental Authority”:  any nation or government, any state, province or other political subdivision thereof and any governmental entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and, as to any Lender, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Guarantee and Collateral Agreement”:  the Guarantee and Collateral Agreement, dated as of the Closing Date, among Holdings, the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Guarantee Obligation”:  as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) pursuant to which the guaranteeing person has issued a guarantee, reimbursement, counterindemnity or similar obligation, in either case guaranteeing or by which such Person becomes contingently liable for any Indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets or any Investment permitted under this Agreement.  The amount of any Guarantee Obligation of any guaranteeing Person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case, the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such Person in good faith.

“Guarantors”:  the collective reference to Holdings and the Subsidiary Guarantors.

“Guaranty”:  collectively, the guaranty made by the Guarantors under the Guarantee and Collateral Agreement in favor of the Secured Parties, together with each other guaranty delivered pursuant to Section 6.8.

“Hedge Agreements”:  all agreements with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, in each case, entered into by Holdings or any Restricted Subsidiary.

“Holdings”:  as defined in the introductory paragraph of this Agreement, including any successor thereto pursuant to a merger permitted by Section 7.4(i).

“IFRS”:  International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, or any successor, or the SEC, as the case may be), as in effect from time to time.

“Immaterial Subsidiary”:  on any date, any Restricted Subsidiary of Holdings designated as such by the Borrower, but only to the extent that such Restricted Subsidiary has less than 1.5% of Consolidated Total Assets and 1.5% of annual consolidated revenues of Holdings and its Restricted Subsidiaries on a pro forma basis based on the most recent financial statements delivered pursuant to Section 6.1 prior to such date; provided that at no time shall all Immaterial Subsidiaries have in the aggregate Consolidated Total Assets or annual consolidated revenues (as reflected on the most recent financial statements delivered pursuant to Section 6.1 prior to such time) in excess of 5.0% of Consolidated Total Assets or annual consolidated revenues, respectively, of Holdings and its Restricted Subsidiaries.

“Increased Amount Date”:  as defined in Section 2.21(a).

“Incremental Amendment”: an amendment or joinder to this Agreement to give effect to any New Loan Commitments pursuant to Section 2.21, in form and substance reasonably acceptable to the Borrower, the Administrative Agent and the Lenders providing such New Loan Commitments.

“Indebtedness” of any Person:  without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by (i) bonds (excluding surety bonds), debentures, notes or similar instruments, and (ii) surety bonds, (c) all obligations of such Person for the deferred purchase price of Property or services already received, (d) all Guarantee Obligations by such

Person of Indebtedness of others, (e) all Capital Lease Obligations of such Person, (f) all payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined, in respect of outstanding Hedge Agreements (such payments in respect of any Hedge Agreement with a counterparty being calculated subject to and in accordance with any netting provisions in such Hedge Agreement), (g) the principal component of all obligations, contingent or otherwise, of such Person (i) as an account party in respect of letters of credit (other than any letters of credit, bank guarantees or similar instrument in respect of which a back-to-back letter of credit has been issued under or permitted by this Agreement) and (ii) in respect of bankers’ acceptances and (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Capital Stock of such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; provided that Indebtedness shall not include (A) trade and other payables, accrued expenses and liabilities and intercompany liabilities arising in the ordinary course of business, (B) prepaid or deferred revenue or contract liability as defined by FASB ASC 606, arising in the ordinary course of business, (C) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy unperformed obligations of the seller of such asset, (D) payment and custodial obligations in respect of prize, jackpot, deposit, payment processing and player account management operations or (E) earn-out and other contingent obligations until such obligations become a liability on the balance sheet of such Person in accordance with GAAP.  The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof (or provides for reimbursement to such Person).

“Indebtedness for Borrowed Money”:  (a) to the extent the following would be reflected on a consolidated balance sheet of Holdings and its Restricted Subsidiaries prepared in accordance with GAAP, the principal amount of all Indebtedness of Holdings and its Restricted Subsidiaries with respect to (i) borrowed money, evidenced by debt securities, debentures, acceptances, notes or other similar instruments and (ii) Capital Lease Obligations, (b) reimbursement obligations for letters of credit and financial guarantees (without duplication) (other than ordinary course of business contingent reimbursement obligations) and (c) Hedge Agreements; provided that the Obligations shall not constitute Indebtedness for Borrowed Money.

“Indemnified Liabilities”:  as defined in Section 10.5(c).

“Indemnified Taxes”:  (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.

“Indemnitee”:  as defined in Section 10.5(c).

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”:  pertaining to a condition of Insolvency.

“Instrument”:  as defined in the Guarantee and Collateral Agreement.

“Intellectual Property”:  the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, domain names, patents, patent licenses, trademarks, trademark licenses, trade names, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercompany Services Agreement”: the Services Agreement between Scientific Games, Scientific Games International, Inc., a Delaware corporation, Bally Gaming, Inc., a Nevada corporation, and the Borrower, as described in the Disclosure Documents, as the same may be amended, restated, or otherwise modified from time to time, so long as such amendment, restatement or other modification, taken as a whole, is not materially adverse to the Lenders (as determined by the Borrower in good faith).

“Interest Payment Date”:  (a) the last Business Day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurocurrency Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurocurrency Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than any Revolving Loan that is an ABR Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period”:  as to any Eurocurrency Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurocurrency Loan and ending one, two, three or six or (if available from all Lenders under the relevant Facility) twelve months (or such other period acceptable to all such Lenders) thereafter, as selected by the Borrower in its notice of borrowing or notice of continuation or conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Loan and ending one, two, three or six or (if available from all Lenders under the relevant Facility) twelve months (or such other period acceptable to all such Lenders) thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 1:00 P.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)                                     if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)                                  any Interest Period that would otherwise extend beyond the scheduled Revolving Termination Date shall end on the Revolving Termination Date or such due date, as applicable; and

(iii)                               any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Investments”:  as defined in Section 7.7.

“IP License Agreement”: that certain  License Agreement, dated as of the Closing Date, by and between Bally Gaming, Inc. and the Borrower (as successor by assignment from SG Social Holding Company I, LLC), as the same may be amended, restated, or otherwise modified from time to time, so long as such amendment, restatement or other modification, taken as a whole, is not materially adverse to the Lenders (as determined by the Borrower in good faith).

“ISP”:  with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Lenders”:  (a) Bank of America, N.A., and (b) any other Revolving Lender from time to time designated by the Borrower, in its sole discretion, as an Issuing Lender with the consent of such other Revolving Lender.

“Joint Bookrunners”:  Merrill Lynch, Pierce, Fenner & Smith Incorporated (together with its designated affiliates), [  ], [  ], [  ], [  ], [  ] and [  ], in their capacity as joint bookrunners.

“Junior Financing”:  as defined in Section 7.8.

“Junior Financing Documentation”:  any documentation governing any Junior Financing.

“Latest Maturity Date”:  at any date of determination, the latest maturity date or termination date applicable to any Loan or Commitment hereunder at such time.

“L/C Commitment”:  as of the Closing Date, $15,000,000.

“L/C Disbursements”:  as defined in Section 3.4(a).

“L/C Obligations”:  at any time, an amount equal to the sum of (a) the Dollar Equivalent of the aggregate then undrawn and unexpired face amount of the then outstanding Letters of Credit and (b) the Dollar Equivalent of the aggregate amount of drawings under Letters of Credit that have not then been reimbursed.  The L/C Obligations of any Lender at any time shall be its Revolving Percentage of the total L/C Obligations at such time. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.5.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, upon notice from the Administrative Agent to the Borrower such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Participants”:  the collective reference to all the Revolving Lenders other than the applicable Issuing Lender and, for purposes of Section 3.4(d), the collective reference to all Revolving Lenders.

“L/C Shortfall”:  as defined in Section 3.4(d).

“LCA Election”:  as defined in Section 1.2(h).

“LCA Test Date”:  as defined in Section 1.2(h).

“Lead Arrangers”:  Merrill Lynch, Pierce, Fenner & Smith Incorporated (together with its designated affiliates),[  ], [  ], [  ], [  ], [  ]. and [  ], in their capacity as joint lead arrangers.

“Lenders”:  as defined in the preamble hereto.

“Letters of Credit”:  any letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder.  A Letter of Credit may be a commercial letter of credit or a standby letter of credit.  Letters of Credit may be issued in Dollars or in a Permitted Foreign Currency by any Issuing Lender under the Revolving Commitments.

“Liabilities”:  the recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of Holdings and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

“LIBOR Screen Rate” means the LIBOR quote on the applicable screen page the Administrative Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“LIBOR Successor Rate”: as defined in Section 2.23.

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of ABR, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Administrative Agent in consultation with the Borrower, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement).

“Lien”:  any mortgage, pledge, hypothecation, collateral assignment, encumbrance, lien (statutory or other), charge or other security interest or any other security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Acquisition”:  any acquisition, including by way of merger, amalgamation or consolidation, by one or more of Holdings, the Borrower and its Restricted Subsidiaries of any assets, business or Person permitted by this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third party acquisition financing and which is designated as a Limited Condition Acquisition by Holdings, the Borrower or such Restricted Subsidiary in writing to the Administrative Agent and Lenders.

“Limited Condition Acquisition Provision”:  as defined in Section 1.2(h).

“Loan”:  any loan made by any Lender pursuant to this Agreement.

“Loan Documents”:  the collective reference to this Agreement, the Security Documents and the Notes (if any), together with any amendment, supplement, waiver, or other modification to any of the foregoing.

“Loan Parties”:  Holdings, the Borrower and each Subsidiary Guarantor.

“London Banking Day”:  any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Mafco”:  MacAndrews & Forbes Holdings, Inc.

“Majority Facility Lenders”:  with respect to any Facility, the holders of more than 50% of the Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or (i) prior to any termination of the Revolving Commitments under such Facility, the holders of more than 50% of the Revolving Commitments under such Facility, (ii) in the case of any New Facility, prior to any termination of the New Loan Commitments under such Facility, the holders of more than 50% of the New Loan Commitments under such Facility or (iii) in the case of any Extended Revolving Facility, prior to any termination of the Extended Revolving Commitments under such Facility, the holders of more than 50% of the Extended Revolving Commitments under such Facility); provided, however, that determinations of the “Majority Facility Lenders” shall exclude any Commitments or Loans held by Defaulting Lenders.

“Material Adverse Effect”:  a material adverse effect on (a) the business, operations, assets, financial condition or results of operations of Holdings and its Restricted Subsidiaries, taken as a whole, or (b) the material rights and remedies available to the Administrative Agent and the Lenders, taken as a whole, or on the ability of the Loan Parties, taken as a whole, to perform their payment obligations to the Lenders, in each case, under the Loan Documents.

“Material Real Property”:  any Real Property located in the United States and owned in fee by a Loan Party on the Closing Date having an estimated Fair Market Value exceeding $2,000,000 and any after-acquired Real Property located in the United States owned by a Loan Party having a gross purchase price exceeding $2,000,000 at the time of acquisition; provided that at no time shall the aggregate estimated Fair Market Value of all Real Property located in the United States and owned in fee by the Loan Parties that is not considered “Material Real Property” exceed $5,000,000.

“Materials of Environmental Concern”:  any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity and any other substances that are defined as hazardous or toxic under any Environmental Law, or that are regulated pursuant to any Environmental Law.

“Maximum Incremental Facilities Amount”:  at any date of determination $50,000,000.

“Maximum Rate”:  as defined in Section 10.20.

“Minimum Extension Condition”:  as defined in Section 2.22(g)(ii).

“Moody’s”:  Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Mortgage”:  any mortgage, deed of trust, hypothec, assignment of leases and rents or other similar document delivered on or after the Closing Date by any Loan Party in favor of, or for the benefit of, the Collateral Agent for the benefit of the Secured Parties, with respect to Mortgaged Properties, each substantially in form and substance reasonably acceptable to the Administrative Agent and the Borrower (taking into account the law of the jurisdiction in which such mortgage, deed of trust, hypothec or similar document is to be recorded), as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Mortgaged Properties”:  all Real Property owned by a Loan Party that is, or is required to be, subject to a Mortgage pursuant to the terms of this Agreement; provided that in no event shall any Real Property other than Material Real Properties together with all improvements and appurtenant fixtures, easements and other property and rights incidental to the ownership, lease or operation thereof, constitute “Mortgaged Properties”.

“Multiemployer Plan”:  a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”:  in connection with any Equity Issuance (including the Social Gaming IPO) or issuance or sale of debt securities or instruments or the incurrence of Funded Debt, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, consulting fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“New Facility”:  as defined in the definition of “Facility.”

“New Lender”:  as defined in Section 2.21(c).

“New Loan Commitments”:  as defined in Section 2.21(a).

“New Loans”:  any loan made by any New Lender pursuant to this Agreement.

“New Revolving Loan Commitment”: as defined in Section 2.21(a).

“New Subsidiary”:  as defined in Section 7.2(r)(x).

“Non-Defaulting Lender”:  any Lender other than a Defaulting Lender.

“Non-Excluded Subsidiary”:  any Subsidiary of Holdings or the Borrower which is not an Excluded Subsidiary.

“Non-Extending Lender”:  as defined in Section 2.22(e).

“Non-Guarantor Subsidiary”:  any Subsidiary of Holdings or the Borrower which is not a Subsidiary Guarantor.

“Non-Recourse Debt”:  Indebtedness (a) with respect to which no default would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of Holdings or any of its Restricted Subsidiaries the outstanding principal amount of which individually exceeds $2,000,000 to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity and (b) as to which the lenders or holders thereof will not have any recourse to the capital stock or assets of Holdings or any of its Restricted Subsidiaries.

“Non-US Lender”:  as defined in Section 2.16(e)(i).

“Not Otherwise Applied”:  with reference to any proceeds of any transaction or event or of the Available Amount that is proposed to be applied to a particular use or transaction, that such amount has not previously been (and is not simultaneously being) applied to anything other than such particular use or transaction (including any application thereof as a Cure Right pursuant to Section 8.2).

“Note”:  any promissory note evidencing any Loan, which promissory note shall be in the form of Exhibit G or such other form as agreed upon by the Administrative Agent and the Borrower.

“Obligations”:  the unpaid principal of and interest on (including interest and fees accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest or fees is allowed or allowable in such proceeding) the Loans, the Reimbursement Obligations and all other obligations and liabilities of the Borrower to the Administrative Agent, the Collateral Agent or to any Lender (or, in the

case of Specified Hedge Agreements or Cash Management Obligations of any Loan Party to the Administrative Agent, the Collateral Agent, any other Agent, any Lender or any Affiliate of any of the foregoing), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, in each case, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Hedge Agreement, any Cash Management Obligations or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise; provided that (a) obligations of any Loan Party under any Specified Hedge Agreement, any Cash Management Obligations shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed, (b) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements or Cash Management Obligations and (c) the “Obligations” shall exclude any Excluded Swap Obligations.

“OFAC”:  the Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Intercreditor Agreement”:  an intercreditor agreement, to the extent in respect of Indebtedness secured by some or all of the Collateral on a pari passu basis, second priority basis or third (or more junior) priority basis with the Obligations, in a form reasonably acceptable to the Administrative Agent and the Borrower which is posted for review by the Lenders and deemed acceptable if the Required Lenders have not objected thereto within five Business Days following the date on which such intercreditor agreement is posted for review.

“Other Taxes”:  any and all present or future stamp, court or documentary Taxes or any other intangible, recording, filing, excise or property Taxes, arising from any payment made under, or from the execution, delivery, performance, registration, or enforcement of, or otherwise with respect to, any Loan Document, except any such Taxes that are imposed as a result of a present or former connection between the Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, registered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document) with respect to an assignment.

“Parent Company”:  Scientific Games, Public Parent or any direct or indirect wholly-owned Subsidiary thereof that, directly or indirectly, wholly-owns Holdings, which as of the Closing Date includes, among others, Scientific Games, Bally Gaming, Inc., SG Social Holding Company II, LLC, SG Social Holding Company I, LLC, SG Social Holding Company, LLC and Public Parent.

“Participant”:  as defined in Section 10.6(c)(i).

“Participant Register”:  as defined in Section 10.6(c)(iii).

“Payment Amount”:  as defined in Section 3.5(b).

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“PCAOB”: the Public Company Accounting Oversight Board.

“Perfection Certificate”: as defined in the Guarantee and Collateral Agreement.

“Permitted Acquisition”:  (a) any acquisition or other Investment approved by the Required Lenders, (b) any acquisition or other Investment made solely with the Net Cash Proceeds of any substantially concurrent Equity Issuance or capital contribution (other than Disqualified Capital Stock or Cure Amounts) or (c) any acquisition, in a single transaction or a series of related transactions, of a majority controlling interest in the Capital Stock, or all or substantially all of the assets, of any Person, or of all or substantially all of the assets constituting a division, product line or business line of any Person, in each case to the extent the applicable acquired company or assets engage in or constitute a Permitted Business or Related Business Assets, so long as in the case of any acquisition described in this clause (c), no Event of Default shall be continuing immediately after giving pro forma effect to such acquisition.

“Permitted Business”:  the Business and any other services, activities or businesses incidental or related, similar or complementary to any line of business engaged in by Holdings and/or its Subsidiaries as of the Closing Date (after giving effect to the Transactions) or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

“Permitted Foreign Currency”:  with respect to any Revolving Loan or Letter of Credit, Euros, Pounds Sterling, Canadian Dollars, Australian Dollars and any other foreign currency reasonably requested by the Borrower from time to time and in which the Revolving Lenders or an Issuing Lender, as applicable, may, in accordance with its policies and procedures in effect at such time, lend Revolving Loans or issue Letters of Credit, as applicable.

“Permitted Investors”:  the collective reference to the Sponsor and its Affiliates (but excluding any operating portfolio companies of the foregoing), any Parent Company, and directors and members of management of any Parent Company, Holdings or any of its Subsidiaries that have ownership interests in Holdings or in such Parent Company or Subsidiary, or are directors thereof, as of the Closing Date.

“Permitted Refinancing”:  with respect to any Person, refinancings, replacements, modifications, refundings, renewals or extensions of Indebtedness provided that (a) there is no increase in the principal amount (or accreted value) thereof (excluding accrued interest, fees, discounts, redemption and tender premiums, penalties and expenses), the weighted average life to maturity of such Indebtedness is greater than or equal to the weighted average life to maturity of the Indebtedness being refinanced, (b) the maturity date of such Indebtedness is greater than or equal to the maturity date of the Indebtedness being refinanced, (c) immediately after giving effect to such refinancing, replacement, refunding, renewal or extension, no Event of Default shall be continuing and (d) neither Holdings nor any Restricted Subsidiary shall be an obligor or guarantor of any such refinancings, replacements, modifications, refundings, renewals or extensions except to the extent that such Person was (or, when initially incurred could have been) such an obligor or guarantor in respect of the applicable Indebtedness being modified, refinanced, replaced, refunded, renewed or extended.

“Permitted Refinancing Obligations”:  any senior or subordinated Indebtedness (which Indebtedness may be (x) secured by the Collateral on a junior basis, (y) unsecured or (z) in the case of Indebtedness incurred under this Agreement, loan agreements customary bridge financings or debt securities, secured by the Collateral on a pari passu basis), in each case issued or incurred by the Borrower or a Guarantor to refinance Indebtedness and/or Revolving Commitments incurred under this Agreement and the Loan Documents and to pay fees, discounts, premiums and expenses in connection therewith; provided that (a) the terms of such Indebtedness, other than a revolving credit facility that does not include scheduled commitment reductions prior to maturity, shall not provide for a maturity date or weighted average life to maturity earlier than the maturity date or shorter than the weighted average life to maturity (or, in the case of any such Indebtedness comprised of debt securities, 91 days after the maturity date or the weighted average life to maturity) of the Indebtedness being refinanced, as applicable (other than an earlier maturity date and/or shorter weighted average life to maturity for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date or a shorter weighted average life to maturity than the maturity date or the weighted average life to maturity of the Indebtedness being refinanced, as applicable), (b) any such Indebtedness that is a revolving credit facility shall not mature prior to the maturity date of the revolving commitments being replaced, (c) such Indebtedness shall not be secured by any Lien on any asset of any Loan Party that does not also secure the Obligations, or be guaranteed by any Person other than the Guarantors and (d) if secured by Collateral, such Indebtedness (and all related Obligations) either shall be incurred under this Agreement on a senior secured pari passu basis with the other Obligations or shall be subject to the terms of an Other Intercreditor Agreement.

“Permitted Tax Distributions”:  (A) for any taxable year ending after the Closing Date for which, for U.S. federal income tax purposes, each of the Borrower and Holdings is treated as a partnership (or disregarded as an entity separate from a partnership), distributions by Holdings to its direct and indirect equity holders on a pro rata basis, in the minimum amount sufficient to cause Public Parent (and any of its direct or indirect equity holders, in the aggregate) to receive, and (B) without duplication of amounts described in clause (A), for any taxable year ending after the Closing Date for which, for U.S. federal income tax purposes, each of the Borrower and Holdings is treated either as disregarded as an entity separate from Public Parent or as a corporation (or disregarded as an entity separate from a corporation) that is a member of a group filing a consolidated, combined or unitary tax return with Public Parent, distributions by Holdings to Public Parent (or any direct or indirect parent entity of Public Parent that is a member of a group that files any such return with Public Parent (a “Consolidated Parent”)), in the minimum amount sufficient to cause Public Parent (and any Consolidated Parent, in the aggregate) to receive, in the case of each of clauses (A) and (B), in respect of such taxable year, the sum of (i) the U.S. federal, state and local and foreign Tax obligations (including, for the avoidance of doubt and without duplication, quarterly estimates thereof) owed by Public Parent (or any Consolidated Parent) for such taxable year (other than any obligations to remit any amounts withheld from payments to third parties, and any such Taxes that are paid or payable by Holdings or its Subsidiaries directly to taxing authorities on behalf of Public Parent or Consolidated Parent) in respect of the taxable income of Holdings and its subsidiaries (for the avoidance of doubt, including taxable income attributable to any equity interest owned directly or indirectly by Holdings in a pass-through entity for tax purposes), and (ii) any obligations payable by Public Parent under the Tax Receivable Agreement for such taxable year to the extent they constitute ordinary course payments, which shall not include any accelerated lump sum amount payable by reason of any early termination of such agreement to the extent such amount exceeds the amount that would otherwise have been payable under the Tax Receivable Agreement in the absence of such early termination.

“ Permitted Transferees”: with respect to any Person that is a natural person (and any Permitted Transferee of such Person), (a) such Person’s immediate family, including his or her spouse, ex-spouse, children, step-children and their respective lineal descendants, (b) the estate of Ronald O. Perelman and (c) any other trust or legal entity the primary beneficiary of which is such Person’s immediate family, including his or her spouse, ex-spouse, children, stepchildren or their respective lineal descendants and which is controlled by such Person.

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”:  at a particular time, any employee benefit plan as defined in Section 3(3) of ERISA and in respect of which Holdings or any of its Restricted Subsidiaries is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be at the relevant time) an “employer” as defined in Section 3(5) of ERISA, including a Multiemployer Plan.

“Platform”:  as defined in Section 10.2(c).

“Pledged Securities”:  as defined in the Guarantee and Collateral Agreement.

“Pledged Stock”:  as defined in the Guarantee and Collateral Agreement.

“Present Fair Salable Value”:  the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of Holdings and its Subsidiaries taken as a whole and after giving effect to the consummation of the Transactions are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

“Pricing Grid”:  the table set forth below:

Consolidated Total Leverage Ratio	Applicable Margin for Loans that are Eurocurrency Loans	Applicable Margin for Loans that are ABR Loans	Applicable Commitment Fee Rate
> 1.50:1.00	2.50%	1.50%	0.50%
< 1.50:1.00 but > 1.00:1.00	2.25%	1.25%	0.50%
< 1.00:1.00	2.00%	1.00%	0.375%

Changes in the Applicable Margin or the Applicable Commitment Fee Rate resulting from changes in the Consolidated Total Leverage Ratio shall become effective on the date on which financial statements are delivered to the Lenders pursuant to Section 6.1 and shall remain in effect until the next change to be effected pursuant to this paragraph.  If any financial statements referred to above are not delivered within the time periods specified in Section 6.1, then, at the option of (and upon the delivery of notice (telephonic or otherwise) by) the Administrative Agent or the Required Lenders, until such financial statements are delivered, the Consolidated Total Leverage Ratio as at the end of the fiscal period that would have been covered thereby shall for the purposes of this definition be deemed to be greater than 1.50 to 1.00.  In addition, at all times while an Event of Default set forth in Section 8.1(a) or 8.1(f) shall have occurred and be continuing, the Consolidated Total Leverage Ratio shall for the purposes of the Pricing Grid be deemed to be greater than 1.50 to 1.00.

“Prime Rate”:  as defined in the definition of “ABR.”

“Property”:  any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Capital Stock.

“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Information”:  as defined in Section 10.2(c).

“Public Lender”:  as defined in Section 10.2(c).

“Public Parent”: SciPlay Corporation, a Nevada corporation.

“Qualified Capital Stock”:  any Capital Stock that is not Disqualified Capital Stock.

“Rate Determination Date”:  two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such other day as otherwise reasonably determined by the Administrative Agent).

“Rate Determination Notice”:  as defined in Section 2.18.

“Real Property”:  collectively, all right, title and interest of Holdings or any of its Restricted Subsidiaries in and to any and all parcels of real property owned or operated by Holdings or any such Restricted Subsidiary together with all improvements and appurtenant fixtures, easements and other property and rights incidental to the ownership, lease or operation thereof.

“Recipient”:  (a) any Lender, (b) the Administrative Agent and (c) any other Agent, as applicable.

“Refinanced Revolving Commitments”:  as defined in Section 10.1(c).

“Refinancing Revolving Commitments”:  as defined in Section 10.1(c).

“Register”:  as defined in Section 10.6(b)(iv).

“Registration Statement”: as defined in the definition of “Social Gaming IPO.”

“Reimbursement Obligation”:  the obligation of the Borrower to reimburse an Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit issued by such Issuing Lender.

“Related Business Assets”:  assets (other than cash and Cash Equivalents) used or useful in a Permitted Business; provided that any assets received by Holdings or a Restricted Subsidiary in exchange for assets transferred by Holdings or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Related Parties”:  with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release”:  any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure or facility.

“Replaced Lender”:  as defined in Section 2.20.

“Reportable Event”:  any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the thirty day notice period is waived by the PBGC.

“Representatives”:  as defined in Section 10.14.

“Required Lenders”:  at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Revolving Extensions of Credit then outstanding, and (ii) the Extended Revolving Commitments then in effect in respect of any Extended Revolving Facility or, if such Extended Revolving Commitments have been terminated, the Extended Loans in respect thereof then outstanding; provided, however, that determinations of the “Required Lenders” shall exclude any Commitments or Loans held by Defaulting Lenders.

“Requirement of Law”:  as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule, regulation, ordinances, codes, administrative precedents or authorities, or determination of (including the interpretation or administration of the preceding by) an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer”:  the chief executive officer, president, chief financial officer (or similar title), chief accounting officer, controller or treasurer (or similar title), and, with respect to financial matters, the chief financial officer (or similar title), controller or treasurer (or similar title), and, solely for purposes of notices given pursuant to Section 2, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent; any reference herein or in any other Loan Document to a Responsible Officer shall be deemed to refer to a Responsible Officer of the Borrower, unless otherwise specified.

“Restricted Payments”:  as defined in Section 7.6.

“Restricted Subsidiary”:  any Subsidiary of Holdings which is not an Unrestricted Subsidiary.

“Revaluation Date”:  (a) with respect to any Loan, each of the following:  (i) each date of a borrowing of a Eurocurrency Loan denominated in a Permitted Foreign Currency, (ii) each date of a continuation of a Eurocurrency Loan denominated in a Permitted Foreign Currency pursuant to Section 2.9, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following:  (i) each date of issuance of a Letter of Credit denominated in a Permitted Foreign Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by an Issuing Lender under any Letter of Credit denominated in a Permitted Foreign Currency and (iv) such additional dates as the Administrative Agent or the applicable Issuing Lender shall determine or the Required Lenders shall require.

“Revolving Commitment Period”:  the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Commitments”:  as to any Revolving Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 2.1, or, as the case may be, in the Assignment and Assumption or Incremental Amendment pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to an Extension Amendment, an Incremental Amendment or otherwise pursuant to the terms hereof.  The aggregate amount of the Revolving Commitments, as of the Closing Date, is $150,000,000.

“Revolving Extensions of Credit”:  as to any Revolving Lender at any time, an amount equal to the Dollar Equivalent of the sum of, without duplication (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding and (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding.

“Revolving Facility”:  as defined in the definition of “Facility.”

“Revolving Lender”:  each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans”:  as defined in Section 2.1(a).

“Revolving Percentage”:  as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the aggregate Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which such Revolving Lender’s Revolving Extensions of Credit then outstanding constitutes of the aggregate Revolving Extensions of Credit then outstanding.

“Revolving Termination Date”: May [  ], 2024.

“S&P”:  Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.

“Sanction(s)”:  any international economic sanction administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Scheduled Unavailability Date”:  as defined in Section 2.23(ii).

“Scientific Games”: Scientific Games Corporation, a Nevada corporation.

“SEC”:  the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Section 2.22 Additional Amendment”:  as defined in Section 2.22(c).

“Secured Parties”:  collectively, the Lenders, the Administrative Agent, the Collateral Agent, each Issuing Lender, each counterparty to a Specified Hedge Agreement, each Person to whom Cash Management Obligations are owed, any other holder from time to time of any of the Obligations and, in each case, their respective successors and permitted assigns.

“Securities Act”:  the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security”:  as defined in the Guarantee and Collateral Agreement.

“Security Documents”:  the collective reference to the Guarantee and Collateral Agreement and all other security documents (including any Mortgages) hereafter delivered to the Administrative Agent or the Collateral Agent purporting to grant a Lien on any Property of any Loan Party to secure the Obligations.

“Single Employer Plan”:  any Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and in respect of which Holdings or any of its Restricted Subsidiaries is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be at the relevant time) an “employer” as defined in Section 3(5) of ERISA.

“Social Gaming IPO”: the initial underwritten public offering of common stock in Public Parent pursuant to an effective registration statement filed with the SEC pursuant to the Securities Act on [   ], 2019 (the “Registration Statement”).

“Social Gaming IPO Documents”: the Intercompany Services Agreement, IP License Agreement and the Tax Receivable Agreement, together with any other material agreements, instruments or other documents entered into in connection with any of the foregoing.

“Solvent”:  with respect to Holdings and its Subsidiaries, as of any date of determination, (i) the Fair Value of the assets of Holdings and its Subsidiaries taken as a whole exceeds their Liabilities, (ii) the Present Fair Salable Value of the assets of Holdings and its Subsidiaries taken as a whole exceeds their Liabilities; (iii) Holdings and its Subsidiaries taken as a whole Do not have Unreasonably Small Capital; and (iv) Holdings and its Subsidiaries taken as a whole Will be able to pay their Liabilities as they mature.

“Specified Existing Tranche”:  as defined in Section 2.22(a).

“Specified Hedge Agreement”:  any Hedge Agreement (a) entered into by (i) Holdings, the Borrower or any Subsidiary Guarantor and (ii) any Person that was the Administrative Agent, any other Agent, a Lender or any Affiliate thereof at the time such Hedge Agreement was entered into (or, if in effect on the Closing Date, any Person that becomes a Lender or an Affiliate thereof within 30 days after such date), as counterparty (or if in effect on the Closing Date, with the Administrative Agent, any other Agent, a Lender or any Affiliated thereof as of the Closing Date) and (b) that has been designated by the Borrower as a Specified Hedge Agreement by notice to the Administrative Agent (i) in substantially the form of Annex III to the Guarantee and Collateral Agreement or (ii) otherwise in form and substance reasonably acceptable to the Administrative Agent pursuant to which the relevant Hedge Provider (as defined in the Guarantee and Collateral Agreement) (x) appoints the Administrative Agent as its agent under the applicable Specified Hedge Agreement and (y) agrees to be bound by the provisions of Sections 9.3, 9.7, 10.11 and 10.12 hereof; provided that Specified Hedge Agreement shall exclude any Excluded Swap Obligations.  The designation of any Hedge Agreement as a Specified Hedge Agreement shall not create in favor of the Administrative Agent, any other Agent, the Lender or Affiliate thereof that is a party thereto (or their successors or assigns) any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Guarantee and Collateral Agreement.  For the avoidance of doubt, all Hedge Agreements in existence on the Closing Date between Holdings, the Borrower or any Subsidiary Guarantor, on the one hand, and the Administrative Agent, any other Agent, any Lender or Affiliate thereof, on the other hand, as listed on Schedule 1.1B, shall constitute Specified Hedge Agreements.

“Sponsor”:  (a) Mafco, (b) each of Mafco’s direct and indirect subsidiaries and Affiliates, (c) Ronald O. Perelman, (d) any of the directors or executive officers of Mafco or (e) any of their respective Permitted Transferees.

“Spot Rate”:  with respect to any currency, the rate determined by the Administrative Agent to be the rate quoted by the Administrative Agent as the spot rate for the purchase by the Administrative Agent of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by it if it does not have as of the date of determination a spot buying rate for any such currency; provided, further that the Administrative Agent may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Revolving Loan or Letter of Credit denominated in a Permitted Foreign Currency.

“Stated Maturity”:  with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the re-purchase or repayment of such Indebtedness at the option of the holder thereof upon the happening of any contingency).

“Subsidiary”:  as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person; provided that any joint venture that is not required to be consolidated with the Borrower and its consolidated Subsidiaries in accordance with GAAP shall not be deemed to be a “Subsidiary” for purposes hereof.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a direct or indirect Subsidiary or Subsidiaries of Holdings.

“Subsidiary Guarantors”:  (a) each Domestic Subsidiary other than any Excluded Subsidiary and (b) any other Subsidiary of Holdings (other than the Borrower) that is a party to the Guarantee and Collateral Agreement.

“Supplemental Revolving Commitment Increase”:  as defined in Section 2.21(a).

“Swap Obligations”:  with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“TARGET Day”:  any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“TARGET2”:  the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“Tax Receivable Agreement”: the Tax Receivable Agreement, dated as of the date hereof, by and among Public Parent, Holdings, SG Social Holding Company I, LLC and SG Social Holding Company, LLC, as the same may be amended, restated, or otherwise modified from time to time, so long as such amendment, restatement or other modification, taken as a whole, is not materially adverse to the Lenders (as determined by the Borrower in good faith and approved by the Administrative Agent, such approval not to be unreasonably withheld or delayed).

“Taxes”:  all present and future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges now or hereafter imposed, levied,

collected, withheld or assessed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Test Period”:  on any date of determination, the period of four consecutive fiscal quarters of the Borrower (in each case taken as one accounting period) most recently ended on or prior to such date for which financial statements have been or are required to be delivered pursuant to Section 6.1.

“Tranche”:  refers to whether such Revolving Loans are (1) Revolving Commitments or Revolving Loans, (2) Extended Revolving Commitments (of the same Extension Series) or (3) Refinancing Revolving Commitments with the same terms and conditions made on the same day or Revolving Loans in respect thereof.

“Transaction Costs”:  as defined in the definition of “Transactions.”

“Transactions”:  the consummation of the Social Gaming IPO in accordance with the Disclosure Documents and the other transactions described therein, together with each of the following transactions consummated or to be consummated in connection therewith:

(a)                                 the Borrower obtaining the Facilities;

(b)                                 the entry into and consummation of the transaction contemplated by the Social Gaming IPO Documents; and

(c)                                  the payment of all fees, costs and expenses incurred in connection with the transactions described in the foregoing provisions of this definition (the “Transaction Costs”).

“Transferee”:  any Assignee or Participant.

“Type”:  as to any Loan, its nature as an ABR Loan or Eurocurrency Loan.

“UCP”:  with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“UK Bail-In Legislation”: means (to the extent that the United Kingdom is not an EEA Member Country which has implemented, or implements, Article 55 BRRD) Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

“United States”:  the United States of America.

“Unrestricted Cash”:  as at any date of determination, the aggregate amount of cash and Cash Equivalents included in the cash accounts that would be recorded on the consolidated balance sheet of Holdings and its Restricted Subsidiaries as at such date, to the extent such cash and Cash Equivalents are not (a) subject to a Lien securing any Indebtedness or other obligations, other than (i) the Obligations or (ii) any such other Indebtedness that is subject to any Other Intercreditor Agreement or (b) classified as “restricted” (unless so classified solely because of any provision under the Loan Documents or any other agreement or instrument governing other Indebtedness that is subject to any Other Intercreditor Agreement governing the application thereof or because they are subject to a Lien securing the Obligations or other Indebtedness that is subject to any Other Intercreditor Agreement).

“Unrestricted Subsidiary”:  (i) any Subsidiary of Holdings designated as such and listed on Schedule 4.14 on the Closing Date and (ii) any Subsidiary of Holdings (other than the Borrower) that is designated by a resolution of the Board of Directors of Holdings as an Unrestricted Subsidiary, but only to the extent that, in the case of each, such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt (other than such Indebtedness to the extent any related obligations of Holdings or its Restricted Subsidiaries would otherwise be permitted under Section 7.7); (b) is not party to any agreement, contract, arrangement or understanding with Holdings or any Restricted Subsidiary unless (x) the terms of any such agreement, contract, arrangement or understanding, taken as a whole, are no less favorable to Holdings or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower or (y) Holdings or any Restricted Subsidiary would be permitted to enter into such agreement, contract, arrangement or understanding with an Unrestricted Subsidiary pursuant to Section 7.9; (c) is a Person with respect to which neither Holdings nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Capital Stock or warrants, options or other rights to acquire Capital Stock or (y) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results, unless, in each case, Holdings or any Restricted Subsidiary would be permitted to incur any such obligation with respect to an Unrestricted Subsidiary pursuant to Section 7.7; and (d) does not guarantee or otherwise provide credit support after the time of such designation for any Indebtedness of Holdings or any of its Restricted Subsidiaries unless it also guarantees or provides credit support in respect of the Obligations, in the case of clauses (a), (b) and (c), except to the extent not otherwise prohibited by Section 7.7; provided that, with respect to clauses (i) and (ii) above, after giving effect to any such designation of a Domestic Subsidiary but tested only at the time of such designation, the combined Consolidated EBITDA of Domestic Subsidiaries that are Unrestricted Subsidiaries for the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.1 does not exceed 5.0 % of the Consolidated EBITDA of the Borrower and its Subsidiaries for the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.1, and (iv) any Subsidiary that is subsequently formed or acquired by an Unrestricted Subsidiary that has been previously designated as such pursuant to clause (iii) above.  If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes hereof.  Subject to the foregoing, Holdings may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary or any Restricted Subsidiary to be an Unrestricted Subsidiary; provided that (i) such designation shall only be permitted if no Event of Default would be in existence following such designation and after giving effect to such designation Holdings shall be in pro forma compliance with the financial covenants (whether or not then subject to testing) set forth in Section 7.1 as of the end of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.1, (ii) any designation of an Unrestricted Subsidiary as a Restricted Subsidiary shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and (iii) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary under clause (i) or (ii) above shall be deemed to be an Investment in an Unrestricted Subsidiary and shall reduce amounts available for Investments in Unrestricted Subsidiaries permitted by Section 7.7 in an amount equal to the Fair Market Value of the Subsidiary so designated; provided that the Borrower may subsequently redesignate any such Unrestricted Subsidiary as a Restricted Subsidiary so long as the Borrower does not subsequently re-designate such Restricted Subsidiary as an Unrestricted Subsidiary for a period of the succeeding four fiscal quarters.

“US Lender”:  as defined in Section 2.16(e)(iii)

“US Tax Compliance Certificate”:  as defined in Section 2.16(e)(i)(C).

“USA Patriot Act”:  as defined in Section 10.18.

“Will be able to pay their Liabilities as they mature”:  for the period from the date hereof through the Latest Maturity Date, Holdings and its Subsidiaries taken as a whole and after giving effect to the consummation of the Transactions, will have sufficient assets, credit capacity and cash flow to pay their Liabilities as those Liabilities mature or (in the case of contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by Holdings and its Subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity.

“Write-Down and Conversion Powers”:  (i) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (ii) with respect to any UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers and any similar or analogous powers under that UK Bail-In Legislation.

1.2                                    Other Definitional Provisions.

(a)                                 Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)                                 As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to Holdings and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” and (iii) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c)                                  The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Annex, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)                                 The term “license” shall include sub-license.  The term “documents” includes any and all documents whether in physical or electronic form.

(e)                                  The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(f)                                   Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Accounting Standards Update having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at

“fair value,” as defined therein, and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Accounting Standards Update having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(g)                                  In connection with any action being taken in connection with a Limited Condition Acquisition, for purposes of determining compliance with any provision of this Agreement which requires that no Default, Event of Default or specified Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, at the option of the Borrower pursuant to an LCA Election such condition shall be deemed satisfied so long as no Default, Event of Default or specified Event of Default, as applicable, exists on the date the definitive agreements for such Limited Condition Acquisition are entered into after giving pro forma effect to such Limited Condition Acquisition and the actions to be taken in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if such Limited Condition Acquisition and other actions had occurred on such date.  For the avoidance of doubt, if the Borrower has exercised its option under the first sentence of this clause (g), and any Default or Event of Default occurs following the date the definitive agreements for the applicable Limited Condition Acquisition were entered into and prior to the consummation of such Limited Condition Acquisition, any such Default or Event of Default shall be deemed to not have occurred or be continuing solely for purposes of determining whether any action being taken in connection with such Limited Condition Acquisition is permitted hereunder.

(h)                                 In connection with any action being taken solely in connection with a Limited Condition Acquisition, for purposes of:

(i)                  determining compliance with any provision of this Agreement which requires the calculation of the Consolidated First Lien Leverage Ratio, Consolidated Total Leverage Ratio or Fixed Charge Coverage Ratio; or

(ii)               testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated Total Assets);

in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”), and if, after giving pro forma effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent four consecutive fiscal quarters ending prior to the LCA Test Date for which consolidated financial statements of Holdings are available, the Borrower could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with.  For the avoidance of doubt, if the Borrower has made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated Total Assets of the Borrower or the Person subject to such Limited Condition Acquisition, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations.  If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or basket availability with respect to the incurrence of Indebtedness or Liens, or the making of Restricted Payments, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Borrower, the prepayment, redemption, purchase, defeasance or other satisfaction of

Indebtedness, or the designation of an Unrestricted Subsidiary on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated; provided that the calculation of Consolidated Net Income (and any defined term a component of which is Consolidated Net Income) shall not include the Consolidated Net Income of the Person or assets to be acquired in any Limited Condition Acquisition for usages other than in connection with the applicable transaction pertaining to such Limited Condition Acquisition until such time as such Limited Condition Acquisition is actually consummated (clauses (g) and (h), collectively, the “Limited Condition Acquisition Provision”).

(i)                                     Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.3                                    Pro Forma Calculations.  (i) Any calculation to be determined on a “pro forma” basis, after giving “pro forma” effect to certain transactions or pursuant to words of similar import and (ii) the Consolidated First Lien Leverage Ratio, the Consolidated Total Leverage Ratio, and the Fixed Charge Coverage Ratio, in each case, shall be calculated as follows (subject to the provisions of Section 1.2):

(a)                                 for purposes of making the computation referred to above, in the event that Holdings or any of its Restricted Subsidiaries incurs, assumes, guarantees, redeems, retires, defeases or extinguishes any Indebtedness subsequent to the commencement of the period for which such ratio is being calculated but on or prior to or substantially concurrently with or for the purpose of the event for which the calculation is made (a “Calculation Date”), then such calculation shall be made giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement, defeasance or extinguishment of Indebtedness as if the same had occurred at the beginning of the applicable Test Period; provided that for purposes of making the computation of Consolidated First Lien Leverage, Consolidated Total Leverage or Fixed Charges for the computation of the Consolidated First Lien Leverage Ratio, Consolidated Total Leverage Ratio or Fixed Charge Coverage Ratio, as applicable, Consolidated First Lien Leverage, Consolidated Total Leverage or Fixed Charges, as applicable, shall be Consolidated First Lien Leverage, Consolidated Total Leverage or Fixed Charges as of the date the relevant action is being taken giving pro forma effect to any redemption, retirement or extinguishment of Indebtedness in connection with such event; and

(b)                                 for purposes of making the computation referred to above, if any Investments, Dispositions or designations of Unrestricted Subsidiaries or Restricted Subsidiaries are made (or committed to be made pursuant to a definitive agreement) subsequent to the commencement of the period for which such calculation is being made but on or prior to or simultaneously with the relevant Calculation Date, then such calculation shall be made giving pro forma effect to such Investments, Dispositions and designations as if the same had occurred at the beginning of the applicable Test Period in a manner consistent, where applicable, with the pro forma adjustments set forth in clause (j) of and the last proviso of the first sentence of the definition of “Consolidated

EBITDA.”  If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into Holdings or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment or Disposition that would have required adjustment pursuant to this provision, then such calculation shall be made giving pro forma effect thereto for such Test Period as if such Investment or Disposition had occurred at the beginning of the applicable Test Period;

provided that notwithstanding the foregoing, when calculating the Consolidated Total Leverage Ratio for purposes of (i) determining the Applicable Margin and (ii) determining the Applicable Commitment Fee Rate and when calculating the Consolidated Total Leverage Ratio or Fixed Charge Coverage Ratio for purposes of determining actual compliance (and not pro forma compliance or compliance on a pro forma basis) with the covenants pursuant to Section 7.1, any pro forma event of the type set forth in clauses (a) or (b) of this Section 1.3 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

1.4                                    Exchange Rates; Currency Equivalents.  The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of the face amount of Revolving Loans and/or Letters of Credit denominated in Permitted Foreign Currencies and of L/C Disbursements in respect of such Letters of Credit.  Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.  The Administrative Agent shall notify the applicable Issuing Lender and the Borrower on each Revaluation Date of the Spot Rates determined by it and the related Dollar Equivalent of Revolving Loans and L/C Obligations then outstanding.  Solely for purposes of Sections 2 and 3 and related definitional provisions to the extent used in such Sections, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent and notified to the Borrower and the applicable Issuing Lender in accordance with this Section 1.4.  If any basket is exceeded solely as a result of fluctuations in applicable currency exchange rates after the last time such basket was utilized, such basket will not be deemed to have been exceeded solely as a result of such fluctuations in currency exchange rates.  For purposes of determining the Consolidated First Lien Leverage Ratio, the Consolidated Total Leverage Ratio and the Fixed Charge Coverage Ratio, amounts denominated in a currency other than Dollars will be converted to Dollars for the purposes of (A) testing the financial covenants under Section 7.1, at the Spot Rate as of the last day of the fiscal quarter for which such measurement is being made, and (B) calculating any Consolidated Total Leverage Ratio, the Consolidated First Lien Leverage Ratio and the Fixed Charge Coverage Ratio (other than for the purposes of determining compliance with Section 7.1), at the Spot Rate as of the date of calculation, and will, in the case of Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of Hedge Agreements permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar Equivalent of such Indebtedness.

1.5                                    Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of the Application or any other document, agreement or instrument entered into by the applicable Issuing Lender and the Borrower with respect thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.6                                    Covenants.  For purposes of determining compliance with Section 7, in the event that an item or event meets the criteria of more than one of the categories described in a particular covenant contained in Section 7, the Borrower may, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item or event (or any portion thereof) and may include the amount and type of such item or event in one or more of the relevant clauses or subclauses, in each case, within such covenant.  Furthermore, (A) for purposes of Section 7.2, the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on the applicable Spot Rate, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness), on the date that such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness); provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the applicable Spot Rate on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing and (B) for purposes of Sections 7.3, 7.5, 7.6 and 7.7, the amount of any Liens, Dispositions, Restricted Payments and Investments, as applicable, denominated in any currency other than Dollars shall be calculated based on the applicable Spot Rate.

1.7                                    Interest Rates.  The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurocurrency Rate” or with respect to any rate that is an alternative or replacement for or successor to any of such rate (including, without limitation, any LIBOR Successor Rate) or the effect of any of the foregoing, or of any LIBOR Successor Rate Conforming Changes.

SECTION 2.                                 AMOUNT AND TERMS OF COMMITMENTS

2.1                                    Revolving Commitments.

(a)                                 Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans in Dollars or in any Permitted Foreign Currency (“Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of the L/C Obligations then outstanding, does not exceed the amount of such Lender’s Revolving Commitment.  During the Revolving Commitment Period, the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.  The Revolving Loans may from time to time be Eurocurrency Loans or, solely in the case of Revolving Loans denominated in Dollars, ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.9.

(b)                                 The Borrower shall repay all outstanding Revolving Loans of a Revolving Lender on the Revolving Termination Date.

2.2                                    Procedure for Revolving Loan Borrowing.  The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day; provided that the Borrower shall give the Administrative Agent irrevocable written notice (which notice must be received by the Administrative Agent (i) in the case of Eurocurrency Loans denominated in Dollars, prior to 12:00 Noon, New York City time, three Business Days prior to the requested Borrowing Date, (ii) in the case of Eurocurrency Loans denominated in a Permitted Foreign Currency, prior to 12:00 Noon, New York City time, four Business Days prior to the requested Borrowing Date or (iii) in the case of ABR Loans, prior to 12:00 Noon, New York City time, on the proposed Borrowing Date), specifying (w) the amount and Type of Revolving Loans to be borrowed (which, in the case of any Revolving Loans denominated in a Permitted Foreign Currency, shall be Eurocurrency Loans), (x) the requested Borrowing Date, (y) the currency in which such Revolving Loan is to be borrowed and (z) in the case of Eurocurrency Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor; provided, further, that if the Borrower wishes to request Eurocurrency Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them.  Not later than 11:00 a.m., three Business Days before the requested date of such borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders.  Each borrowing by the Borrower under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple of $100,000 in excess thereof (or, if the then aggregate applicable Available Revolving Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurocurrency Loans, the Borrowing Minimum or a whole multiple of the Borrowing Multiple in excess thereof.  Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof.  Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 11:00 A.M. (or, in the case of ABR Loans being made pursuant to a notice delivered on the proposed Borrowing Date, 3:00 P.M.), New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent.  Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account designated in writing by the Borrower to the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by such Revolving Lenders and in like funds as received by the Administrative Agent.  If no election as to the Type of a Revolving Loan is specified, other than with respect to Revolving Loans denominated in a Permitted Foreign Currency, then the requested Loan shall be an ABR Loan.  If no Interest Period is specified with respect to any requested Eurocurrency Loan, the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  If no currency is specified with respect to any requested Revolving Loan, the Borrower shall be deemed to have selected Dollars.

2.3                                    Defaulting Lenders.

(a)                                 Defaulting Lender Cure.  If the Borrower, the Administrative Agent and each Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility (without giving effect to Section 3.4(d)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(b)                                 Defaulting Lender Waterfall.  Any payment of principal, interest or other amounts (other than the payment of (i) commitment fees under Section 2.5, (ii) default interest under Section 2.11(c) and (iii) Letter of Credit fees under Section 3.3, which in each case shall be applied pursuant to the provisions of those Sections) received by the Administrative Agent for the account of any Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) shall be applied by the Administrative Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent pursuant to Section 9.7; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender (without duplication of the application of any cash collateral provided by the Borrower pursuant to Section 3.4(d)) to any Issuing Lender hereunder; third, to be held as security for any L/C Shortfall (without duplication of any cash collateral provided by the Borrower pursuant to Section 3.4(d)) in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders as a result of any final non-appealable judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any final non-appealable judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 3.4(d). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to be held as security in a cash collateral account pursuant to this Section 2.3(b) shall be deemed paid to and redirected by such Defaulting Lender and shall satisfy the Borrower’s payment obligation in respect thereof in full, and each Lender irrevocably consents hereto.

2.4                                    Repayment of Loans.

(a)                                 The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Revolving Lender the then unpaid principal amount of each Revolving Loan of such Revolving Lender made to the Borrower outstanding on the Revolving Termination Date (or on such earlier date on which the Loans become due and payable pursuant to Section 8.1). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans made to the Borrower from time to time outstanding from the date made until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.11.

(b)                                 Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)                                  The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 10.6(b)(iv), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal, interest and fees, as applicable, due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d)                                 The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.4(c) shall, to the extent permitted by applicable law, be presumptively correct absent demonstrable error of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

2.5                                    Commitment Fees, etc.

(a)                                 The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, in Dollars, for the period from and including the Closing Date to the last day of the Revolving Commitment Period (or, if earlier, the termination of all Revolving Commitments), computed at the Applicable Commitment Fee Rate on the actual daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date; provided that (A) any commitment fee accrued with respect to any of the Revolving Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time and (B) no commitment fee shall accrue on any of the Revolving Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(b)                                 The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent.

2.6                                    Termination or Reduction of Commitments.

(a)                                 The Borrower shall have the right, upon not less than two Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments of any Tranche or, from time to time, to reduce the amount of the Revolving Commitments of any Tranche; provided that no such termination or reduction of Revolving Commitments of any Tranche shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans made on the effective date thereof, the total Revolving Extensions of Credit of such Tranche would exceed the total Revolving Commitments of such Tranche.  Any such partial reduction shall be in an amount equal to $1,000,000, or a whole multiple of $500,000 in excess thereof, and shall reduce permanently the Revolving Commitments of the applicable Tranche then in effect.  Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of termination under this Section 2.6 if the notice of such termination stated that such notice was conditioned upon the occurrence or non-occurrence of a transaction or the receipt of a replacement of all, or a portion, of the Revolving Commitments outstanding at such time, in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied.

(b)                                 Upon the incurrence by Holdings or any of its Restricted Subsidiaries of any Permitted Refinancing Obligations in respect of Revolving Commitments or Revolving Loans, the Revolving Commitments designated by the Borrower to be terminated in connection therewith shall be automatically permanently reduced by an amount equal to 100% of the aggregate principal amount of commitments under such Permitted Refinancing Obligations and any outstanding Revolving Loans in respect of such terminated Revolving Commitments shall be repaid in full.

2.7                                    Optional Prepayments.

(a)                                 The Borrower may at any time and from time to time prepay any Tranche of Revolving Loans in whole or in part, without premium or penalty, upon irrevocable written notice delivered to the Administrative Agent no later than 12:00 Noon, New York City time, (i) three Business Days prior thereto, in the case of Eurocurrency Loans and (ii) on the date of prepayment, in the case of ABR Loans, which notice shall specify (x) the date and amount of prepayment, (y) whether the prepayment is of a Tranche of Revolving Loans and (z) whether the prepayment is of Eurocurrency Loans or ABR Loans; provided that if a Eurocurrency Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.17.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein (provided that any such notice may state that such notice is conditioned upon the occurrence or non-occurrence of any transaction or the receipt of proceeds to be used for such payment, in each case specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied), together with (except in the case of Revolving Loans that are ABR Loans) accrued interest to such date on the amount prepaid.  Partial prepayments of Revolving Loans shall be in an aggregate principal amount of (i) $1,000,000 or a whole multiple of $100,000 in excess thereof (in the case of prepayments of ABR Loans) or (ii) the Borrowing Minimum or a whole multiple of the Borrowing Multiple in excess thereof (in the case of prepayments of Eurocurrency Loans), and in each case shall be subject to the provisions of Section 2.14.

2.8                                    Mandatory Prepayments.

If, on any date, the aggregate Revolving Extensions of Credit would exceed the aggregate Revolving Commitments (other than as a result of any revaluation of the Dollar Equivalent of Revolving Loans or the L/C Obligations on any Revaluation Date in accordance with Section 1.4, in which case, if the aggregate Revolving Extensions of Credit would exceed 105% of the aggregate Revolving Commitments), the Borrower shall promptly prepay Revolving Loans in an aggregate principal amount equal to such excess and/or pay to the Administrative Agent an amount of cash and/or Cash Equivalents equal to the aggregate principal amount equal to such excess to be held as security for all obligations of the Borrower to the Issuing Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent.

2.9                                    Conversion and Continuation Options.

(a)                                 The Borrower may elect from time to time to convert Eurocurrency Loans (other than Eurocurrency Loans denominated in a Permitted Foreign Currency) made to the Borrower to ABR Loans by giving the Administrative Agent prior irrevocable written notice of such election no later than 12:00 Noon, New York City time, on the Business Day preceding the proposed conversion date; provided that if any Eurocurrency Loan is so converted on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.17.  The Borrower may elect from time to time to convert ABR Loans made to the Borrower to Eurocurrency Loans by giving the Administrative Agent prior irrevocable written notice of such election no later than 12:00 Noon, New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided that no ABR Loan under a particular Facility may be converted into a Eurocurrency Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)                                 Any Eurocurrency Loan may be continued as such by the Borrower giving irrevocable written notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1 and no later than 12:00 Noon, New York City time, on the third Business Day preceding the proposed continuation date, of the length of the next Interest Period to be applicable to such Loans; provided that if any Eurocurrency Loan is so continued on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.17; provided, further, that no Eurocurrency Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations; and provided, further, that (i) if the Borrower shall fail to give any required notice as described above in this paragraph such Eurocurrency Loans shall be automatically continued as Eurocurrency Loans having an Interest Period of one month’s duration on the last day of such then-expiring Interest Period and (ii) if such continuation is not permitted pursuant to the preceding proviso, such Eurocurrency Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period; provided, further, that if the Borrower wishes to request Eurocurrency Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them.  Not later than 11:00 a.m., three Business Days before the requested date of such borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.10                             Minimum Amounts and Maximum Number of Eurocurrency Tranches.  Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurocurrency Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that (a) after giving effect thereto, the aggregate principal amount of the Eurocurrency Loans comprising each Eurocurrency Tranche shall be equal to the Borrowing Minimum or a whole multiple of the Borrowing Multiple in excess thereof and (b) no more than twelve Eurocurrency Tranches shall be outstanding at any one time.

2.11                             Interest Rates and Payment Dates.

(a)                                 Each Eurocurrency Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to (A) the greater of (x) the Eurocurrency Rate determined for such day and (y) 0.00% plus (B) the Applicable Margin.

(b)                                 Each ABR Loan shall bear interest at a rate per annum equal to (A) the greater of (x) the ABR and (y) 1.00% plus (B) the Applicable Margin.

(c)                                  (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.11 plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans under the Revolving Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such nonpayment until such amount is paid in full (after as well as before judgment); provided that no amount shall be payable pursuant to this Section 2.11(c) to a Defaulting Lender so long as such Lender shall be a Defaulting Lender; provided, further that no amounts shall accrue pursuant to this Section 2.11(c) on any overdue Loan, Reimbursement Obligation, commitment fee or other amount payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(d)                                 Interest shall be payable by the Borrower in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (c) of this Section 2.11 shall be payable from time to time on demand.

2.12                             Computation of Interest and Fees.

(a)                                 Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that interest on ABR Loans (except for ABR computations in respect of clauses (b) and (c) of the definition thereof) shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed or, in the case of interest in respect of Loans denominated in Permitted Foreign Currencies as to which market practice differs from the foregoing, in accordance with such market practice.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurocurrency Rate.  Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)                                 Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be presumptively correct in the absence of demonstrable error.  The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.11(a) and Section 2.11(b).

2.13                             Inability to Determine Interest Rate.  If prior to the first day of any Interest Period for any Eurocurrency Loan:

(a)                                 the Administrative Agent shall have determined (which determination shall be presumptively correct absent demonstrable error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate for such Interest Period, or

(b)                                 the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that by reason of any changes arising after the Closing Date, the Eurocurrency Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter.  If such notice is given (x) any Eurocurrency Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurocurrency Loans shall be continued as ABR Loans and (z) any outstanding Eurocurrency Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period with respect thereto, to ABR Loans.  Until such notice has been withdrawn by the Administrative Agent (which action the Administrative Agent will take promptly after the conditions giving rise to such notice no longer exist), no further Eurocurrency Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurocurrency Loans.

2.14                             Pro Rata Treatment and Payments.

(a)                                 Except as expressly otherwise provided herein (including as expressly provided in Sections 2.3, 2.5, 2.6(b), 2.11(c), 2.15, 2.16, 2.17, 2.18, 2.20, 2.22, 10.5, 10.6 and 10.7), each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Revolving Commitments shall be made pro rata according to the Revolving Percentages of the relevant Lenders other than reductions of Revolving Commitments pursuant to Section 2.20 and payments in respect of any differences in the Applicable Commitment Fee Rate of Extending Lenders pursuant to an Extension Amendment.

(b)                                 Except as expressly otherwise provided herein (including as expressly provided in Sections 2.3, 2.6(b), 2.11(c), 2.15, 2.16, 2.17, 2.18, 2.20, 2.22, 10.5, 10.6 and 10.7), each payment (including prepayments) to be made by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders other than payments in respect of any differences in the Applicable Margin of Extending Lenders pursuant to an Extension Amendment.  Each payment in respect of Reimbursement Obligations in respect of any Letter of Credit shall be made to the Issuing Lender that issued such Letter of Credit.

(c)                                  All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff, deduction or counterclaim and shall be made prior to 3:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the relevant Lenders, at the Funding Office, in immediately available funds.  Any payment received by the Administrative Agent after 3:00 P.M., New York City time may be considered received on the next Business Day in the Administrative Agent’s sole discretion.  The Administrative Agent shall distribute such payments to the relevant Lenders promptly upon receipt in like funds as received.  If any payment hereunder (other than payments on the Eurocurrency Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  If any payment on a Eurocurrency Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d)                                 Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be presumptively correct in the absence of demonstrable error.  If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall give notice of such fact to the Borrower and the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrower.  Nothing herein shall be deemed to limit the rights of the Administrative Agent or the Borrower against any Defaulting Lender.

(e)                                  Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the relevant Lenders their respective pro rata shares of a corresponding amount.  If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each relevant Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate.  Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

2.15                             Requirements of Law.

(a)                                 Except with respect to Excluded Taxes and Indemnified Taxes, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority first made, in each case, subsequent to the Closing Date:

(i)                  shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurocurrency Rate hereunder;

(ii)               shall subject any Recipient to any Taxes on its loans, letters of credit, commitments, or other obligations or its deposits, reserves, other liability or capital attributable thereto; or

(iii)            shall impose on such Lender any other condition not otherwise contemplated hereunder;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender reasonably deems to be material, of making, converting into, continuing or maintaining Eurocurrency Loans or issuing or participating in Letters of Credit (in each case hereunder), or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, in Dollars, within thirty Business Days after the Borrower’s receipt of a reasonably detailed invoice therefor (showing with reasonable detail the calculations thereof), any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable.  If any Lender becomes entitled to claim any additional amounts pursuant to this Section 2.15, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b)                                 If any Lender shall have reasonably determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity requirements or in the interpretation or application thereof or compliance by such Lender or any entity controlling such Lender with any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) from any Governmental Authority first made, in each case, subsequent to the Closing Date shall have the effect of reducing the rate of return on such Lender’s or such entity’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such entity could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such entity’s policies with respect to capital adequacy or liquidity requirements) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a reasonably detailed written request therefor (consistent with the detail provided by such Lender to similarly situated borrowers), the Borrower shall pay to such Lender, in Dollars, such additional amount or amounts as will compensate such Lender or such entity for such reduction.

(c)                                  A certificate prepared in good faith as to any additional amounts payable pursuant to this Section 2.15 submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be presumptively correct in the absence of demonstrable error.  Notwithstanding anything to the contrary in this Section 2.15, the Borrower shall not be required to compensate a Lender pursuant to this Section 2.15 for any amounts incurred more than 180 days prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such 180-day period shall be extended to include the period of such retroactive effect.  The obligations of the Borrower pursuant to this Section 2.15 shall survive the termination of this Agreement and the payment of the Obligations.  Notwithstanding the foregoing, the Borrower shall not be obligated to make payment to any Lender with respect to penalties, interest and expenses if written demand therefor was not made by such Lender within 180 days from the date on which such Lender makes payment for such penalties, interest and expenses.

(d)                                 Notwithstanding anything in this Section 2.15 to the contrary, solely for purposes of this Section 2.15, (i) the Dodd Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, regulations, guidelines and directives promulgated thereunder or issued in connection therewith and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to have been enacted, adopted or issued, as applicable, subsequent to the Closing Date.

(e)                                  For purposes of this Section 2.15, the term “Lender” shall include any Issuing Lender.

2.16                             Taxes.

(a)                                 Except as required by applicable Requirement of Law, all payments made by any Loan Party under any Loan Document to any Recipient shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes. If any Taxes are required by any applicable Requirement of Law to be deducted or withheld from any such payments by any applicable withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Requirement of Law and, if such Tax is an Indemnified Tax, the amounts so payable by the applicable Loan Party shall be increased to the extent necessary so that after deduction or withholding of such Indemnified Taxes has been made (including Indemnified Taxes attributable to amounts payable under this Section 2.16) by the applicable withholding agent, the applicable Lender (or, in the case of any amount received by an Agent for its own account, such Agent) receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)                                 In addition, the Borrower or any Loan Party shall timely pay to the relevant Governmental Authority in accordance with applicable Requirement of Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)                                  As promptly as possible after payment by any Loan Party of any Taxes to a Governmental Authority pursuant to this Section 2.16, the Borrower shall deliver to the Administrative Agent a certified copy of an original official receipt received by the applicable Loan Party showing payment thereof if such receipt is obtainable, or, if not, such other evidence of payment as may reasonably be required by the Administrative Agent or any applicable Lender.

(d)                                 The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable pursuant to Section 2.16(a)) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable out-of-pocket expenses arising therefrom of with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  Either (a) a copy of the receipt issued by a Governmental Authority evidencing payment of such Taxes or (b) a certificate as to the amount of such payment or liability prepared in good faith and delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)                                  Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting.  Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.  Without limiting the generality of the foregoing:

(i)                                     Each Lender (and, in the case of a pass-through entity, each of its beneficial owners) that is not a United States person (as such term is defined in Section 7701(a)(30) of the

Code) (a “Non-US Lender”) shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Non-US Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two accurate and complete, duly executed copies of whichever of the following is applicable:

(A)                               in the case of a Non-US Lender claiming the benefits of an income tax treaty to which the United States is a party, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to such tax treaty,

(B)                               IRS Form W-8ECI,

(C)                               in the case of a Non-US Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a statement substantially in the form of Exhibit E-1 (a “US Tax Compliance Certificate”) and IRS Form W-8BEN or W-8BEN-E, as applicable, or

(D)                               to the extent a Non-US Lender is not the beneficial owner, executed copies of IRS Form W-8MY, accompanied ty IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a US Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-US Lender is a partnership and one or more direct or indirect partners of such Non-US Lender are claiming the portfolio interest exemption, such Non-US Lender may provide a US Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner.

(ii)                                  Each Non-US Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Non-US Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two accurate and complete, duly executed copies of any other form prescribed by applicable Requirement of Law as a basis for claiming exemption from or reduction in U.S. federal withholding Tax, together with such supplementary documentation as may be prescribed by applicable Requirement of Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii)                               Each Lender (and, in the case of a Lender that is a pass-through entity, each of its beneficial owners) that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) (a “US Lender”) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) two accurate and complete, duly executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding.

(iv)                              If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and Administrative Agent at the time or times prescribed by Requirement of Law and at such time or times reasonably requested by the Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or Administrative Agent as may be necessary for the Borrower and Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 2.16(e)(iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(v)                                 Notwithstanding any other provision of this Section 2.16(e), a Lender shall not be required to deliver any form pursuant to this Section 2.16(e) that such Lender is not legally eligible to deliver.

(vi)                              Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 2.16(e).

(f)                                   On or prior to the date on which the Administrative Agent becomes the Administrative Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect), the Administrative Agent will deliver to the Borrower either (i) an executed copy of IRS Form W-9, or (ii) (x) with respect to any amounts received on its own account, an executed copy of an applicable IRS Form W-8, and (y) with respect to any amounts received for or on account of any Lender, an executed copy of IRS Form W-8 IMY certifying that it is a U.S. branch that has agreed to be treated as a U.S. person for U.S. federal tax purposes with respect to payments received by it from any Borrower in its capacity as Administrative Agent, as applicable; provided, that the Administrative Agent shall not be obligated to deliver any form or certification that it is not leaglly eligible to deliver as a result of a change in any Requirement of Law after the date hereof. The Administrative Agent shall promptly notify the Borrowers at any time it determines that it is no longer legally eligible to provide the certification described in the prior sentence.

(g)                                  If any Recipient determines, in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to this Section 2.16 (including by the payment of additional amounts pursuant to this Section 2.16), it shall promptly pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, under this Section 2.16 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such indemnifying party, upon the request of such Recipient, agrees to repay the amount paid over to the indemnifying party pursuant to this Section 2.16(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Recipient in the event such Recipient is required to repay such refund to such Governmental Authority.  This Section 2.16(g) shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or any other Person.  In no event will any Recipient be required to pay any amount to an indemnifying party pursuant to this Section 2.16(g) the payment of which would place such Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

(h)                                 The agreements in this Section 2.16 shall survive the termination of this Agreement and the payment of the Obligations.

(i)                                     For purposes of this Section 2.16, the term “Lender” shall include any Issuing Lender.

2.17                             Indemnity.  The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense (other than lost profits, including the loss of Applicable Margin) that such Lender actually sustains or incurs as a consequence of (a) any failure by the Borrower in making a borrowing of, conversion into or continuation of Eurocurrency Loans after the Borrower has given notice requesting the same in accordance with the provisions of this Agreement, (b) any failure by the Borrower in making any prepayment of or conversion from Eurocurrency Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment, conversion or continuation of Eurocurrency Loans on a day that is not the last day of an Interest Period with respect thereto.  A reasonably detailed certificate as to (showing in reasonable detail the calculation of) any amounts payable pursuant to this Section 2.17 submitted to the Borrower by any Lender shall be presumptively correct in the absence of demonstrable error.  This covenant shall survive the termination of this Agreement and the payment of the Obligations.

2.18                             Illegality.  Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof, in each case, first made after the Closing Date, shall make it unlawful for any Lender to make or maintain Eurocurrency Loans as contemplated by this Agreement, such Lender shall promptly give notice thereof (a “Rate Determination Notice”) to the Administrative Agent and the Borrower, and (a) the commitment of such Lender hereunder to make Eurocurrency Loans, continue Eurocurrency Loans as such and convert ABR Loans to Eurocurrency Loans shall be suspended during the period of such illegality and (b) such Lender’s Loans then outstanding as Eurocurrency Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law.  If any such conversion of a Eurocurrency Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.17.

2.19                             Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.15, 2.16(a) or 2.18 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the good faith judgment of such Lender, cause such Lender and its lending office(s) to suffer no material economic, legal or regulatory disadvantage; provided, further, that nothing in this Section 2.19 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.15, 2.16(a) or 2.18.

2.20                             Replacement of Lenders.  The Borrower shall be permitted to (a) replace with a financial entity or financial entities, or (b) prepay or terminate, without premium or penalty (but subject to Section 2.17), the Loans or Commitments, as applicable, of any Lender or Issuing Lender (each such Lender or Issuing Lender, a “Replaced Lender”) that (i) requests reimbursement for amounts owing or otherwise results in increased costs imposed on the Borrower or on account of which the Borrower is required to pay additional amounts or Indemnified Taxes to any Governmental Authority or Lender pursuant to Section 2.15, 2.16 or 2.17 (to the extent a request made by a Lender pursuant to the operation of Section 2.17 is materially greater than requests made by other Lenders) or gives a notice of illegality pursuant to Section 2.18, (ii) is a Defaulting Lender, (iii) is, or the Borrower reasonably believes could constitute, a Disqualified Institution, or (iv) has refused to consent to any waiver or amendment with respect to any Loan Document that requires such Lender’s consent and has been consented to by the Required Lenders; provided that, in the case of a replacement pursuant to clause (a) above, (A) such replacement does not conflict with any Requirement of Law, (B) the replacement financial entity or financial entities shall purchase, at par, all Loans and other amounts owing to such Replaced Lender on or prior to the date of replacement (or, in the case of a replacement of an Issuing Lender, comply with the provisions of Section 9.9(c) (to the extent applicable as if such Lender was resigning as Administrative Agent)), (C) the Borrower shall be liable to such Replaced Lender under Section 2.17 (as though Section 2.17 were applicable) if any Eurocurrency Loan owing to such Replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (D) the replacement financial entity or financial entities, (x) if not already a Lender, shall be reasonably satisfactory to the Administrative Agent to the extent that an assignment to such replacement financial institution of the rights and obligations being acquired by it would otherwise require the consent of the Administrative Agent pursuant to Section 10.6(b)(i)(B) and (y) shall pay (unless otherwise paid by the Borrower) any processing and recordation fee required under Section 10.6(b)(ii)(B), (E) the Administrative Agent and any replacement financial entity or entities shall execute and deliver, and such Replaced Lender shall thereupon be deemed to have executed and delivered, an appropriately completed Assignment and Assumption to effect such substitution (or, in the case of a replacement of an Issuing Lender, customary assignment documentation), (F) the Borrower shall pay all additional amounts or Indemnified Taxes (if any) required pursuant to Section 2.15 or 2.16, as the case may be, in respect of any period prior to the date on which such replacement shall be consummated, (G) in respect of a replacement pursuant to clause (iv) above, the replacement financial entity or financial entities shall consent to such amendment or waiver and (H) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the Replaced Lender.  Prepayments pursuant to clause (b) above (i) shall be accompanied by accrued and unpaid interest on the principal amount so prepaid up to the date of such prepayment and (ii) shall not be subject to the provisions of Section 2.14.  The termination of the Revolving Commitments of any Lender pursuant to clause (b) above shall not be subject to the provisions of Section 2.14.  In connection with any such replacement under this Section 2.20, if the Replaced Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Assumption and/or such other documentation and (b) the date as of which all obligations of the Borrower owing to the Replaced Lender relating to the Loans and participations so assigned shall be paid in full to such Replaced Lender, then such Replaced Lender shall be deemed to have executed and delivered such Assignment and Assumption and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Assumption and/or such other documentation on behalf of such Replaced Lender, and the Administrative Agent shall record such assignment in the Register.

2.21                             Incremental Loans.

(a)                                 The Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more new Tranches of revolving loans (each, a “New Revolving Loan Commitment”) or increases of existing Revolving Commitments (each, a “Supplemental Revolving Commitment Increase”; together with any New Revolving Loan Commitments the “New Loan Commitments”) hereunder, in an aggregate amount for all such New Loan Commitments (not in excess of, at the time the respective New Loan Commitments become effective, the Maximum Incremental Facilities Amount).  Each such notice shall specify (i) the date (each, an “Increased Amount Date”) on which the Borrower proposes that the New Loan Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent and (ii) in the case of a Supplemental Revolving Commitment Increase, the Tranche (or Tranches) of Revolving Commitments to be so increased (and, if more than one Tranche of Revolving Commitments will be increased, the amount of the aggregate Supplemental Revolving Commitment Increase to be allocated to each such Tranche); provided that (x) any Lender offered or approached to provide all or a portion of any New Loan Commitments may elect or decline, in its sole discretion, to provide such New Loan Commitments and (y) any Person that the Borrower proposes to become a New Lender, if such Person is not then a Lender, must be an Eligible Assignee and must be reasonably acceptable to the Administrative Agent and to each Issuing Lender, in each case, to the extent its consent would be required to assign Loans to any such Eligible Assignee.

(b)                                 Such New Loan Commitments shall become effective as of such Increased Amount Date; provided that (i) no Event of Default shall exist on such Increased Amount Date immediately after giving effect to such New Loan Commitments and the making of any New Loans pursuant thereto and any transaction consummated in connection therewith subject to the Limited Condition Acquisition Provision, in connection with any acquisition or investment being made with the proceeds thereof; (ii) the proceeds of any New Loans shall be used, at the discretion of the Borrower, for any purpose not prohibited by this Agreement; (iii) the New Loans shall be secured by the Collateral on a pari passu and shall benefit ratably from the guarantees under the Guarantee and Collateral Agreement; (iv) in the case of any Supplemental Revolving Commitment Increase such Supplemental Revolving Commitment Increase shall be on the same terms (other than upfront fees and arranger fees payable in connection therewith) and pursuant to the same documentation applicable to the Revolving Facility (and, if applicable, an Incremental Amendment); (v) in the case of New Revolving Loan Commitments, (A) the maturity date of such New Revolving Loan Commitment shall be no earlier than the Revolving Termination Date, (B) such New Revolving Loan Commitment shall require no scheduled amortization or mandatory commitment reduction prior to the Revolving Termination Date and (C) all other terms and documentation with respect to such New Revolving Loan Commitment (other than pricing and fees) shall be substantially identical to the terms applicable to the Revolving Loans in effect on the Closing Date (or, if not substantially identical, shall be no less favorable (when take as a whole) to the lenders providing such New Revolving Loan Commitments (other than with respect to any covenants or other provisions that are applicable only to periods after the Latest Maturity Date existing at such time of incurrence of such New Revolving Loan Commitments); (vi) such New Loans or New Loan Commitments (other than Supplemental Revolving Commitment Increases) shall be effected pursuant to one or more Incremental Amendments executed and delivered by the Borrower, the Administrative Agent and one or more New Lenders; (vii) to the extent reasonably requested by the Administrative Agent, the Borrower shall deliver or cause to be delivered (A) customary legal opinions and (B) certified copies of the resolutions or other applicable corporate action of each applicable Loan Party approving its entry into such documents and the transactions contemplated thereby.  For the avoidance of doubt, the rate of interest of any New Revolving Loan Commitments and any fees with respect thereto shall be determined by the Borrower and the applicable New Lenders and shall be set forth in the applicable Incremental Amendment.

(c)                                  On any Increased Amount Date on which any New Loan Commitment become effective, subject to the foregoing terms and conditions, each lender with a New Loan Commitment (each, a “New Lender”) shall become a Lender hereunder with respect to such New Loan Commitment.

(d)                                 For purposes of this Agreement, any New Loans or New Loan Commitments shall be deemed to be Revolving Loans or Revolving Commitments, as applicable.  Each Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Borrower and the Administrative Agent, to effect the provisions of this Section 2.21.

(e)                                  Supplemental Revolving Commitment Increases shall become commitments under this Agreement pursuant to an Incremental Amendment, executed by the Borrower and each increasing Lender and/or New Lender, as applicable, which shall be delivered to the Administrative Agent for recording in the Register.  Upon effectiveness of the Incremental Amendment, each New Lender shall be a Lender for all intents and purposes of this Agreement and the commitments made pursuant to such Supplemental Revolving Commitment Increase shall be Revolving Commitments.

2.22                             Extension of Revolving Commitments.

(a)                                 The Borrower may at any time and from time to time request that all or a portion of the Revolving Commitments of one or more Tranches existing at the time of such request (each an “Existing Tranche,” and the Revolving Loans of such Existing Tranche, the “Existing Loans”), in each case, be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of any Existing Tranche (any such Existing Tranche which has been so extended, an “Extended Tranche,” Revolving Commitments of such Extended Tranches, the “Extended Revolving Commitments” and Loans thereunder, the “Extended Loans”) and to provide for other terms consistent with this Section 2.22; provided that (i) any such request shall be made by the Borrower to all Lenders with Revolving Commitments with a like maturity date (whether under one or more Tranches) on a pro rata basis (based on the aggregate outstanding principal amount of the Revolving Commitments) and (ii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower in its sole discretion.  In order to establish any Extended Tranche, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Tranche) (an “Extension Request”) setting forth the proposed terms of the Extended Tranche to be established, which terms shall be substantially similar to those applicable to the Existing Tranche from which they are to be extended (the “Specified Existing Tranche”), except (x) all or any of the final maturity dates of such Extended Tranches may be delayed to later dates than the final maturity dates of the Specified Existing Tranche, and (y) (A) the interest margins with respect to the Extended Tranche may be higher or lower than the interest margins for the Specified Existing Tranche and/or (B) additional fees may be payable to the Lenders providing such Extended Tranche in addition to or in lieu of any increased margins contemplated by the preceding clause (A); provided that, notwithstanding anything to the contrary in this Section 2.22 or otherwise, assignments and participations of Extended Tranches shall be governed by the same or, at the Borrower’s discretion, more restrictive assignment and participation provisions applicable to Revolving Commitments, as applicable, set forth in Section 10.6.  No Lender shall have any obligation to agree to have any of its Existing Loans converted into an Extended Tranche pursuant to any Extension Request.  Any Extended Tranche shall constitute a separate Tranche of Loans from the Specified Existing Tranches and from any other Existing Tranches (together with any other Extended Tranches so established on such date).

(b)                                 The Borrower shall provide the applicable Extension Request at least 10 Business Days (or such shorter period as the Administrative Agent may agree to) prior to the date on which Lenders under the applicable Existing Tranche or Existing Tranches are requested to respond.  Any Lender (an “Extending Lender”) wishing to have all or a portion of its Specified Existing Tranche converted into an Extended Tranche shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Specified Existing Tranche that it has elected to convert into an Extended Tranche.  In the event that the aggregate amount of the Specified Existing Tranche subject to Extension Elections exceeds the amount of Extended Tranches requested pursuant to the Extension Request, the Specified Existing Tranches subject to Extension Elections shall be converted to Extended Tranches on a pro rata basis based on the amount of Specified Existing Tranches included in each such Extension Election. In connection with any extension of Loans pursuant to this Section 2.22 (each, an “Extension”), the Borrower shall agree to such procedures regarding timing, rounding and other administrative adjustments to ensure reasonable administrative management of the credit facilities hereunder after such Extension, as may be established by, or acceptable to, the Administrative Agent and the Borrower, in each case acting reasonably to accomplish the purposes of this Section 2.22.

(c)                                  Extended Tranches shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which may include amendments to provisions related to maturity, interest margins or fees referenced in clauses (x) and (y) of Section 2.22(a), and which, except to the extent expressly contemplated by the last sentence of this Section 2.22(c) and notwithstanding anything to the contrary set forth in Section 10.1, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Tranches established thereby) executed by the Loan Parties, the Administrative Agent, and the Extending Lenders.  Subject to the requirements of this Section 2.22 and without limiting the generality or applicability of Section 10.1 to any Section 2.22 Additional Amendments, any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.22 Additional Amendment”) to this Agreement and the other Loan Documents; provided that such Section 2.22 Additional Amendments do not become effective prior to the time that such Section 2.22 Additional Amendments have been consented to (including pursuant to consents applicable to holders of any Extended Tranches provided for in any Extension Amendment) by such of the Lenders, Loan Parties and other parties (if any) as may be required in order for such Section 2.22 Additional Amendments to become effective in accordance with Section 10.1; provided, further, that no Extension Amendment may provide for any Extended Tranche to be secured by any Collateral or other assets of any Loan Party that does not also secure the Existing Tranches or be guaranteed by any Person other than the Guarantors. Notwithstanding anything to the contrary in Section 10.1, any such Extension Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the reasonable judgment of the Borrower and the Administrative Agent, to effect the provisions of this Section 2.22; provided that the foregoing shall not constitute a consent on behalf of any Lender to the terms of any Section 2.22 Additional Amendment.

(d)                                 Notwithstanding anything to the contrary contained in this Agreement, on any date on which any Existing Tranche is converted to extend the related scheduled maturity date(s) in accordance with Section 2.22(a) above (an “Extension Date”), in the case of the Specified Existing Tranche of each Extending Lender, the aggregate principal amount of such Specified Existing Tranche shall be deemed reduced by an amount equal to the aggregate principal amount of the Extended Tranche so converted by such Lender on such date, and such Extended Tranches shall be established as a separate Tranche from the Specified Existing Tranche and from any other Existing Tranches (together with any other Extended Tranches so established on such date).

(e)                                  If, in connection with any proposed Extension Amendment, any Lender declines to consent to the applicable extension on the terms and by the deadline set forth in the applicable Extension Request (each such other Lender, a “Non-Extending Lender”) then the Borrower may, on notice to the Administrative Agent and the Non-Extending Lender, replace such Non-Extending Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.6 (with the assignment fee and any other costs and expenses to be paid by the Borrower or the assignee in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to provide Extended Loans on the terms set forth in such Extension Amendment; provided, further, that all obligations of the Borrower owing to the Non-Extending Lender relating to the Existing Loans so assigned (including pursuant to Section 2.17 (as though Section 2.17 were applicable)) shall be paid in full by the assignee Lender to such Non-Extending Lender concurrently with such Assignment and Assumption.  In connection with any such replacement under this Section 2.22, if the Non-Extending Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption by the later of (A) the date on which the replacement Lender executes and delivers such Assignment and Assumption, and (B) the date as of which all obligations of the Borrower owing to the Non-Extending Lender relating to the Existing Loans so assigned shall be paid in full to such Non-Extending Lender, then such Non-Extending Lender shall be deemed to have executed and delivered such Assignment and

Assumption as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Assumption on behalf of such Non-Extending Lender.

(f)                                   Following any Extension Date, with the written consent of the Borrower, any Non-Extending Lender may elect to have all or a portion of its Existing Loans deemed to be an Extended Loan under the applicable Extended Tranche on any date (each date a “Designation Date”) prior to the maturity date of such Extended Tranche; provided that such Lender shall have provided written notice to the Borrower and the Administrative Agent at least 10 Business Days prior to such Designation Date (or such shorter period as the Administrative Agent may agree in its reasonable discretion); provided, further, that no greater amount shall be paid by or on behalf of the Borrower or any of its Affiliates to any such Non-Extending Lender as consideration for its extension into such Extended Tranche than was paid to any Extending Lender as consideration for its Extension into such Extended Tranche.  Following a Designation Date, the Existing Loans held by such Lender so elected to be extended will be deemed to be Extended Loans of the applicable Extended Tranche, and any Existing Loans held by such Lender not elected to be extended, if any, shall continue to be “Existing Loans” of the applicable Tranche.

(g)                                  With respect to all Extensions consummated by the Borrower pursuant to this Section 2.22, (i) such Extensions shall not constitute optional or mandatory payments or prepayments for purposes of Sections 2.7 and 2.8 and (ii) no Extension Request is required to be in any minimum amount or any minimum increment, provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Request in the Borrower’s sole discretion and which may be waived by the Borrower) of Existing Loans of any or all applicable Tranches be extended.  The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.22 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Loans on such terms as may be set forth in the relevant Extension Request) and hereby waive the requirements of any provision of this Agreement (including Sections 2.4, 2.7 and 2.8) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.22.

2.23                             Successor LIBOR.

Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or the Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to Borrower) that the Borrower or the Required Lenders (as applicable) have determined, that:

(i)                                     adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)                                  the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), or

(iii)                               syndicated loans currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes and any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Lenders do not accept such amendment.  Such LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such LIBOR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Loans shall be suspended, (to the extent of the affected Eurocurrency Loans or Interest Periods), and (y) the Eurocurrency Rate component shall no longer be utilized in determining the ABR.  Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Eurocurrency Loans (to the extent of the affected Eurocurrency Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a borrowing of ABR Loans (subject to the foregoing clause (y)) in the amount specified therein.  Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.

SECTION 3.                                 LETTERS OF CREDIT

3.1                                    L/C Commitment.

(a)                                 Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), agrees to issue Letters of Credit under the Revolving Commitments for the account of the Borrower or any of its Restricted Subsidiaries on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by such Issuing Lender; provided that no Issuing Lender shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Commitments would be less than zero.  Each Letter of Credit shall (i) be denominated in Dollars or any Permitted Foreign Currency and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is three Business Days prior to the Revolving Termination Date (unless cash collateralized or backstopped or otherwise supported, in each case in a manner agreed to by the Borrower and the Issuing Lender); provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b)                                 No Issuing Lender shall at any time be obligated to issue any Letter of Credit if such issuance would (i) conflict with, or cause such Issuing Lender to exceed any limits imposed by, any applicable Requirement of Law, or if such Requirement of Law would impose upon such Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and is not otherwise reimbursable to it by the Borrower hereunder and which such Issuing Lender in good faith deems material to it or (ii) violate one or more policies of such Issuing Lender applicable generally to the issuance of letters of credit for the account of similarly situated borrowers.

3.2                                    Procedure for Issuance of Letter of Credit.  The Borrower may from time to time request that the relevant Issuing Lender issue a Letter of Credit (or amend, renew or extend an outstanding Letter of Credit) by delivering to such Issuing Lender at its address for notices specified to the Borrower by such Issuing Lender an Application therefor, with a copy to the Administrative Agent, completed to the reasonable satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request.  Such Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the relevant Issuing Lender, by personal delivery or by any other means acceptable to the relevant Issuing Lender.  Upon receipt of any Application, the relevant Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue (or amend, renew or extend, as the case may be) the Letter of Credit requested thereby (but in no event without the consent of the applicable Issuing Lender shall any Issuing Lender be required to issue (or amend, renew or extend, as the case may be) any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit (or such amendment, renewal or extension, as the case may be) to the beneficiary thereof or as otherwise may be agreed to by such Issuing Lender and the Borrower.  Such Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance (or such amendment, renewal or extension, as the case may be) thereof.  Each Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the relevant Revolving Lenders, notice of the issuance (or such amendment, renewal or extension, as the case may be) of each Letter of Credit issued by it (including the amount thereof).

3.3                                    Fees and Other Charges.

(a)                                 The Borrower will pay a fee, in Dollars, on each outstanding Letter of Credit requested by it, at a per annum rate equal to the Applicable Margin then in effect with respect to Eurocurrency Loans under the Revolving Facility, or the Dollar Equivalent of the face amount of such Letter of Credit, which fee shall be shared ratably among the applicable Revolving Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date; provided that, with respect to any Defaulting Lender, such Lender’s ratable share of any letter of credit fee accrued on the aggregate amount available to be drawn on any outstanding Letters of Credit during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such Lender’s ratable share of any letter of credit fee shall otherwise have been due and payable by the Borrower prior to such time; provided, further that any Defaulting Lender’s ratable share of any letter of credit fee accrued on the aggregate amount available to be drawn on any outstanding Letters of Credit shall accrue (x) for the account of each Non-Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit which has been reallocated to such Non-Defaulting Lender pursuant to Section 3.4(d), (y) for the account of the Borrower with respect to any L/C Shortfall if the Borrower has paid to the Administrative Agent an amount of cash and/or Cash Equivalents equal to the amount of the L/C Shortfall to be held as security for all obligations of the Borrower to the applicable Issuing Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent, or (z) for the account of the applicable Issuing Lenders, in any other instance, in each case so long as such Lender shall be a Defaulting Lender.  In addition, the Borrower shall pay to each Issuing Lender for its own account a fronting fee, in Dollars, on the Dollar Equivalent of the aggregate face amount of all outstanding Letters of Credit issued by it to the Borrower, equal to 0.125% per annum, payable quarterly in arrears on each Fee Payment Date after the issuance date.

(b)                                 In addition to the foregoing fees, the Borrower shall pay or reimburse each Issuing Lender for standard costs and expenses agreed by the Borrower and such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit requested by the Borrower.

3.4                                    L/C Participations.

(a)                                 Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce such Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from such Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in such Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued by it and the amount of each draft paid by such Issuing Lender thereunder.  Each L/C Participant agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit issued by it for which such Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay, in Dollars, to the Administrative Agent for the account of such Issuing Lender upon demand an amount equal to such L/C Participant’s Revolving Percentage of the Dollar Equivalent of the amount of such draft, or any part thereof, that is not so reimbursed (“L/C Disbursements”); provided that, nothing in this paragraph shall relieve the Issuing Lender of any liability resulting from the gross negligence or willful misconduct of the Issuing Lender.  Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against any Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the financial condition of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b)                                 If any amount required to be paid by any L/C Participant to the Administrative Agent for the account of any Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to the Administrative Agent for the account of such Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Administrative Agent for the account of such Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Administrative Agent for the account of the relevant Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility.  A certificate of the relevant Issuing Lender submitted to any relevant L/C Participant with respect to any amounts owing under this Section 3.4 shall be presumptively correct in the absence of demonstrable error.

(c)                                  Whenever, at any time after any Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with

Section 3.4(a), if the Administrative Agent receives for the account of the Issuing Lender any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Administrative Agent), or any payment of interest on account thereof, the Administrative Agent will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment shall be required to be returned by such Issuing Lender, such L/C Participant shall return to the Administrative Agent for the account of such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

(d)                                 Notwithstanding anything to the contrary contained in this Agreement, in the event an L/C Participant becomes a Defaulting Lender, then such Defaulting Lender’s applicable Revolving Percentage in all outstanding Letters of Credit under the relevant Facility will automatically be reallocated among the applicable L/C Participants that are Non-Defaulting Lenders pro rata in accordance with each Non-Defaulting Lender’s applicable Revolving Percentage (calculated without regard to the Revolving Commitments of the Defaulting Lender), but only to the extent that such reallocation does not cause the Revolving Extensions of Credit under the relevant Facility of any Non-Defaulting Lender to exceed the Revolving Commitments under the relevant Facility of such Non-Defaulting Lender.  If such reallocation cannot, or can only partially, be effected the Borrower shall, within five Business Days after written notice from the Administrative Agent, pay to the Administrative Agent an amount of cash and/or Cash Equivalents equal to such Defaulting Lender’s applicable Revolving Percentage (calculated as in effect immediately prior to it becoming a Defaulting Lender) of the L/C Obligations under the relevant Facility (after giving effect to any partial reallocation pursuant to the first sentence of this Section 3.4(d)) to be held as security for all obligations of the Borrower to the Issuing Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent.  So long as there is a Defaulting Lender, an Issuing Lender shall not be required to issue any Letter of Credit where the sum of the Non-Defaulting Lenders’ applicable Revolving Percentages of the outstanding Revolving Loans and their participations in Letters of Credit, in each case under the relevant Facility, after giving effect to any such requested Letter of Credit would exceed (each such excess, the “L/C Shortfall”) the aggregate applicable Revolving Commitments of the Non-Defaulting Lenders, unless the Borrower shall pay to the Administrative Agent an amount of cash and/or Cash Equivalents equal to the amount of the L/C Shortfall, such cash and/or Cash Equivalents to be held as security for all obligations of the Borrower to the Issuing Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent.

(e)                                  If, on any date, the L/C Obligations would exceed 105% of the L/C Commitment (including as a result of any revaluation of the Dollar Equivalent of the L/C Obligations on any Revaluation Date in accordance with Section 1.4), the Borrower shall promptly pay to the Administrative Agent an amount of cash and/or Cash Equivalents equal to the amount by which the L/C Obligations exceed the L/C Commitment, such cash and/or Cash Equivalents to be held as security for all obligations of the Borrower to the Issuing Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent.

3.5                                    Reimbursement Obligation of the Borrower.  The Borrower agrees to reimburse each Issuing Lender on the Business Day following the date on which such Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit issued or continued by such Issuing Lender at the Borrower’s request (including any Letters of Credit issued for the account of a Restricted Subsidiary) and paid by such Issuing Lender for the amount of (a) such draft so paid and (b) any reasonable fees, charges or other costs or expenses reasonably incurred by such Issuing Lender in connection with such payment and, without limiting the Borrower’s obligations in respect thereof under this Section 3.5, notified in reasonable detail to the Borrower on the date of the draft so paid (the amounts described in the foregoing clauses (a) and (b) in respect of any drawing, collectively, the “Payment

Amount”).  Each such payment shall be made to such Issuing Lender at its address for notices specified to the Borrower in Dollars and in immediately available funds.  Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at a rate equal to (i) until the second Business Day next succeeding the date of the relevant notice (which notice shall be provided on the date the relevant draft is paid), the rate applicable to ABR Loans under the Revolving Facility and (ii) thereafter, the rate set forth in Section 2.11(c).  In the case of any such reimbursement in Dollars with respect to a Letter of Credit denominated in a Permitted Foreign Currency, the applicable Issuing Lender shall notify the Borrower of the Dollar Equivalent of the amount of the draft so paid promptly following the determination thereof.

3.6                                    Obligations Absolute.  The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person.  The Borrower also agrees with each Issuing Lender that such Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, (i) the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact later prove to be invalid, fraudulent or forged; (ii) any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred; (iii) any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee; (iv) any other events or circumstances that, pursuant to applicable law or the applicable customs and practices promulgated by the ICC, are not within the responsibility of such Issuing Lender; (v) waiver by such Issuing Lender of any requirement that exists for such Issuing Lender’s protection and not the protection of the Borrower or any waiver by such Issuing Lender which does not in fact materially prejudice the Borrower; (vi) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft; (vii) any payment made by such Issuing Lender in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the Uniform Commercial Code, the ISP or the UCP, as applicable; (viii) any payment by such Issuing Lender under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such Issuing Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; (ix) any adverse change in the relevant exchange rates or in the availability of the relevant Permitted Foreign Currency to the Borrower or any Subsidiary or in the relevant currency markets generally; or (x) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary, except, in each case, for errors, omissions, interruptions or delays resulting from the gross negligence or willful misconduct of such Issuing Lender or its employees or agents.  No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors, omissions, interruptions or delays resulting from the gross negligence or willful misconduct of such Issuing Lender or its employees or agents.  The Borrower agrees that any action taken or omitted by any Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of such Issuing Lender to the Borrower.

3.7                                    Role of the Issuing Lender.  Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Issuing Lenders shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by a Letter of Credit) or to ascertain or inquire as to the validity, authenticity or accuracy of any such document (provided that the Issuing Lenders will determine whether such documents appear on their face to be in order) or the authority of the Person executing or delivering any such document.  None of the Issuing Lenders, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Issuing Lenders shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Majority Facility Lenders or the Borrower, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or related Application, or any other document, agreement and instrument entered into by such Issuing Lender and the Borrower (or any Restricted Subsidiary) or in favor of such Issuing Lender and relating to such Letter of Credit.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the Issuing Lenders, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Issuing Lenders shall be liable or responsible for any of the matters described in clauses (i) through (ix) of Section 3.6; provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the relevant Issuing Lender, and such Issuing Lender may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such Issuing Lender’s willful misconduct or gross negligence or such Issuing Lender’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) and documents expressly required by and strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the Issuing Lenders may accept documents that appear on their face to be in order, without responsibility for further investigation, and provided that a Letter of Credit is issued permitting transfer then the Issuing Lenders shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.  The Issuing Lenders may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary, as agreed to with the Borrower.

3.8                                    Letter of Credit Payments.  If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall promptly notify the Borrower of the date and amount thereof.  The responsibility of such Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit issued by such Issuing Lender shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.9                                    Applications.  To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Agreement or any other Loan Document, the provisions of this Agreement or such other Loan Document shall apply.

3.10                             Applicability of ISP and UCP.  Unless otherwise expressly agreed by the applicable Issuing Lender and the Borrower when a Letter of Credit is issued, (a) the rules of the ISP shall apply to each standby Letter of Credit, and (b) the rules of the UCP shall apply to each commercial Letter of Credit.  Notwithstanding the foregoing, the Issuing Lender shall not be responsible to the Borrower for, and the Issuing Lender’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the Issuing Lender required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the Issuing Lender or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

SECTION 4.                                 REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, each of Holdings and the Borrower hereby represents and warrants (as to itself and each of its Restricted Subsidiaries) to the Agents and each Lender, which representations and warranties shall be deemed made on the Closing Date (after giving effect to the Transactions) and on the date of each borrowing of Loans or issuance, extension or renewal of a Letter of Credit hereunder that:

4.1                                    Financial Condition.  The audited consolidated balance sheets, and the related statements of income, of cash flows and of changes in equity included in the Disclosure Documents present fairly in all material respects the financial condition of Holdings and its Subsidiaries as at such dates and the results of their operations, their cash flows and their changes in stockholders’ equity for the respective fiscal years then ended.  All such financial statements, including the related schedules and notes thereto and year-end adjustments, have been prepared in accordance with GAAP (except as otherwise noted therein).

4.2                                    No Change.  Since the Closing Date, there has been no event, development or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.

4.3                                    Existence; Compliance with Law.  Except as set forth in Schedule 4.3, each of Holdings and its Restricted Subsidiaries (other than any Immaterial Subsidiaries) (a) (i) is duly organized (or incorporated), validly existing and in good standing (or, only where applicable, the equivalent status in any foreign jurisdiction) under the laws of the jurisdiction of its organization or incorporation, except in each case (other than with respect to the Borrower) to the extent such failure to do so would not reasonably be expected to have a Material Adverse Effect, (ii) has the corporate or other organizational power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect and (iii) is duly qualified as a foreign corporation or other entity and in good standing (where such concept is relevant) under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification except, in each case, to the extent that the failure to be so qualified or in good standing (where such concept is relevant) would not have a Material Adverse Effect and (b) is in compliance with all Requirements of Law except to the extent that any such failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

4.4                                    Corporate Power; Authorization; Enforceable Obligations.

(a)                                 Each Loan Party has the corporate or other organizational power and authority to execute and deliver, and perform its obligations under, the Loan Documents to which it is a party and, in the case of the Borrower, to borrow or have Letters of Credit issued hereunder, except in each case (other than with respect to the Borrower) to the extent such failure to do so would not reasonably be expected to have a Material Adverse Effect.  Each Loan Party has taken all necessary corporate or other action to authorize the execution and delivery of, and the performance of its obligations under, the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement, except in each case (other than with respect to the Borrower) to the extent such failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)                                 No consent or authorization of, filing with, or notice to, any Governmental Authority is required to be obtained or made by any Loan Party for the extensions of credit hereunder or such Loan Party’s execution and delivery of, or performance of its obligations under, or validity or enforceability of, this Agreement or any of the other Loan Documents to which it is party, as against or with respect to such Loan Party, except (i) consents, authorizations, filings and notices described in Schedule 4.4, (ii) consents, authorizations, filings and notices which have been obtained or made and are in full force and effect, (iii) consents, authorizations, filings and notices the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect and (iv) the filings referred to in Section 4.17.

(c)                                  Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto.  Assuming the due authorization of, and execution and delivery by, the parties thereto (other than the applicable Loan Parties), this Agreement constitutes, and each other Loan Document upon execution and delivery by each Loan Party that is a party thereto will constitute, a legal, valid and binding obligation of each such Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms (provided that, with respect to the creation and perfection of security interests with respect to the Capital Stock of Foreign Subsidiaries, only to the extent enforceability thereof is governed by the Uniform Commercial Code), except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and the implied covenants of good faith and fair dealing.

4.5                                    No Legal Bar.  Assuming the consents, authorizations, filings and notices referred to in Section 4.4(b) are obtained or made and in full force and effect, the execution, delivery and performance of this Agreement and the other Loan Documents by the Loan Parties thereto, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not (a) violate the organizational or governing documents of (i) the Borrower or (ii) except as would not reasonably be expected to have a Material Adverse Effect, any other Loan Party, (b) except as would not reasonably be expected to have a Material Adverse Effect, violate any Requirement of Law binding on Holdings or any of its Restricted Subsidiaries, (c) except as would not reasonably be expected to have a Material Adverse Effect, violate any Contractual Obligation of Holdings or any of its Restricted Subsidiaries or (d) except as would not have a Material Adverse Effect, result in or require the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens permitted by Section 7.3).

4.6                                    No Material Litigation.  Except as set forth in Schedule 4.6, no litigation, investigation or proceeding by or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened against Holdings or any of its Restricted Subsidiaries or against any of their Properties which, taken as a whole, would reasonably be expected to have a Material Adverse Effect.

4.7                                    No Default.  No Default or Event of Default has occurred and is continuing.

4.8                                    Ownership of Property; Liens.  Except as set forth in Schedule 4.8A, each of Holdings and its Restricted Subsidiaries has good title in fee simple to, or a valid leasehold interest in, all its Real Property, and good title to, or a valid leasehold interest in, all of its other Property (other than Intellectual Property), in each case, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and none of such Property is subject to any Lien except as permitted by the Loan Documents.  Schedule 4.8B lists all Real Property owned in fee simple with a Fair Market Value in excess of $2,000,000 by any Loan Party as of the Closing Date.

4.9                                    Intellectual Property.  Each of Holdings and its Restricted Subsidiaries owns, or has a valid license or right to use all Intellectual Property necessary for the conduct of its business as currently conducted free and clear of all Liens except as permitted by the Loan Documents, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.  To the Borrower’s knowledge, the use of such Intellectual Property by Holdings or its Restricted Subsidiaries does not infringe on the rights of any Person in a manner that would reasonably be expected to have a Material Adverse Effect.  Holdings and its Restricted Subsidiaries take all reasonable actions that in the exercise of their reasonable business judgment should be taken to protect their Intellectual Property, including Intellectual Property that is confidential in nature, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

4.10                             Taxes.  Each of Holdings and its Restricted Subsidiaries (a) has filed or caused to be filed all Tax returns that are required to be filed and (b) has paid or caused to be paid all Taxes shown to be due and payable on said returns and all other Taxes due and payable that are imposed on it or on any of its Property by any Governmental Authority, except in each case (i) any Taxes the validity of which are currently being contested in good faith by appropriate proceedings and with respect to which any reserves required in conformity with GAAP have been provided on the books of Holdings or such Restricted Subsidiary, as the case may be, or (ii) where the failure to file such Tax returns or pay such Taxes would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

4.11                             Federal Regulations.  No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for any purpose that violates the provisions of the regulations of the Board.

4.12                             ERISA.

(a)                                 Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect:  (i) neither a Reportable Event nor a failure to meet the minimum funding standards (within the meaning of Section 412(a) of the Code or Section 302(a)(2) of ERISA), whether or not waived, has occurred during the five year period prior to the date on which this representation is made with respect to any Single Employer Plan, and each Single Employer Plan has complied with the applicable provisions of ERISA and the Code; (ii) no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen on the assets of Holdings or any of its Restricted Subsidiaries, during such five-year period; the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the aggregate value of the assets of such Single Employer Plan allocable to such accrued benefits; (iii) none of Holdings or any of its Restricted Subsidiaries has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or would reasonably be expected to result in liability under Title IV of ERISA; (iv) none of Holdings or any of its Restricted Subsidiaries would become subject to any liability under ERISA if Holdings or such Restricted Subsidiary were to withdraw completely from all

Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made; and (v) no Multiemployer Plan is Insolvent.

(b)           Holdings and its Restricted Subsidiaries have not incurred, and do not reasonably expect to incur, any liability or Lien under ERISA or the Code with respect to any “plan” within the meaning of Section 3(3) of ERISA which is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA that is maintained or contributed to by a Commonly Controlled Entity (other than Holdings and its Restricted Subsidiaries) (a “Commonly Controlled Plan”) as a result of being treated as a single employer within the meaning of Section 414 of the Code with such Commonly Controlled Entity that would reasonably be likely to have a Material Adverse Effect.

(c)           The Borrower represents and warrants as of the Closing Date that the Borrower is not a Benefit Plan.

4.13          Investment Company Act.  No Loan Party is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

4.14          Subsidiaries.  The Subsidiaries listed on Schedule 4.14 constitute all the Subsidiaries of Holdings at the Closing Date (after giving effect to the Transactions).  Schedule 4.14 sets forth as of the Closing Date the name and jurisdiction of incorporation of each Subsidiary and, as to each Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and the designation of such Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary.

4.15          Environmental Matters.  Other than exceptions to any of the following that would not reasonably be expected to have a Material Adverse Effect, none of Holdings or any of its Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law for the operation of the Business; or (ii) has become subject to, or has received notice of any claim, proceeding or action that would be reasonably expected to cause Holdings or any of its Restricted Subsidiaries to incur or be subject to, any Environmental Liability.

4.16          Accuracy of Information, etc.  As of the Closing Date, no statement or information (excluding the projections and pro forma financial information referred to below) contained in this Agreement, any other Loan Document, the Disclosure Documents or any certificate furnished to the Administrative Agent or the Lenders or any of them (in their capacities as such), by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, including the Transactions, when taken as a whole, contained as of the date such statement, information or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not materially misleading.  As of the Closing Date, the projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of Holdings to be reasonable at the time made, in light of the circumstances under which they were made, it being recognized by the Agents and the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

4.17          Security Documents.

(a)           The Guarantee and Collateral Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein of a type in which a security interest can be created under Article 9 of the UCC (including any proceeds of any such item of Collateral); provided that for purposes of this Section 4.17(a), Collateral shall be deemed to exclude any Property expressly excluded from the definition of “Collateral” as set forth in the Guarantee and Collateral Agreement (the “Excluded Collateral”).  In the case of (i) the Pledged Securities described in the Guarantee and Collateral Agreement (other than Excluded Collateral) when any stock certificates or notes, as applicable, representing such Pledged Securities are delivered to the Collateral Agent together with any proper endorsements executed in blank and such other actions have been taken with respect to the Pledged Securities of Foreign Subsidiaries as are required under the applicable Law of the jurisdiction of organization of the applicable Foreign Subsidiary (it being understood that no such actions under applicable Law of the jurisdiction of organization of the applicable Foreign Subsidiary shall be required by any Loan Document) and (ii) the Collateral described in the Guarantee and Collateral Agreement (other than Excluded Collateral), when financing statements in appropriate form are filed in the offices specified on Schedule 4.17 (or, in the case of other Collateral not in existence on the Closing Date, such other offices as may be appropriate) (which financing statements have been duly completed and executed (as applicable) and delivered to the Collateral Agent) and such other filings as are specified on Schedule 3 to the Guarantee and Collateral Agreement are made (or, in the case of other Collateral not in existence on the Closing Date, such other filings as may be appropriate), the Collateral Agent shall have a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (including any proceeds of any item of Collateral) (to the extent a security interest in such Collateral can be perfected through the filing of financing statements in the offices specified on Schedule 4.17 (or, in the case of other Collateral not in existence on the Closing Date, such other offices as may be appropriate) and the filings specified on Schedule 3 to the Guarantee and Collateral Agreement (or, in the case of other Collateral not in existence on the Closing Date, such other filings as may be appropriate), and through the delivery of the Pledged Securities required to be delivered on the Closing Date), as security for the Obligations, in each case prior in right to the Lien of any other Person (except (i) in the case of Collateral other than Pledged Securities, Liens permitted by Section 7.3 and (ii) Liens having priority by operation of law) to the extent required by the Guarantee and Collateral Agreement.

(b)           Upon the execution and delivery of any Mortgage to be executed and delivered pursuant to Section 6.8(b), such Mortgage shall be effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable Lien on the Mortgaged Property described therein and proceeds thereof, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and the implied covenants of good faith and fair dealing; and when such Mortgage is filed in the recording office designated by the Borrower, such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Property and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (other than Liens permitted by Section 7.3 or other encumbrances or rights permitted by the relevant Mortgage).

4.18          Solvency.  As of the Closing Date, Holdings and its Subsidiaries are (on a consolidated basis), and immediately after giving effect to the Transactions will be, Solvent.

4.19          Anti-Terrorism.  (a) Holdings and its Restricted Subsidiaries are in compliance with the USA Patriot Act and (b) none of Holdings and its Restricted Subsidiaries is a person on the list of

“Specially Designated Nationals and Blocked Persons” or subject to the limitations and prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order, in each case, except as would not reasonably be expected to have a Material Adverse Effect.

4.20          Use of Proceeds.  The Borrower will use the proceeds of the Loans solely in compliance with Section 6.9 of this Agreement.

4.21          Labor Matters.  Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect:  (a) there are no strikes or other labor disputes against Holdings or its Restricted Subsidiaries pending or, to the knowledge of Holdings and the Borrower, threatened, (b) hours worked by and payment made to employees of Holdings or its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters and (c) all payments due from Holdings or any of its Restricted Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of Holdings or such Restricted Subsidiary, as applicable.

4.22          Senior Indebtedness.  The Obligations constitute senior Indebtedness.

4.23          OFAC.  No Loan Party, nor, to the knowledge of any Loan Party, any Related Party, (i) is currently the subject of any Sanctions, (ii) is located, organized or residing in any Designated Jurisdiction, or (iii) is or has been (within the previous five years) engaged in any transaction with any Person who is now or was then the subject of Sanctions or who is located, organized or residing in any Designated Jurisdiction.  No Loan, nor the proceeds from any Loan, has been or will be used, directly or indirectly, to lend, contribute, provide or has otherwise been or will be made available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including any Lender, Lead Arranger, Administrative Agent or Issuing Lender) of Sanctions.

4.24          FCPA.  Holdings, the Borrower and each of its Subsidiaries is in compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended, except as would not reasonably be expected to have a Material Adverse Effect.  No part of the proceeds of the Loans has been or will be used by Holdings or its Subsidiaries, directly or indirectly, for any payments to any Person, governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended, in each case, except as would not reasonably be expected to have a Material Adverse Effect.

4.25          Beneficial Ownership.  As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

SECTION 5.           CONDITIONS PRECEDENT

5.1            Conditions to Effectiveness.  The effectiveness of this Agreement is subject to the satisfaction (or waiver), prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a)           Credit Agreement; Guarantee and Collateral Agreement.  The Administrative Agent shall have received (i) this Agreement, executed and delivered by Holdings and the Borrower and (ii) the Guarantee and Collateral Agreement, executed and delivered by Holdings, the Borrower and each Subsidiary Guarantor;

(b)           Representations and Warranties.  Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or Material Adverse Effect), in each case on and as of the Closing Date except to the extent that such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or Material Adverse Effect) as of such earlier date;

(c)           Borrowing Notice.  The Administrative Agent shall have received a notice of borrowing from the Borrower with respect to any Revolving Loans to be made on the Closing Date, if applicable;

(d)           Fees.  The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced at least two Business Days prior to the Closing Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses (including the reasonable fees, charges and disbursements of Cahill Gordon & Reindel LLP, counsel to the Administrative Agent) required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document;

(e)           Legal Opinions.  The Administrative Agent shall have received an executed legal opinion of (i) Latham & Watkins LLP, special New York counsel to the Loan Parties, and (ii) Brownstein Hyatt Farber Schreck LLP, special Nevada counsel to the Loan Parties, in each case in form and substance reasonably satisfactory to the Administrative Agent;

(f)            Closing Certificate.  The Administrative Agent shall have received a certificate of (i) the Borrower and each of the other Loan Parties, dated as of the Closing Date, each substantially in the form of Exhibit C, with appropriate insertions and attachments and (ii) of the Borrower certifying satisfaction of the conditions set forth in clause (b) above and clause (l) below;

(g)           USA Patriot Act; Beneficial Ownership Regulation.  The Lenders shall have received from the Borrower and each of the Loan Parties (a) at least 3 Business Days prior to the Closing Date, documentation and other information requested by any Lender no less than 10 calendar days prior to the Closing Date that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and (b) if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Administrative Agent and each Lender that requests a Beneficial Ownership Certification will have received, at least three (3) Business Days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower, to the extent that the Agents have reasonably requested in writing delivered to the Loan Parties at least 10 Business Days prior to the Closing Date;

(h)           Filings. Each Uniform Commercial Code financing statement and each intellectual property security agreement required by the Security Documents to be filed in order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected Lien on the Collateral described therein shall have been delivered to the Collateral Agent in proper form for filing;

(i)            Pledged Stock; Stock Powers.  The Collateral Agent shall have received the certificates, if any, representing the shares of Capital Stock held by a Loan Party pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof;

(j)            Solvency Certificate.  The Administrative Agent shall have received a solvency certificate signed by the chief financial officer on behalf of Holdings, substantially in the form of Exhibit F, after giving effect to the Transactions;

(k)           Social Gaming IPO.  The Social Gaming IPO shall have been consummated in accordance with the Disclosure Documents;

(l)            Material Adverse Effect.  Since December 31, 2018, there shall not have occurred any change, effect, development or circumstance that, individually or in the aggregate, constitutes or is reasonably likely to constitute a Material Adverse Effect;

(m)          Financial Statements.    The Administrative Agent shall have received the financial statements contained in the Registration Statement.

(n)           Perfection Certificate.  The Collateral Agent shall have received the Perfection Certificate, executed and delivered by Holdings, the Borrower and each Subsidiary Guarantor.

(o)           Lien Searches.  The Collateral Agent shall have received the results of a recent lien search in each of the jurisdictions in which Uniform Commercial Code financing statements will be made to evidence or perfect security interests required to be evidenced or perfected, and such search shall reveal no liens on any of the assets of the Loan Parties, except for Liens permitted by Section 7.3 or liens to be discharged on or prior to the Closing Date;

(p)           No Default.  No Default or Event of Default shall have occurred and be continuing as of the Closing Date; and

(q)           Shared Agreements.  The Administrative Agent shall have received the IP License Agreement and the Intercompany Services Agreement, in each case, executed by the parties thereto.

5.2            Conditions to Each Revolving Loan Extension of Credit .  The agreement of each Lender to make any Loan or to issue or participate in any Letter of Credit hereunder on any date on or after the Closing Date is subject to the satisfaction of the following conditions precedent:

(a)           Representations and Warranties.  Subject, in the case of any borrowings in connection with a Limited Condition Acquisition, to the limitations in Section 1.2, each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or Material Adverse Effect), in each case on and as of such date as if made on and as of such date except to the extent that such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or Material Adverse Effect) as of such earlier date.

(b)           No Default.  Subject, in the case of any borrowings in connection with a Limited Condition Acquisition, to the limitations in Section 1.2, no Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c)           Borrowing Notice.  In the case of a borrowing of any Loans, the Administrative Agent shall have received a notice of borrowing from the Borrower in accordance with Section 2.2.

Each borrowing of a Loan by and issuance, extension or renewal of a Letter of Credit on behalf of the Borrower hereunder after the Closing Date shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6.           AFFIRMATIVE COVENANTS

Each of Holdings and the Borrower (on behalf of itself and each of the Restricted Subsidiaries) hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding (that has not been cash collateralized or backstopped or otherwise supported, in each case on terms agreed to by the Borrower and the applicable Issuing Lender) or any Loan or other amount is owing to any Lender or any Agent hereunder (other than (i) contingent or indemnification obligations not then due and (ii) obligations in respect of Specified Hedge Agreements or Cash Management Obligations), Holdings and the Borrower shall, and shall cause (except in the case of the covenants set forth in Section 6.1, Section 6.2 and Section 6.7) each of the Restricted Subsidiaries to:

6.1            Financial Statements.  Furnish to the Administrative Agent for delivery to each Lender (which may be delivered via posting on IntraLinks or another similar electronic platform):

(a)           within 90 days after the end of each fiscal year of Holdings, commencing with the fiscal year ending December 31, 2019, (i) a copy of the audited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth, commencing with the financial statements with respect to the fiscal year ending December 31, 2019, in comparative form the figures as of the end of and for the previous year, reported on without qualification, exception or explanatory paragraph as to “going concern” or arising out of the scope of the audit (other than any such exception or explanatory paragraph (but not qualification) that is expressly solely with respect to, or expressly resulting solely from, (x) an upcoming maturity date of any Indebtedness or (y) a potential inability to comply with a financial maintenance covenant (including the covenants set forth in Section 7.1), by Deloitte & Touche LLP or another audit firm that has been registered with the PCAOB and that is inspected on an annual basis by the PCAOB and (ii) a management’s discussion and analysis of the important operational and financial developments during such fiscal year; and

(b)           within 45 days after the end of each of the first three quarterly periods of each fiscal year of Holdings, commencing with the fiscal quarter ending March 31, 2019, (i) the unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth, commencing with the financial statements with respect to the fiscal quarter ending June 30, 2019, in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer as fairly presenting in all material respects the financial condition of Holdings and its consolidated Subsidiaries in conformity with GAAP (subject to normal year-end audit adjustments and the lack of complete footnotes) and (ii) a management’s discussion and analysis of the important operational and financial developments during such fiscal quarter;

all such financial statements to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as disclosed therein and except in the case of the financial statements referred to in clause (b), for customary year-end adjustments and the absence of complete footnotes).  Any financial statements or other deliverables required to be delivered pursuant to this Section 6.1 and any financial statements or reports required to be delivered pursuant to clause (d) of Section 6.2 shall be deemed to have been furnished to the Administrative Agent on the date that (i) such financial statements or deliverable (as applicable) is posted on the SEC’s website at www.sec.gov (including, for the avoidance of doubt, any filing on Form 10-K or Form 10-Q)  or the website for Holdings and (ii) the Administrative Agent has been provided written notice of such posting; provided that, (i) to the extent such information relates to a parent of Holdings, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Holdings (or such parent), on the one hand, and the information relating to Holdings and the Subsidiaries on a stand-alone basis, on the other hand.  In addition, to the extent that there are any Unrestricted Subsidiaries, Holdings shall deliver, with the financial statements required by clauses (a) and (b) above, a schedule eliminating such Unrestricted Subsidiaries and reconciling such information to the financial statements required to be delivered in reasonable detail.

Documents required to be delivered pursuant to this Section 6.1 may also be delivered by posting such documents electronically with written notice of such posting to the Administrative Agent and if so posted, shall be deemed to have been delivered on the date on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

6.2            Certificates; Other Information.  Furnish to the Administrative Agent for delivery to each Lender, or, in the case of clause (e), to the relevant Lender:

(a)           to the extent permitted by the internal policies of Deloitte & Touche LLP or such other audit firm that has been registered with the PCAOB and that is inspected on an annual basis by the PCAOB, concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants in customary form reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default arising from a breach of Section 7.1, except as specified in such certificate;

(b)           concurrently with the delivery of any financial statements pursuant to Section 6.1, commencing with delivery of financial statements for the first period ending after the Closing Date, (i) a Compliance Certificate of a Responsible Officer on behalf of the Borrower (x) stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default that has occurred and is continuing except as specified in such certificate and (y) containing information and calculations reasonably necessary for determining, on a consolidated basis, compliance by Holdings and its Restricted Subsidiaries with the provisions of this Agreement referred to therein, and including, in any event, the calculation of Consolidated EBITDA and Funded Debt, as of the last day of the fiscal quarter or fiscal year of Holdings, as the case may be, and, if applicable, for determining the Applicable Margin and (ii) to the extent not previously disclosed to the Administrative Agent, (x) a description of any Default or Event of Default that occurred, (y) a description of any new Subsidiary and of any change in the name or jurisdiction of organization of any Loan Party since the date of the most recent list delivered pursuant to this clause (or, in the case of the first such list so delivered, since the Closing Date) and (z) solely in the case of financial statements delivered pursuant to 6.1(a), a listing of any material registrations of or applications for United States Intellectual Property by any Loan Party;

(c)           not later than 90 days after the end of each fiscal year of Holdings, commencing with the fiscal year ending December 31, 2019, a consolidated forecast for the following fiscal year (including a projected consolidated balance sheet of Holdings and its Subsidiaries as of the end of the following fiscal year and the related consolidated statements of projected cash flow and projected income (collectively, the “Annual Operating Budget”));

(d)           promptly after the same are sent, copies of all financial statements and material reports that Holdings sends to the holders of any class of its debt securities or public equity securities (except for those provided solely to the Permitted Investors) and, promptly after the same are filed, copies of all financial statements and reports that Holdings may make to, or file with, the SEC, in each case to the extent not already provided pursuant to Section 6.1 or any other clause of this Section 6.2; and

(e)           promptly, such additional financial and other information as the Administrative Agent (for its own account or upon the request from any Lender) may from time to time reasonably request including information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.

Notwithstanding anything to the contrary in this Section 6.2, (a) none of Holdings or any of its Restricted Subsidiaries will be required to disclose any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited or restricted by Requirements of Law or any binding agreement or obligation, (iii) is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) constitutes classified information and (b) unless such material is identified in writing by the Borrower as “Public” information, the Administrative Agent shall deliver such information only to “private-side” Lenders (i.e., Lenders that have affirmatively requested to receive information other than Public Information).

Documents required to be delivered pursuant to this Section 6.2 may be delivered by posting such documents electronically with notice of such posting to the Administrative Agent and if so posted, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on Holdings’ website or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency, the SEC’s website at www.sec.gov or another relevant website, if any, to which each Lender and the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

6.3            Payment of Taxes.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its Taxes, governmental assessments and governmental charges (other than Indebtedness), except (a) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves required in conformity with GAAP with respect thereto have been provided on the books of Holdings or its Restricted Subsidiaries, as the case may be, or (b) to the extent that failure to pay or satisfy such obligations would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

6.4            Conduct of Business and Maintenance of Existence, etc.; Compliance.  (a) Preserve and keep in full force and effect its corporate or other existence and take all reasonable action to maintain all rights, privileges and franchises necessary in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 or except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Requirements of Law (including ERISA, Environmental Laws, the USA Patriot Act and the Beneficial Ownership Regulation) except to the extent that failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

6.5            Maintenance of Property; Insurance.

(a)           Keep all Property useful and necessary in its business in reasonably good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)           Take all reasonable and necessary steps, including in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the material United States Intellectual Property owned by Holdings or its Restricted Subsidiaries, including filing of applications for renewal, affidavits of use and affidavits of incontestability, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(c)           Maintain insurance with financially sound and reputable insurance companies on all its Property that is necessary in, and material to, the conduct of business by Holdings and its Restricted Subsidiaries, taken as a whole, in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business, and use its commercially reasonable efforts to ensure that all such material insurance policies shall, to the extent customary (but in any event, not including business interruption insurance and personal injury insurance) name the Administrative Agent as insured party or loss payee, as applicable.

(d)           With respect to any Mortgaged Properties, if any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Insurance Laws, (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and shall otherwise be in form and substance satisfactory to the Collateral Agent, and (iii) deliver to the Collateral Agent evidence of such compliance in form and substance reasonably acceptable to the Collateral Agent, including, without limitation, evidence of annual renewals of such insurance.

6.6            Inspection of Property; Books and Records; Discussions.  (a) Keep proper books of records and accounts in a manner to allow financial statements to be prepared in conformity with GAAP, (b) permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records upon reasonable notice and at such reasonable times during normal business hours (provided that (i) such visits shall be coordinated by the Administrative Agent, (ii) such visits shall be limited to no more than one such visit per calendar year, and (iii) such visits by any Lender shall be at the Lender’s expense, except in the case of the foregoing clauses (ii) and (iii) during the continuance of an Event of Default), (c) permit representatives of any Lender to have reasonable discussions regarding the business, operations, properties and financial and other condition of Holdings and its Restricted Subsidiaries with officers of Holdings and its Restricted Subsidiaries upon reasonable notice and at such reasonable times during normal business hours (provided that (i) a Responsible Officer of Holdings or the Borrower shall be afforded the opportunity to be present during such discussions, (ii) such discussions shall be coordinated by the Administrative Agent, and (iii) such discussions shall be limited to no more than once per calendar quarter except during the continuance of an Event of Default) and (d) permit representatives of the Administrative Agent to have reasonable discussions regarding the business, operations, properties and financial and other condition of Holdings and its Restricted Subsidiaries with its independent certified public accountants to the extent permitted by the internal policies of such independent certified public accountants upon reasonable notice and at such reasonable times during normal business hours (provided that (i) a Responsible Officer of Holdings the Borrower shall be afforded the opportunity to be present during such discussions and (ii) such discussions shall be limited to no more than once per calendar year except during the continuance of an Event of Default).  Notwithstanding anything to the contrary in this Section 6.6, none of Holdings, the Borrower or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discuss, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited or restricted by Requirements of Law or any binding agreement or obligation, (iii) is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) constitutes classified information.

6.7            Notices.  Promptly upon a Responsible Officer of the Borrower obtaining knowledge thereof, give notice to the Administrative Agent of:

(a)           the occurrence of any Default or Event of Default;

(b)           any litigation, investigation or proceeding which may exist at any time between Holdings or any of its Restricted Subsidiaries and any other Person, that in either case, would reasonably be expected to have a Material Adverse Effect;

(c)           the occurrence of any Reportable Event, where there is any reasonable likelihood of the imposition of liability on any Loan Party as a result thereof that would reasonably be expected to have a Material Adverse Effect; and

(d)           any other development or event that has had or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth in reasonable detail the occurrence referred to therein and stating what action the Borrower or the relevant Restricted Subsidiary proposes to take with respect thereto.

6.8            Additional Collateral, etc.

(a)           With respect to any Property (other than Excluded Collateral) located in the United States having a value, individually or in the aggregate, of at least $1,000,000 acquired after the Closing Date by any Loan Party (other than (i) any interests in Real Property and any Property described in paragraph (c) or paragraph (d) of this Section 6.8 and (ii) Instruments, Certificated Securities, Securities and Chattel Paper, which are referred to in the last sentence of this paragraph (a)) as to which the Collateral Agent for the benefit of the Secured Parties does not have a perfected Lien, promptly (A) give notice of such Property to the Collateral Agent and execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Collateral Agent reasonably requests to grant to the Collateral Agent for the benefit of the Secured Parties a security interest in such Property and (B) take all actions reasonably requested by the Collateral Agent to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest (to the extent required by the Security

Documents and with the priority required by Section 4.17) in such Property (with respect to Property of a type owned by a Loan Party as of the Closing Date to the extent the Collateral Agent, for the benefit of the Secured Parties, has a perfected security interest in such Property as of the Closing Date), including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Collateral Agent.  If any amount in excess of $1,000,000 payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument, Certificated Security, Security or Chattel Paper (or, if more than $1,000,000 in the aggregate payable under or in connection with the Collateral shall become evidenced by Instruments, Certificated Securities, Securities or Chattel Paper), such Instrument, Certificated Security, Security or Chattel Paper shall be promptly delivered to the Collateral Agent indorsed in a manner reasonably satisfactory to the Collateral Agent to be held as Collateral pursuant to this Agreement.

(b)                                 With respect to any fee interest in any Material Real Property acquired after the Closing Date by any Loan Party, (i) give notice of such acquisition to the Collateral Agent and, if requested by the Collateral Agent, promptly (but in no event prior to forty-five (45) days after notice has been given of such acquisition to the Collateral Agent and in no event prior to the Borrower receiving confirmation from the Collateral Agent that flood insurance due diligence and compliance in accordance with Section 6.5 hereof has been completed) execute and deliver a first priority Mortgage (subject to liens permitted by Section 7.3 or other encumbrances or rights permitted by the relevant Mortgage) in favor of the Collateral Agent, for the benefit of the Secured Parties, covering such Real Property (provided that no Mortgage shall be obtained if the Administrative Agent reasonably determines in consultation with the Borrower that the costs of obtaining such Mortgage are excessive in relation to the value of the security to be afforded thereby), (ii) if reasonably requested by the Collateral Agent (A) provide the Lenders with a lenders’ title insurance policy with extended coverage covering such Real Property in an amount at least equal to the purchase price of such Material Real Property (or such other amount as shall be reasonably specified by the Collateral Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate unless the title insurance policy referred to above shall not contain an exception for any matter shown by a survey (except to the extent an existing survey has been provided and specifically incorporated into such title insurance policy or if the Administrative Agent reasonably determines in consultation with the Borrower that the costs of obtaining such survey are excessive in relation to the value of the security to be afforded thereby), each in form and substance reasonably satisfactory to the Collateral Agent, and (B) provide to the Collateral Agent a life-of-loan flood hazard determination and, if such Material Real Property is located in a special flood hazard area, an acknowledged notice to borrower and evidence of flood insurance in accordance with Section 6.5 hereof, (iii) if requested by the Collateral Agent, deliver to the Collateral Agent customary legal opinions relating to the matters described above, which opinions shall be in form and substance reasonably satisfactory to the Collateral Agent.

(c)                                  Except as otherwise contemplated by Section 7.7(p), with respect to any new Domestic Subsidiary that is a Non-Excluded Subsidiary created or acquired after the Closing Date (which, for the purposes of this paragraph, shall include any Subsidiary that was previously an Excluded Subsidiary that becomes a Non-Excluded Subsidiary and any acquisition pursuant to a Delaware LLC Division) by any Loan Party, promptly (i) give notice of such acquisition, division or creation to the Collateral Agent and, if requested by the Collateral Agent, execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Collateral Agent reasonably deems necessary to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest (to the extent required by the Security Documents and with the priority required by Section 4.17) in the Capital Stock of such new Subsidiary that is owned by such Loan Party, (ii) deliver to the Collateral Agent the certificates, if any, representing such Capital Stock (other than Excluded Collateral), together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such

Loan Party, and (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take such actions reasonably necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest (to the extent required by the Security Documents and with the priority required by Section 4.17) in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary (to the extent the Collateral Agent, for the benefit of the Secured Parties, has a perfected security interest in the same type of Collateral as of the Closing Date), including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Collateral Agent.  Without limiting the foregoing, if (i) the aggregate Consolidated Total Assets or annual consolidated revenues of all Restricted Subsidiaries designated as “Immaterial Subsidiaries” hereunder shall at any time exceed 5.0 % of Consolidated Total Assets or annual consolidated revenues, respectively, of Holdings and its Restricted Subsidiaries (based on the most recent financial statements delivered pursuant to Section 6.1 prior to such time) or (ii) if any Restricted Subsidiary shall at any time cease to constitute an Immaterial Subsidiary under the definition of “Immaterial Subsidiary” (based on the most recent financial statements delivered pursuant to Section 6.1 prior to such time), the Borrower shall promptly, (x) in the case of clause (i) above, rescind the designation as “Immaterial Subsidiaries” of one or more of such Restricted Subsidiaries so that, after giving effect thereto, the aggregate Consolidated Total Assets or annual consolidated revenues, as applicable, of all Restricted Subsidiaries so designated (and which designations have not been rescinded) shall not exceed 5.0% of Consolidated Total Assets or annual consolidated revenues, respectively, of Holdings and its Restricted Subsidiaries (based on the most recent financial statements delivered pursuant to Section 6.1 prior to such time), as applicable, and (y) in the case of clauses (i) and (ii) above, to the extent not already effected, (A) cause each affected Restricted Subsidiary to take such actions to become a “Subsidiary Guarantor” hereunder and under the Guarantee and Collateral Agreement and execute and deliver the documents and other instruments referred to in this paragraph (c) to the extent such affected Subsidiary is not otherwise an Excluded Subsidiary and (B) cause the owner of the Capital Stock of such affected Restricted Subsidiary to take such actions to pledge such Capital Stock to the extent required by, and otherwise in accordance with, the Guarantee and Collateral Agreement and execute and deliver the documents and other instruments required hereby and thereby unless such Capital Stock otherwise constitutes Excluded Collateral.

(d)                                 Except as otherwise contemplated by Section 7.7(p), with respect to any new first-tier Foreign Subsidiary or first-tier Foreign Subsidiary Holding Company created or acquired after the Closing Date by any Loan Party, promptly (i) give notice of such acquisition or creation to the Collateral Agent and, if requested by the Collateral Agent, execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement as the Collateral Agent reasonably deems necessary or reasonably advisable in order to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest (to the extent required by the Security Documents and with the priority required by Section 4.17) in the Capital Stock of such new Subsidiary (other than any Excluded Collateral) that is owned by such Loan Party and (ii) deliver to the Collateral Agent the certificates, if any, representing such Capital Stock (other than any Excluded Collateral), together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Loan Party.

(e)                                  Notwithstanding anything in this Section 6.8 to the contrary, neither Holdings nor any of its Restricted Subsidiaries shall be required to take any actions in order to create or perfect the security interest in the Collateral granted to the Collateral Agent for the benefit of the Secured Parties under the laws of any jurisdiction outside the United States.

(f)                                   Notwithstanding the foregoing, to the extent any new Restricted Subsidiary is created solely for the purpose of consummating a merger transaction pursuant to an acquisition permitted by

Section 7.7, and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such merger transaction, such new Subsidiary shall not be required to take the actions set forth in Section 6.8(c) or 6.8(d), as applicable, until the respective acquisition is consummated (at which time the surviving entity of the respective merger transaction shall be required to so comply within ten Business Days (or such longer period as the Administrative Agent shall agree in its sole discretion)).

(g)                                  From time to time the Loan Parties shall execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Collateral Agent may reasonably request for the purposes implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of renewing the rights of the Secured Parties with respect to the Collateral as to which the Collateral Agent, for the benefit of the Secured Parties, has a perfected Lien pursuant hereto or thereto, including filing any financing or continuation statements or financing statement amendments under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created thereby.  Notwithstanding the foregoing, the provisions of this Section 6.8 shall not apply to assets as to which the Administrative Agent and the Borrower shall reasonably determine that the costs and burdens of obtaining a security interest therein or perfection thereof outweigh the value of the security afforded thereby.

6.9                                    Use of Proceeds.  Use proceeds of any Revolving Loans for general corporate purposes of Holdings and its Subsidiaries not prohibited by this Agreement.

6.10                             Post Closing.  Satisfy the requirements set forth on Schedule 6.10 on or before the date set forth opposite such requirements or such later date as consented to by the Administrative Agent in its sole discretion.

6.11                             Line of Business.  Continue to operate solely as a Permitted Business.

6.12                             Changes in Jurisdictions of Organization; Name.  Provide prompt (and in any event within 60 days) written notice to the Collateral Agent of any change of name or change of jurisdiction of organization of any Loan Party, and deliver to the Collateral Agent all additional executed financing statements, financing statement amendments and other documents reasonably requested by the Collateral Agent to maintain the validity, perfection and priority of the security interests to the extent provided for in the Security Documents.

6.13                             IP License Agreement.  (i) Maintain and preserve in full force and effect the IP License Agreement, as amended or otherwise modified, solely to the extent (A) the granting, perfection, validity and priority of the security interest of the Secured Parties in the IP License Agreement, taken as a whole, is not impaired in any material respect by such amendment or modification and (B) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) prevent the transfer or disposition of the IP License Agreement by Holdings, the Borrower or any of their Subsidiaries to any party other than a Loan Party and (iii) create in favor of the Collateral Agent, for the benefit of the Secured Parties, and maintain a first priority perfected Lien on the IP License Agreement and any other related Collateral.

SECTION 7.                                 NEGATIVE COVENANTS

Each of Holdings and the Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding (that has not been cash collateralized or backstopped or otherwise supported, in each case on terms reasonably agreed to by the Borrower and the applicable Issuing Lender) or any Loan or other amount is owing to any Lender or any Agent hereunder (other than (i) contingent or indemnification obligations not then due and (ii) obligations in respect of Specified

Hedge Agreements or Cash Management Obligations), each of Holdings and the Borrower shall not, and shall not permit any of the Restricted Subsidiaries to:

7.1                                    Financial Covenants.

(a)                                 As of the end of each fiscal quarter of Holdings (commencing with the first full fiscal quarter of Holdings after the Closing Date), permit the Consolidated Total Leverage Ratio as of the end of such fiscal quarter of Holdings and its Restricted Subsidiaries to be greater than 2.50:1.00.

(b)                                 As of the end of each fiscal quarter of Holdings (commencing with the first full fiscal quarter of Holdings after the Closing Date), permit the Fixed Charge Coverage Ratio as of the end of such fiscal quarter of Holdings and its Restricted Subsidiaries to be less than 4.00 to 1.00.

7.2                                    Indebtedness.  Create, issue, incur, assume, or permit to exist any Indebtedness, except:

(a)                                 Indebtedness of Holdings and any of its Restricted Subsidiaries pursuant to any Loan Document or Hedge Agreement or in respect of any Cash Management Obligations;

(b)                                 Indebtedness of Holdings or any of its Restricted Subsidiaries owing to Holdings or any of its Restricted Subsidiaries, provided that (i) any such Indebtedness owing by a Loan Party to a Restricted Subsidiary that is not a Loan Party is expressly subordinated in right of payment to the Obligations pursuant to the Guarantee and Collateral Agreement or otherwise and (ii) any such Indebtedness owing by a non-Loan Party to a Loan Party is permitted by Section 7.7;

(c)                                  Indebtedness (including Capital Lease Obligations) secured by Liens in an aggregate principal amount, when combined with the aggregate principal amount of Indebtedness outstanding under clauses (r) and (s) of this Section 7.2, not to exceed the greater of (i) $7,500,000 and (ii) 3.0% of Consolidated Total Assets at the time of such incurrence, at any one time outstanding;

(d)                                 (i) Indebtedness outstanding on the Closing Date (after giving effect to the Transactions), or committed to be incurred as of such date and listed on Schedule 7.2(d) and any Permitted Refinancing thereof, (ii) Indebtedness incurred in connection with transactions permitted under Section 7.10 and any Permitted Refinancing thereof;

(e)                                  Guarantee Obligations (i) by Holdings or any of its Restricted Subsidiaries of obligations of Holdings, the Borrower or any Subsidiary Guarantor not prohibited by this Agreement to be incurred, (ii) by any Loan Party of obligations of any Non-Guarantor Subsidiary or joint venture to the extent permitted by Section 7.7 and (iii) by any Non-Guarantor Subsidiary of obligations of any other Non-Guarantor Subsidiary;

(f)                                   Indebtedness of Holdings or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn by Holdings or such Restricted Subsidiary in the ordinary course of business against insufficient funds, so long as such Indebtedness is promptly repaid;

(g)                                  Indebtedness in the form of earn-outs, indemnification, incentive, non-compete, consulting, ordinary course deferred purchase price or other similar arrangements and other contingent obligations in respect of the Transactions and other acquisitions or Investments permitted by Section 7.7 (both before or after any liability associated therewith becomes fixed), including any such obligations which may exist on the Closing Date as a result of acquisitions consummated prior to the Closing Date;

(h)                                 Indebtedness of Holdings and any of its Restricted Subsidiaries constituting (i) Permitted Refinancing Obligations and (ii) Permitted Refinancings in respect of Indebtedness incurred pursuant to the preceding clause (i);

(i)                                     additional Indebtedness of Holdings or any of its Restricted Subsidiaries in an aggregate principal amount (for Holdings, the Borrower and all Restricted Subsidiaries), not to exceed the greater of (i) $10,000,000 and (ii) 4.0% of Consolidated Total Assets at the time of such incurrence, at any time outstanding; provided that the aggregate principal amount of any such Indebtedness of Non-Guarantor Subsidiaries  under this clause (i), when combined with the aggregate principal amount of Indebtedness outstanding under clauses (j), (q)(iii) and the proviso to clause (t) of this Section 7.2, shall not exceed the greater of (A) $10,000,000 and (B) 4.00% of Consolidated Total Assets at the time of such incurrence, at any time outstanding;

(j)                                    Indebtedness of Non-Guarantor Subsidiaries, in an aggregate principal amount, when combined with the aggregate principal amount of Indebtedness outstanding under clauses (i), (q)(iii) and the proviso to clause (t) of this Section 7.2, not to exceed the greater of (i) $10,000,000 and (ii) 4.00% of Consolidated Total Assets at the time of such incurrence, at any time outstanding;

(k)                                 Indebtedness of Holdings or any of its Restricted Subsidiaries in respect of workers’ compensation claims, bank guarantees, warehouse receipts or similar facilities, property casualty or liability insurance, take-or-pay obligations in supply arrangements, self-insurance obligations, performance, bid, customs, government, VAT, duty, tariff, appeal and surety bonds, completion guarantees, and other obligations of a similar nature, in each case in the ordinary course of business;

(l)                                     Indebtedness incurred by Holdings or any of its Restricted Subsidiaries arising from agreements providing for indemnification related to sales, leases or other Dispositions of goods or adjustment of purchase price or similar obligations in any case incurred in connection with the acquisition or Disposition of any business, assets or Subsidiary;

(m)                             Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;

(n)                                 Indebtedness issued in lieu of cash payments of Restricted Payments permitted by Section 7.6;

(o)                                 Indebtedness of Holdings or any Restricted Subsidiary as an account party in respect of trade letters of credit issued in the ordinary course of business or otherwise consistent with industry practice;

(p)                                 Indebtedness (i) owing to any insurance company in connection with the financing of any insurance premiums permitted by such insurance company in the ordinary course of business and (ii) in the form of pension and retirement liabilities not constituting an Event of Default, to the extent constituting Indebtedness;

(q)                                 (i) Guarantee Obligations made in the ordinary course of business; provided that such Guarantee Obligations are not of Indebtedness for Borrowed Money, (ii) Guarantee

Obligations in respect of lease obligations of Holdings and its Restricted Subsidiaries, (iii) Guarantee Obligations in respect of Indebtedness of joint ventures or Unrestricted Subsidiaries; provided that the aggregate principal amount of any such Guarantee Obligations under this sub-clause (iii), when combined with the aggregate principal amount of Indebtedness outstanding under clauses (i), (j) and the proviso to clause (t) of this Section 7.2, shall not exceed the greater of (A) $10,000,000 and (B) 4.00% of Consolidated Total Assets at the time of such incurrence, at any time outstanding, (iv) Guarantee Obligations in respect of Indebtedness permitted by clause (r)(ii) above and (v) Guarantee Obligations by Holdings or any of its Restricted Subsidiaries of any Restricted Subsidiary’s purchase obligations under supplier agreements and in respect of obligations of or to customers, distributors, franchisees, lessors, licensees and sublicensees; provided that such Guarantee Obligations are not of Indebtedness for Borrowed Money;

(r)                                    (x) Indebtedness of any Person that becomes a Restricted Subsidiary or is merged with or into Holdings or any of its Restricted Subsidiaries after the Closing Date (a “New Subsidiary”) or that is associated with assets being purchased or otherwise acquired, in each case, as part of an acquisition, merger or consolidation or amalgamation or other Investment not prohibited hereunder; provided that (A) such Indebtedness exists at the time such Person becomes a Restricted Subsidiary or is acquired, merged, consolidated or amalgamated by, with or into Holdings or such Restricted Subsidiary or when such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary or with such merger (except to the extent such Indebtedness refinanced other Indebtedness to facilitate such Person becoming a Restricted Subsidiary or to facilitate such merger) or such asset acquisition, (B) the aggregate principal amount of Indebtedness permitted by this clause (r) and Sections 7.2(c) and 7.2(s) shall not exceed the greater of (i) $7,500,000 and (ii) 3.0% of Consolidated Total Assets at the time of such incurrence, at any time outstanding, and (C) neither Holdings nor any of its Restricted Subsidiaries (other than the applicable New Subsidiary and its Subsidiaries) shall provide security therefor and (y) Permitted Refinancings of the Indebtedness referred to in clause (x) of this paragraph (r);

(s)                                   Indebtedness incurred to finance any acquisition or other Investment permitted under Section 7.7 in an aggregate amount for all such Indebtedness together with the aggregate principal amount of Indebtedness permitted by Sections 7.2(c) and 7.2(r) not to exceed the greater of (i) $7,500,000 and (ii) 3.0% of Consolidated Total Assets at the time of such incurrence, at any one time outstanding;

(t)                                    (A) other Indebtedness so long as, at the time of incurrence thereof, (1) if unsecured or secured on a junior basis to the Obligations, after giving pro forma effect to the incurrence of such Indebtedness and the intended use of proceeds thereof determined as of the last day of the fiscal quarter most recently then ended for which financial statements have been delivered pursuant to Section 6.1, the Consolidated Total Leverage of Holdings and its Restricted Subsidiaries shall be no greater than 2.00 to 1.00, (2) if secured on a pari passu basis with the Obligations, after giving pro forma effect to the incurrence of such Indebtedness and the intended use of proceeds thereof determined as of the last day of the fiscal quarter most recently then ended for which financial statements have been delivered pursuant to Section 6.1, the Consolidated First Lien Leverage Ratio of Holdings and its Restricted Subsidiaries shall be no greater than 1.75 to 1.00, (3) no Event of Default shall be continuing immediately after giving effect to the incurrence of such Indebtedness; (4) the terms of which Indebtedness do not provide for a maturity date or weighted average life to maturity earlier than the Latest Maturity Date; and (5) any such Indebtedness that is secured shall be subject to an Other Intercreditor Agreement; provided that the amount of Indebtedness which may be incurred pursuant to this paragraph (t) by

Non-Guarantor Subsidiaries shall not exceed, at any time outstanding, the sum of (I) the greater of $10,000,000 and 4.0% of Consolidated Total Assets at the time of such incurrence, and (B) Permitted Refinancings of any of the Indebtedness referred to in clause (A) of this paragraph (t);

(u)                                 (i) Indebtedness representing deferred compensation or stock-based compensation to employees of Holdings, any Parent Company, the Borrower or any Restricted Subsidiary incurred in the ordinary course of business and (ii) Indebtedness consisting of obligations of Holdings, the Borrower or any Restricted Subsidiary under deferred compensation or other similar arrangements incurred in connection with the Transactions and any Investment permitted hereunder;

(v)                                 Indebtedness issued by Holdings or any of its Restricted Subsidiaries to the officers, directors and employees of Holdings, any Parent Company, the Borrower or any Restricted Subsidiary of Holdings or their respective estates, trusts, family members or former spouses, in lieu of or combined with cash payments to finance the purchase of Capital Stock of Holdings, any Parent Company or the Borrower, in each case, to the extent such purchase is permitted by Section 7.6;

(w)                               Indebtedness (and Guarantee Obligations in respect thereof) in respect of overdraft facilities, employee credit card programs, netting services, automatic clearinghouse arrangements and other cash management and similar arrangements in the ordinary course of business;

(x)                                 (i) Indebtedness of Holdings or any of its Restricted Subsidiaries undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business and (ii) Indebtedness of Holdings or any of its Restricted Subsidiaries to any joint venture (regardless of the form of legal entity) that is not a Subsidiary arising in the ordinary course of business in connection with the cash management operations (including in respect of intercompany self-insurance arrangements);

(y)                                 to the extent constituting Indebtedness, payment and custodial obligations in respect of prize, jackpot, deposit, payment processing and player account management operations, including obligations with respect to funds that may be placed in trust accounts; and

(z)                                  all premiums (if any), interest (including post-petition interest), fees, expenses, charges, accretion or amortization of original issue discount, accretion of interest paid in kind and additional or contingent interest on obligations described in clauses (a) through (y) above.

7.3                                    Liens.  Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

(a)                                 Liens for Taxes not yet due or which are currently being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of Holdings or its Restricted Subsidiaries, as the case may be, to the extent required by GAAP;

(b)                                 landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings;

(c)                                  (i) pledges, deposits or statutory trusts in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) Liens incurred in the ordinary course of business securing liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty or liability insurance to Holdings or any of its Restricted Subsidiaries in respect of such obligations;

(d)                                 deposits and other Liens to secure the performance of bids, government, trade and other similar contracts (other than for borrowed money), leases, subleases, statutory or regulatory obligations, surety, judgment and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)                                  encumbrances shown as exceptions in the title insurance policies insuring the Mortgages, easements, zoning restrictions, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of Holdings or any of its Restricted Subsidiaries;

(f)                                   Liens (i) in existence on the Closing Date (after giving effect to the Transactions) listed on Schedule 7.3(f) (or to the extent not listed on such Schedule 7.3(f), where the Fair Market Value of the Property to which such Lien is attached is less than $1,000,000), (ii) securing Indebtedness permitted by Section 7.2(d) and (iii) created after the Closing Date in connection with any refinancing, refundings, or renewals or extensions thereof permitted by Section 7.2(d); provided that no such Lien is spread to cover any additional Property of Holdings or any of its Restricted Subsidiaries after the Closing Date unless such Lien utilizes a separate basket under this Section 7.3;

(g)                                  (i) Liens securing Indebtedness of Holdings or any of its Restricted Subsidiaries incurred pursuant to Sections 7.2(c), 7.2(e), 7.2(h), provided that no such Lien shall apply to any other Property of Holdings or any of its Restricted Subsidiaries that is not Collateral (or does not concurrently become Collateral) unless such Lien utilizes a separate basket under this Section 7.3, 7.2(i), 7.2(j), 7.2(p), 7.2(q), 7.2(r), 7.2(s), 7.2(t) and 7.2(w); provided that (A) in the case of any such Liens securing Indebtedness pursuant to Section 7.2(j), such Liens do not at any time encumber any Property of Holdings, the Borrower or any Subsidiary Guarantor, (B) in the case of any such Liens securing Indebtedness incurred pursuant to Section 7.2(p), such Liens do not encumber any Property other than cash paid to any such insurance company in respect of such insurance, (C) in the case of any such Liens securing Indebtedness pursuant to Section 7.2(r), such Liens exist at the time that the relevant Person becomes a Restricted Subsidiary or such assets are acquired and are not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary or the acquisition of such assets (except to the extent such Liens secure Indebtedness which refinanced other secured Indebtedness to facilitate such Person becoming a Restricted Subsidiary or to facilitate the merger, consolidation or amalgamation or other acquisition of assets referred to in such Section 7.2(r)) and (D) in the case of Liens securing Guarantee Obligations pursuant to Section 7.2(e), the underlying obligations are secured by a Lien permitted to be incurred pursuant to this Agreement and (ii) any extension, refinancing, renewal or replacement of the Liens described in clause (i) of this Section 7.3(g) in whole or in part; provided that such extension, renewal or replacement shall be limited to all or a part of the property which secured (or was permitted to secure) the Lien so extended, renewed or replaced (plus improvements on such property, if any);

(h)                                 Liens created pursuant to the Loan Documents;

(i)                                     Liens arising from judgments in circumstances not constituting an Event of Default under Section 8.1(h);

(j)                                    Liens on Property or assets acquired pursuant to an acquisition permitted under Section 7.7 (and the proceeds thereof) or assets of a Restricted Subsidiary in existence at the time such Restricted Subsidiary is acquired pursuant to an acquisition permitted under Section 7.7 and not created in contemplation thereof and Liens created after the Closing Date in connection with any refinancing, refundings, or renewals or extensions of the obligations secured thereby permitted hereunder, provided that no such Lien is spread to cover any additional Property (other than other Property of such Restricted Subsidiary) after the Closing Date (unless such Lien utilizes a separate basket under this Section 7.3);

(k)                                 (i) Liens on Property of Non-Guarantor Subsidiaries securing Indebtedness or other obligations not prohibited by this Agreement to be incurred by such Non-Guarantor Subsidiaries and (ii) Liens securing Indebtedness or other obligations of Holdings or any of its Restricted Subsidiaries in favor of any Loan Party;

(l)                                     receipt of progress payments and advances from customers in the ordinary course of business to the extent same creates a Lien on the related inventory and proceeds thereof;

(m)                             Liens in favor of customs and revenue authorities arising as a matter of law to secure the payment of customs duties in connection with the importation of goods;

(n)                                 Liens arising out of consignment or similar arrangements for the sale by Holdings and its Restricted Subsidiaries of goods through third parties in the ordinary course of business or otherwise consistent with past practice;

(o)                                 Liens solely on any cash earnest money deposits made by Holdings or any of its Restricted Subsidiaries in connection with an Investment permitted by Section 7.7;

(p)                                 Liens deemed to exist in connection with Investments permitted by Section 7.7(b) that constitute repurchase obligations;

(q)                                 Liens upon specific items of inventory or other goods and proceeds of Holdings or any of its Restricted Subsidiaries arising in the ordinary course of business securing such Person’s obligations in respect of bankers’ acceptances and letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(r)                                    Liens on cash deposits securing any Hedge Agreements permitted hereunder in an aggregate amount not to exceed $1,000,000 at any time outstanding;

(s)                                   any interest or title of a lessor under any leases or subleases entered into by Holdings or any of its Restricted Subsidiaries in the ordinary course of business and any financing statement filed in connection with any such lease;

(t)                                    Liens on cash and Cash Equivalents used to defease or to satisfy and discharge Indebtedness, provided that such defeasance or satisfaction and discharge is not prohibited hereunder;

(u)                                 (i) Liens that are contractual rights of set-off (A) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (B) relating to pooled deposit or sweep accounts of Holdings or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings and its Restricted Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of Holdings or any of its Restricted Subsidiaries in the ordinary course of business, (ii) other Liens securing cash management obligations in the ordinary course of business and (iii) Liens encumbering reasonable and customary initial deposits and margin deposits in respect of, and similar Liens attaching to, commodity trading accounts and other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(v)                                 Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(w)                               Liens on Capital Stock in joint ventures securing obligations of such joint venture;

(x)                                 Liens securing obligations in respect of trade-related letters of credit permitted under Section 7.2 and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;

(y)                                 other Liens with respect to obligations that do not exceed the greater of (i) $5,000,000 and (ii) 1.5% of Consolidated Total Assets at the time of such incurrence, at any time outstanding;

(z)                                  licenses, sublicenses, cross-licensing or pooling of, or similar arrangements with respect to, Intellectual Property granted by Holdings or any of its Restricted Subsidiaries which do not interfere in any material respect with the ordinary conduct of the business of Holdings or such Restricted Subsidiary;

(aa)                          Liens arising from precautionary UCC financing statement filings (or other similar filings in non-U.S. jurisdictions) regarding leases, subleases, licenses or consignments, in each case, entered into by Holdings or any of its Restricted Subsidiaries;

(bb)                          Liens on cash and Cash Equivalents (and the related escrow accounts) in connection with the issuance into (and pending the release from) escrow of, any Permitted Refinancing Obligations, any Indebtedness permitted under Section 7.2(t), and, in each case, any Permitted Refinancing thereof;

(cc)                            Liens on cash, Cash Equivalents or other investments in connection with the deposit of amounts necessary to satisfy payment and custodial obligations in respect of prize, jackpot, deposit, payment processing and player account management operations, including as may be placed in trust accounts; and

(dd)                          zoning or similar laws or rights reserved to or vested in any Governmental Authority to control or regulate the use of any real property.

7.4                                    Fundamental Changes.  Consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business (including, in each case, pursuant to a Delaware LLC Division), except that:

(a)                                 (i) any Restricted Subsidiary may be merged, amalgamated or consolidated with or into Holdings or the Borrower (provided that, except as permitted pursuant to clause (j) below, Holdings or the Borrower shall be the continuing or surviving corporation) or (ii) any Restricted Subsidiary may be merged, amalgamated or consolidated with or into any Subsidiary Guarantor (provided that (x) a Subsidiary Guarantor shall be the continuing or surviving corporation or (y) substantially simultaneously with such transaction, the continuing or surviving corporation shall become a Subsidiary Guarantor and the Borrower shall comply with Section 6.8 in connection therewith);

(b)                                 any Non-Guarantor Subsidiary may be merged or consolidated with or into, or be liquidated into, any other Non-Guarantor Subsidiary that is a Restricted Subsidiary;

(c)                                  any Restricted Subsidiary may Dispose of all or substantially all of its assets upon voluntary liquidation or otherwise to any Loan Party;

(d)                                 any Non-Guarantor Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding-up or otherwise) to any other Non-Guarantor Subsidiary that is a Restricted Subsidiary;

(e)                                  Dispositions permitted by Section 7.5 and any merger, dissolution, liquidation, consolidation, amalgamation, investment or Disposition, the purpose of which is to effect a Disposition permitted by Section 7.5, may be consummated;

(f)                                   any Investment expressly permitted by Section 7.7 may be structured as a merger, consolidation or amalgamation;

(g)                                  Holdings and its Restricted Subsidiaries may consummate the Transactions;

(h)                                 any Restricted Subsidiary may liquidate or dissolve if (i) the Borrower determines in good faith that such liquidation or dissolution is in the best interest of the Borrower and is not materially disadvantageous to the Lenders and (ii) to the extent such Restricted Subsidiary is a Loan Party, any assets or business of such Restricted Subsidiary not otherwise disposed of or transferred in accordance with Section 7.4 or 7.5 or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, a Loan Party after giving effect to such liquidation or dissolution;

(i)                                     Holdings may merge with and into another entity solely for the purpose of the reincorporation of Holdings in another state of organization within the United States, so long as (i) such surviving entity promptly (but in no event later than thirty (30) days after such merger) becomes a Loan Party, (ii) subject to clause (i) above, the requirements of Sections 6.8 and 6.13 are complied with in connection therewith, (iii) the Borrower provides to the Administrative Agent evidence reasonably acceptable to the Administrative Agent that, after giving pro forma effect to such merger, (A) the granting, perfection, validity and priority of the security interest of the Secured Parties in the Collateral, taken as a whole, is not impaired in any material respect by such merger and (B) no security interest purported to be created by any Security Document with respect to any portion of the Collateral immediately prior to such merger shall cease to be, or shall be asserted in writing by any Loan party not to be, a valid and perfected security interest (having the same priority as immediately prior to such merger), in the securities, assets or properties covered thereby and (iv) no Default or Event of Default has occurred and is continuing or would result therefrom.

7.5                                    Dispositions of Property.  Dispose of any of its owned Property (including receivables) whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person, except:

(a)                                 (i) the Disposition of surplus, obsolete or worn out Property in the ordinary course of business, Dispositions of Property no longer used or useful or economically practicable to maintain in the conduct of the business of the Borrower and other Restricted Subsidiaries in the ordinary course and Dispositions of Property necessary in order to comply with applicable Requirements of Law or licensure requirements (as determined by the Borrower in good faith), (ii) the sale of defaulted receivables in the ordinary course of business, (iii) sale, assignment, conveyance, transfer, abandonment, cancellation or disposition of any Intellectual Property in the ordinary course of business and (iv) sales, leases or other dispositions of inventory determined by the management of the Borrower to be no longer useful or necessary in the operation of the Business;

(b)                                 (i) the sale of inventory or other Property in the ordinary course of business, (ii) the cross-licensing, pooling, sublicensing or licensing of, or similar arrangements (including disposition of marketing rights) with respect to, Intellectual Property in the ordinary course of business or otherwise consistent with past practice or not materially disadvantageous to the Lenders, and (iii) the contemporaneous exchange, in the ordinary course of business, of Property for Property of a like kind, to the extent that the Property received in such exchange is of a Fair Market Value equivalent to the Fair Market Value of the Property exchanged (provided that after giving effect to such exchange, the Fair Market Value of the Property of any Loan Party subject to Liens in favor of the Collateral Agent under the Security Documents is not materially reduced);

(c)                                  Dispositions permitted by Section 7.4;

(d)                                 the sale or issuance of (i) any Subsidiary’s Capital Stock to any Loan Party; provided that the sale or issuance of Capital Stock of an Unrestricted Subsidiary to Holdings or any of its Restricted Subsidiaries is otherwise permitted by Section 7.7, (ii) the Capital Stock of any Non-Guarantor Subsidiary that is a Restricted Subsidiary to any other Non-Guarantor Subsidiary that is a Restricted Subsidiary and (iii) the Capital Stock of any Subsidiary that is an Unrestricted Subsidiary to any other Subsidiary that is an Unrestricted Subsidiary, in each case, including in connection with any tax restructuring activities not otherwise prohibited hereunder;

(e)                                  the Disposition of assets for Fair Market Value; provided that (i) at least 75% of the total consideration for any such Disposition in excess of $2,000,000 received by Holdings and its Restricted Subsidiaries is in the form of cash or Cash Equivalents and (ii) no Event of Default then exists or would result from such Disposition; provided, however, that for purposes of clause (i) above, the following shall be deemed to be cash:  (A) any liabilities (as shown on Holdings’ or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of Holdings or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee with respect to the applicable Disposition and for which Holdings and its Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by Holdings or such Restricted Subsidiary from such transferee that are converted by Holdings or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received in the conversion) within 180 days following the closing of the applicable Disposition, and (C)

any Designated Non-cash Consideration received by Holdings or any of its Restricted Subsidiaries in such Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (e) that is at that time outstanding, not to exceed the greater of (I) $5,000,000 and (II) 2.25% of Consolidated Total Assets at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value);

(f)                                   any settlement of or payment in respect of any Property or casualty insurance claim or any condemnation proceeding relating to any asset of Holdings or any Restricted Subsidiary;

(g)                                  the leasing, licensing, occupying pursuant to occupancy agreements or sub-leasing of Property that would not materially interfere with the required use of such Property by Holdings or its Restricted Subsidiaries;

(h)                                 the transfer for Fair Market Value of Property (including Capital Stock of Subsidiaries) to another Person in connection with a joint venture arrangement with respect to the transferred Property; provided that such transfer is permitted under Section 7.7(h), (k), (v) or (y);

(i)                                     the sale or discount, in each case without recourse and in the ordinary course of business, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing of receivables);

(j)                                    transfers of condemned Property as a result of the exercise of “eminent domain” or other similar policies to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of properties that have been subject to a casualty to the respective insurer of such Property as part of an insurance settlement;

(k)                                 the Disposition of any Immaterial Subsidiary or any Unrestricted Subsidiary;

(l)                                     the transfer of Property (including Capital Stock of Subsidiaries) of any Loan Party to any Restricted Subsidiary for Fair Market Value; provided that any such transfer to a Non-Guarantor Subsidiary shall constitute an Investment and comply with Section 7.7;

(m)                             the transfer of Property (i) by any Loan Party to any other Loan Party or (ii) from a Non-Guarantor Subsidiary to (A) any Loan Party; provided that the portion (if any) of such Disposition made for more than Fair Market Value shall constitute an Investment and comply with Section 7.7 or (B) any other Non-Guarantor Subsidiary that is a Restricted Subsidiary;

(n)                                 the Disposition of cash and Cash Equivalents and investments in connection with prize, jackpot, deposit, payment processing and player account management operations, in each case, in the ordinary course of business;

(o)                                 (i) Liens permitted by Section 7.3, (ii) Restricted Payments permitted by Section 7.6, (iii) Investments permitted by Section 7.7 and (iv) sale and leaseback transactions permitted by Section 7.10;

(p)                                 Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(q)                                 the unwinding of Hedge Agreements permitted hereunder pursuant to their terms;

(r)                                    the Disposition of assets acquired pursuant to or in order to effectuate a Permitted Acquisition which assets are (i) obsolete or (ii) not used or useful to the core or principal business of the Borrower and the Restricted Subsidiaries; and

(s)                                   Dispositions of Property between or among Holdings and/or its Restricted Subsidiaries as a substantially concurrent interim Disposition in connection with a Disposition otherwise permitted pursuant to clauses (a) through (r) above.

7.6                                    Restricted Payments.  Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of Holdings or any of its Restricted Subsidiaries, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or Property or in obligations of Holdings or such Restricted Subsidiary, or enter into any derivatives or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating Holdings or any of its Restricted Subsidiaries to make payments to such Derivatives Counterparty as a result of any change in market value of any such Capital Stock (collectively, “Restricted Payments”), except that:

(a)                                 (i) any Restricted Subsidiary may make Restricted Payments to any Loan Party and (ii) Non-Guarantor Subsidiaries may make Restricted Payments to other Non-Guarantor Subsidiaries;

(b)                                 Holdings may make Restricted Payments in an aggregate amount not to exceed (i) the Base Available Amount plus (ii) the Available Amount; provided that, in the case of clause (ii), (A) no Event of Default is continuing or would result therefrom and (B) Holdings shall be in compliance with the covenants set forth in Section 7.1 on a pro forma basis as of the end of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.1 at the time of such Restricted Payment;

(c)                                  Holdings may make Restricted Payments (x) to its direct and indirect equity holders in respect of Permitted Tax Distributions, and (y) to any Parent Company to permit such Parent Company to pay (i) customary fees, salary, bonus, severance and other benefits payable to, and indemnities provided on behalf of, their current and former officers and employees and members of their Board of Directors, (ii) ordinary course corporate operating expenses and other fees and expenses required to maintain its corporate existence, (iii) fees and expenses to the extent permitted under clause (i) of the second sentence of Section 7.9, (iv) reasonable fees and expenses incurred in connection with any debt or equity offering by Holdings or any Parent Company, to the extent the proceeds thereof are (or, in the case of an unsuccessful offering, were intended to be) used for the benefit of Holdings and its Restricted Subsidiaries, whether or not completed and (v) reasonable fees and expenses in connection with compliance with reporting obligations under, or in connection with compliance with, federal or state laws or under this Agreement or any other Loan Document;

(d)                                 Holdings may make Restricted Payments in the form of Capital Stock of Holdings;

(e)                                  Holdings and any of its Restricted Subsidiaries may make Restricted Payments to, directly or indirectly, purchase the Capital Stock of Holdings, the Borrower, any Parent Company or any Subsidiary from present or former officers, directors, consultants, agents or employees (or their estates, trusts, family members or former spouses) of Holdings, the Borrower, any Parent Company or any Subsidiary upon the death, disability, retirement or termination of the applicable officer, director, consultant, agent or employee or pursuant to any equity subscription agreement, stock option or equity incentive award agreement, shareholders’ or members’ agreement or similar agreement, plan or arrangement; provided that the aggregate amount of payments under this clause (e) in any fiscal year of Holdings shall not exceed the sum of (i) $2,000,000 in any fiscal year, plus (ii) any proceeds received from key man life insurance policies, plus (iii) any proceeds received by Holdings, the Borrower, or any Parent Company during such fiscal year from sales of the Capital Stock of Holdings, the Borrower or any Parent Company to directors, officers, consultants or employees of Holdings, the Borrower, any Parent Company or any Subsidiary in connection with permitted employee compensation and incentive arrangements; provided that any Restricted Payments permitted (but not made) pursuant to sub-clause (i), (ii) or (iii) of this clause (e) in any prior fiscal year may be carried forward to any subsequent fiscal year (subject to an annual cap of no greater than $4,000,000), and provided, further, that cancellation of Indebtedness owing to Holdings or any Restricted Subsidiary by any member of management of Holdings, any Parent Company, the Borrower or any Subsidiary in connection with a repurchase of the Capital Stock of the Borrower, Holdings or any Parent Company will not be deemed to constitute a Restricted Payment for purposes of this Section 7.6;

(f)                                   Holdings and its Restricted Subsidiaries may make Restricted Payments to make, or to allow any Parent Company to make, (i) noncash repurchases of Capital Stock deemed to occur upon exercise of stock options or similar equity incentive awards, if such Capital Stock represents a portion of the exercise price of such options or similar equity incentive awards, (ii) tax payments on behalf of present or former officers, directors, consultants, agents or employees (or their estates, trusts, family members or former spouses) of Holdings, the Borrower, any Parent Company or any Subsidiary in connection with noncash repurchases of Capital Stock pursuant to any equity subscription agreement, stock option or equity incentive award agreement, shareholders’ or members’ agreement or similar agreement, plan or arrangement of Holdings, the Borrower, any Parent Company or any Subsidiary and (iii) make whole or dividend equivalent payments to holders of vested stock options or other Capital Stock or to holders of stock options or other Capital Stock at or around the time of vesting or exercise of such options or other Capital Stock to reflect dividends previously paid in respect of Capital Stock of the Borrower, Holdings or any Parent Company;

(g)                                  Holdings may make Restricted Payments to any Parent Company with the cash proceeds contributed to its common equity from the Net Cash Proceeds of any Equity Issuance Not Otherwise Applied, so long as, (i) with respect to any such Restricted Payments, no Event of Default shall have occurred and be continuing or would result therefrom and (ii) in the case of Net Cash Proceeds received in connection with the Social Gaming IPO, such Restricted Payment must be made on or prior to the date that is fifteen Business Days after the Closing Date (or such longer time as the Administrative Agent may agree in its sole discretion);

(h)                                 Holdings may make Restricted Payments to make, or to allow any Parent Company to make, payments in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Capital Stock of any such Person;

(i)                                     to the extent constituting Restricted Payments, Holdings and its Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Sections 7.4, 7.5, 7.7 and 7.9;

(j)                                    (i) any non-wholly owned Restricted Subsidiary of Holdings may declare and pay cash dividends to its equity holders generally so long as Holdings or its respective Subsidiary which owns the equity interests in the Restricted Subsidiary paying such dividend receives at least its proportional share thereof (based upon its relative holding of the equity interests in the Restricted Subsidiary paying such dividends and taking into account the relative preferences, if any, of the various classes of equity interest of such Restricted Subsidiary), and (ii) any non-wholly owned Restricted Subsidiary of Holdings may make Restricted Payments to one or more of its equity holders (which payments need not be proportional) in lieu of or to effect an earnout so long as (x) such payment is in the form of such Restricted Subsidiary’s Capital Stock and (y) such Restricted Subsidiary continues to be a Restricted Subsidiary after giving effect thereto;

(k)                                 Holdings and its Restricted Subsidiaries may make Restricted Payments on or after the Closing Date to consummate the Transactions and in connection with the Social Gaming IPO Documents (other than distributions which do not constitute Permitted Tax Distributions or which are not otherwise permitted under this Section 7.6);

(l)                                     Holdings may make Restricted Payments (to the extent such payments would constitute Restricted Payments) pursuant to and in accordance with any Hedge Agreement in connection with a convertible debt instrument; provided that, the aggregate amount of all such Restricted Payments minus cash received from counterparties to such Hedge Agreements upon entering into such Hedge Agreements shall not exceed $2,000,000;

(m)                             Holdings may make additional Restricted Payments; provided that (i) immediately before and after giving effect to any such Restricted Payment, no Event of Default shall have occurred and be continuing and (ii) the Consolidated Total Leverage Ratio shall not exceed 1.50 to 1.00 on a pro forma basis as of the end of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.1 at the time of such Restricted Payment;

(n)                                 Holdings may make Restricted Payments in connection with the Article XI of its Amended and Restated Operating Agreement (as in effect on the date hereof); and

(o)                                 Holdings may pay dividends and distributions within 60 days after the date of declaration thereof, if at the date of declaration of such payment, such payment would have been permitted pursuant to another clause of this Section 7.6.

7.7                                    Investments.  Make any advance, loan, extension of credit (by way of guarantee or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or all or substantially all of the assets constituting an ongoing business from, or make any other similar investment in, any other Person (all of the foregoing, “Investments”), except:

(a)                                 (i) extensions of trade credit in the ordinary course of business, (ii) loans and advances made to distributors, customers, vendors and suppliers in the ordinary course of business or in accordance with market practices, (iii) purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of Intellectual Property, in each case in the ordinary course of business, to the extent such purchases and acquisitions constitute Investments, and (iv) Investments among Holdings and its Restricted Subsidiaries in connection with the sale of inventory and parts in the ordinary course of business;

(b)                                 Investments in Cash Equivalents and Investments that were Cash Equivalents when made;

(c)                                  Investments arising in connection with (i) the incurrence of Indebtedness permitted by Section 7.2 to the extent arising as a result of Indebtedness among Holdings or any of its Restricted Subsidiaries and Guarantee Obligations permitted by Section 7.2 and payments made in respect of such Guarantee Obligations, (ii) the forgiveness or conversion to equity of any Indebtedness permitted by Section 7.2 and (iii) guarantees by Holdings or any of its Restricted Subsidiaries of leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(d)                                 loans and advances to employees, consultants or directors of any Parent Company, Holdings or any of its Restricted Subsidiaries in the ordinary course of business in an aggregate amount (for Holdings and all of its Restricted Subsidiaries) not to exceed $1,000,000 (excluding (for purposes of such cap) tuition advances, travel and entertainment expenses, but including relocation expenses) at any one time outstanding;

(e)                                  Investments (i) (other than those relating to the incurrence of Indebtedness permitted by Section 7.7(c)) by Holdings or any of its Restricted Subsidiaries in Holdings, the Borrower or any Person that, prior to such Investment, is a Loan Party (or is a Domestic Subsidiary that becomes a Loan Party in connection with such Investment), (ii) by Loan Parties in any Non-Guarantor Subsidiaries so long as such Investment is part of a series of Investments by Restricted Subsidiaries in other Restricted Subsidiaries that result in the proceeds of the initial Investment being invested in one or more Loan Parties and (iii) comprised solely of equity purchases by Holdings or any of its Restricted Subsidiaries in any other Restricted Subsidiary made for tax purposes, so long as the Borrower provides to the Administrative Agent evidence reasonably acceptable to the Administrative Agent that, after giving pro forma effect to such Investments, the granting, perfection, validity and priority of the security interest of the Secured Parties in the Collateral, taken as a whole, is not impaired in any material respect by such Investment;

(f)                                   Permitted Acquisitions to the extent that any Person or Property acquired in such acquisition becomes a Restricted Subsidiary or a part of a Restricted Subsidiary; provided that (i) immediately before and after giving effect to any such Permitted Acquisition, no Event of Default shall have occurred and be continuing and (ii) the Consolidated Total Leverage Ratio shall not exceed 1.75 to 1.00 on a pro forma basis as of the end of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.1 at the time of such Permitted Acquisition; provided, further that Permitted Acquisitions of Persons that do not become Subsidiary Guarantors, when taken together with the aggregate amount of Investments in Persons that do not become Subsidiary Guarantors and Investments in Unrestricted Subsidiaries, joint ventures or similar arrangements pursuant to clauses (h) and (y) of this Section 7.7, shall not exceed the greater of $10,000,000 and 5.0% of Consolidated Total Assets at the time of such Investment;

(g)                                  loans by Holdings or any of its Restricted Subsidiaries to the employees, officers or directors of any Parent Company, Holdings or any of its Restricted Subsidiaries in connection with management incentive plans; provided that such loans represent cashless transactions pursuant to which such employees, officers or directors directly (or indirectly) invest the proceeds of such loans in the Capital Stock of Holdings or a Parent Company;

(h)                                 Investments by Holdings and its Restricted Subsidiaries in Unrestricted Subsidiaries, joint ventures or similar arrangements in an aggregate amount at any time outstanding (for Holdings and all of its Restricted Subsidiaries), not to exceed, when taken together with the aggregate amount of Permitted Acquisitions of Persons that do not become Subsidiary Guarantors and Investments in Persons that do not become Subsidiary Guarantors, pursuant to clauses (f) and (y) of this Section 7.7, the sum of (A) the greater of $10,000,000 and 5.0% of Consolidated Total Assets at the time of such Investment, plus (B) the amount, if any, that is then available for Investments pursuant to Section 7.7(z)(ii)(A), plus (C) an amount equal to the Base Available Amount, plus (D) an amount equal to the Available Amount; provided that no Investment may be made pursuant to this clause (h) in any Unrestricted Subsidiary for the purpose of making a Restricted Payment unless such Investment is made using the Base Available Amount or the Available Amount (which such use in accordance with this proviso, other than with respect to usage of the Base Available Amount, shall be subject to the requirement that Holdings shall be in compliance with the financial covenants set forth in Section 7.1 on a pro forma basis as of the end of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.1 at the time of such Investment);

(i)                                     Investments (including debt obligations) received in the ordinary course of business by Holdings or any of its Restricted Subsidiaries in connection with the bankruptcy or reorganization of suppliers, customers and other Persons and in settlement of delinquent obligations of, and other disputes with, suppliers, customers and other Persons arising in the ordinary course of business;

(j)                                    Investments by any Non-Guarantor Subsidiary in any other Non-Guarantor Subsidiary;

(k)                                 Investments in existence on, or pursuant to legally binding written commitments in existence on, the Closing Date (after giving effect to the Transactions) and listed on Schedule 7.7 and, in each case, any extensions or renewals thereof, so long as the amount of any Investment made pursuant to this clause (k) is not increased (other than pursuant to such legally binding commitments);

(l)                                     Investments of Holdings or any of its Restricted Subsidiaries under Hedge Agreements permitted hereunder;

(m)                             Investments of any Person in existence at the time such Person becomes a Restricted Subsidiary; provided that such Investment was not made in connection with or in anticipation of such Person becoming a Restricted Subsidiary;

(n)                                 Investments made on, prior or after the Closing Date to consummate the Transactions and in connection with the Social Gaming IPO Documents;

(o)                                 to the extent constituting Investments, transactions expressly permitted (other than by reference to this Section 7.7 or any clause thereof) under Sections 7.4, 7.5, 7.6 and 7.8;

(p)                                 Subsidiaries of Holdings may be established or created, if (i) to the extent such new Subsidiary is a Domestic Subsidiary, Holdings and such Subsidiary comply with the provisions of Section 6.8(c) and (ii) to the extent such new Subsidiary is a Foreign Subsidiary,

Holdings complies with the provisions of Section 6.8(d); provided that, in each case, to the extent such new Subsidiary is created solely for the purpose of consummating a merger, consolidation, amalgamation or similar transaction pursuant to an acquisition permitted by this Section 7.7, and such new Subsidiary at no time holds any assets or liabilities other than any consideration contributed to it contemporaneously with the closing of such transactions, such new Subsidiary shall not be required to take the actions set forth in Section 6.8(c) or 6.8(d), as applicable, until the respective acquisition is consummated (at which time the surviving entity of the respective transaction shall be required to so comply within ten Business Days or such longer period as the Administrative Agent shall agree);

(q)                                 Investments arising directly out of the receipt by Holdings or any of its Restricted Subsidiaries of non-cash consideration for any sale of assets permitted under Section 7.5;

(r)                                    Investments resulting from pledges and deposits referred to in Sections 7.3(c) and (d);

(s)                                   Investments consisting of (i) the licensing, sublicensing, cross-licensing, pooling or contribution of, or similar arrangements with respect to, Intellectual Property, and (ii) the transfer or licensing of non-U.S. Intellectual Property to a Foreign Subsidiary;

(t)                                    any Investment in a Non-Guarantor Subsidiary or in a joint venture to the extent such Investment is substantially contemporaneously repaid in full with a dividend or other distribution from such Non-Guarantor Subsidiary or joint venture;

(u)                                 Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;

(v)                                 additional Investments so long as the aggregate amount thereof outstanding at no time exceeds the sum of (i) an amount equal to the Base Available Amount plus (ii) an amount equal to the Available Amount; provided that no Investment may be made pursuant to this clause (v) in any Unrestricted Subsidiary for the purpose of making a Restricted Payment unless such Investment is made using the Base Available Amount or the Available Amount (which such use in accordance with this proviso, other than with respect to usage of the Base Available Amount, shall be subject to the requirement that Holdings shall be in compliance with the financial covenants set forth in Section 7.1 on a pro forma basis as of the end of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.1 at the time of such Investment);

(w)                               advances of payroll payments to employees, or fee payments to directors or consultants, in the ordinary course of business;

(x)                                 Investments constituting loans or advances in lieu of Restricted Payments permitted pursuant to Section 7.6;

(y)                                 additional Investments; provided that (i) immediately before and after giving effect to any such Investment, no Event of Default shall have occurred and be continuing and (ii) the Consolidated Total Leverage Ratio shall not exceed 1.75 to 1.00 on a pro forma basis as of the end of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.1 at the time of such Investment; provided that the aggregate amount of any such Investments made by any Loan Party in any Non-Guarantor Subsidiary pursuant to this clause (y) shall not exceed, when taken together with the aggregate amount of Permitted Acquisitions of Persons that do not become Subsidiary Guarantors and Investments in Unrestricted Subsidiaries, joint ventures or similar arrangements pursuant to clauses (f) and (y) of this Section 7.7, the greater of $10,000,000 and 5.0% of Consolidated Total Assets at the time of such Investment;

(z)                                  (i) Investments by any Loan Party in any Non-Guarantor Subsidiary of Capital Stock, Property and cash with an aggregate value not to exceed the aggregate value of any Capital Stock, Property and cash previously transferred to any Loan Party pursuant to any Investment made in, or any dividend or similar distribution paid to, any Loan Party by any Non-Guarantor Subsidiary on and after the Closing Date; provided that the aggregate amount of any such Investments made in cash by any Loan Party in any Non-Guarantor Subsidiary pursuant to this sub-clause (i) shall not exceed the aggregate amount of Investments in cash previously made by any Non-Guarantor Subsidiary in any Loan Party and cash dividends and similar cash distributions received by any Loan Party from any Non-Guarantor Subsidiary, in each case, on and after the Closing Date; provided, further, that (x) to the extent that any such Investment by any Non-Guarantor Subsidiary in any Loan Party is made in the form of Indebtedness owing by a Loan Party to a Non-Guarantor Subsidiary, the amount of any payment of principal and interest and other amounts paid in respect of such Indebtedness shall be treated as an Investment in the applicable Non-Guarantor Subsidiary and shall be included for purposes of determining compliance with the limitations on Investments by Loan Parties in Non-Guarantor Subsidiaries, and (y) any such Investment consisting of loans or advances made by any Non-Guarantor Subsidiary to any Loan Party shall be subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent; provided, however, that the terms of such subordination shall not provide for any restrictions on repayment of such intercompany Investments unless an Event of Default has occurred and is continuing hereunder; and (ii) other Investments by any Loan Party in any Non-Guarantor Subsidiary not to exceed the sum of (A) the amount, if any, that is then available for Investments pursuant to Section 7.7(h)(A), plus (B) an amount equal to the Base Available Amount, plus (C) an amount equal to the Available Amount; provided, that no Investment may be made pursuant to this clause (z) in any Unrestricted Subsidiary for the purpose of making a Restricted Payment unless such Investment is made using the Base Available Amount or the Available Amount (which such use in accordance with this proviso, other than with respect to usage of the Base Available Amount, shall be subject to the requirement that Holdings shall be in compliance with the financial covenants set forth in Section 7.1 on a pro forma basis as of the end of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.1 at the time of such Investment);

(aa)                          Investments to the extent that payment for such Investments is made solely by the issuance of Capital Stock (other than Disqualified Capital Stock) of Holdings (or any Parent Company) to the seller of such Investments; and

(bb)                          Investments in respect of prize, jackpot, deposit, payment processing and player account management operations, including as may be placed in trust accounts.

It is further understood and agreed that for purposes of determining the value of any Investment outstanding for purposes of this Section 7.7, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired less any returns on such Investment (not to exceed the original amount invested).

7.8                                    Prepayments, Etc. of Indebtedness; Amendments.  Prepay, redeem, purchase, defease or otherwise satisfy prior to the day that is 90 days before the scheduled maturity thereof in any manner any

Indebtedness that is expressly subordinated by contract in right of payment to the Obligations (other than intercompany Indebtedness so long as no Event of Default shall have occurred and be continuing) or any Indebtedness that is secured by all or any part of the Collateral on a junior basis relative to the Obligations (collectively, “Junior Financing”) (it being understood that payments of regularly scheduled interest and principal on all of the foregoing shall be permitted), or make any payment in violation of any subordination terms of any Junior Financing Documentation, except (i) a prepayment, redemption, purchase, defeasement or other satisfaction of Junior Financing made in an amount not to exceed the (A) the Base Available Amount plus (B) the Available Amount; provided that (x) immediately before and immediately after giving pro forma effect to such prepayment, redemption, purchase, defeasement or other satisfaction, no Event of Default shall have occurred and be continuing and (y) immediately after giving effect to any such prepayment, redemption, purchase, defeasement or other satisfaction, other than with respect to usage of the Base Available Amount, Holdings shall be in compliance with the financial covenants set forth in Section 7.1 on a pro forma basis as of the end of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.1, (ii) the conversion of any Junior Financing to Capital Stock (other than Disqualified Capital Stock) or the prepayment, redemption, purchase, defeasement or other satisfaction of Junior Financing with the proceeds of an Equity Issuance Not Otherwise Applied (other than Disqualified Capital Stock or Cure Amounts), (iii) the refinancing of any Junior Financing with any Permitted Refinancing thereof, (iv) the prepayment, redemption, purchase, defeasance or other satisfaction of any Indebtedness incurred or assumed pursuant to Section 7.2(r) or (s) and (v) additional prepayments, redemptions, purchases, defeasements or other satisfactions of Junior Financing; provided that (i) immediately before and after giving effect thereto, no Event of Default shall have occurred and be continuing and (ii) the Consolidated Total Leverage Ratio shall not exceed 1.50 to 1.00 on a pro forma basis as of the end of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.1 at the time thereof.

7.9                                    Transactions with Affiliates.  Enter into any transaction, including any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate thereof (other than Holdings or any of its Restricted Subsidiaries) unless such transaction is (a) otherwise not prohibited under this Agreement and (b) upon fair and reasonable terms no less favorable to Holdings or such Restricted Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.  Notwithstanding the foregoing, Holdings and its Restricted Subsidiaries may (i) pay fees, indemnities and expenses pursuant to the Intercompany Services Agreement and, without duplication, pay to any Parent Company that is the Public Parent or its subsidiary fees and expenses in connection with the Transactions; (ii) enter into any transaction with an Affiliate that is not prohibited by the terms of this Agreement to be entered into by Holdings or such Restricted Subsidiary with an Affiliate, including the entry into and performance of the Social Gaming IPO Documents (other than the payment of any Restricted Payment that is not permitted pursuant to Section 7.6); (iii) make any Restricted Payment permitted pursuant to Section 7.6 or any Investment permitted pursuant to Section 7.7; (iv) perform their obligations pursuant to the Transactions, provided that any Restricted Payment in connection therewith are otherwise permitted pursuant to Section 7.6; (v) enter into transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business; (vi) without being subject to the terms of this Section 7.9, enter into any transaction with any Person which is an Affiliate of Holdings or the Borrower only by reason of such Person and Holdings or the Borrower, as applicable, having common directors; (vii) issue Capital Stock to [the Sponsor, ]any other direct or indirect owner of Holdings (including any Parent Company), or any director, officer, employee or consultant thereof; (viii) enter into the transactions allowed pursuant to Section 10.6; (ix) enter into transactions set forth on Schedule 7.9; and (x) enter into joint purchasing arrangements with the Sponsor in the ordinary course of business or otherwise consistent with past practice.  For the avoidance of doubt, this Section 7.9 shall not apply to employment, benefits, compensation, bonus, retention and severance arrangements with, and payments of compensation or benefits (including customary fees, expenses and indemnities) to or for the benefit of, current or former employees, consultants, officers or directors of Holdings or any of its Restricted Subsidiaries in the ordinary course of business.  For purposes of this Section 7.9, any transaction with any Affiliate shall be deemed to have satisfied the standard set forth in clause (b) of the first sentence hereof if such transaction is approved by a majority of the Disinterested Directors of the Board of Directors of Holdings or such Restricted Subsidiary, as applicable.  “Disinterested Director” shall mean, with respect to any Person and transaction, a member of the Board of Directors of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction.  A member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member’s holding Capital Stock of the Borrower, Holdings or any Parent Company or any options, warrants or other rights in respect of such Capital Stock.

7.10                             Sales and Leasebacks.  Enter into any arrangement with any Person providing for the leasing by Holdings or any of its Restricted Subsidiaries of real or personal Property which is to be sold or transferred by Holdings or any of its Restricted Subsidiaries (a) to such Person or (b) to any other Person to whom funds have been or are to be advanced by such Person on the security of such Property or rental obligations of Holdings or any of its Restricted Subsidiaries, except for (i) any such arrangement entered into in the ordinary course of business of Holdings or any of its Restricted Subsidiaries, (ii) sales or transfers by Holdings or any of its Restricted Subsidiaries to any Loan Party, (iii) sales or transfers by any Non-Guarantor Subsidiary to any other Non-Guarantor Subsidiary that is a Restricted Subsidiary and (iv) any such arrangement to the extent that the Fair Market Value of such Property does not exceed the greater of (i) $15,000,000 and (ii) 6.0% of Consolidated Total Assets at the time of such event, in the aggregate for all such arrangements.

7.11                             Changes in Fiscal Periods.  Permit the fiscal year of Holdings to end on a day other than December 31; provided, that Holdings may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, Holdings, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

7.12                             Negative Pledge Clauses.  Enter into any agreement that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any Subsidiary Guarantor, its obligations under the Guarantee and Collateral Agreement, other than:

(a)                                 this Agreement, the other Loan Documents and any Other Intercreditor Agreement;

(b)                                 any agreements governing Indebtedness and/or other obligations secured by a Lien permitted by this Agreement (in which case, any prohibition or limitation shall only be effective against the assets subject to such Liens permitted by this Agreement);

(c)                                  software and other Intellectual Property licenses pursuant to which such Loan Party is the licensee of the relevant software or Intellectual Property, as the case may be (in which case, any prohibition or limitation shall relate only to the assets subject to the applicable license);

(d)                                 Contractual Obligations incurred in the ordinary course of business which (i) limit Liens on the assets that are the subject of the applicable Contractual Obligation or (ii) contain customary provisions restricting the assignment, transfer or pledge of such agreements;

(e)                                  any agreements regarding Indebtedness or other obligations of any Non-Guarantor Subsidiary not prohibited under Section 7.2 (in which case, any prohibition or limitation shall only be effective against the assets of such Non-Guarantor Subsidiary and its Subsidiaries);

(f)                                   prohibitions and limitations in effect on the Closing Date and listed on Schedule 7.12;

(g)                                  customary provisions contained in joint venture agreements and other similar agreements applicable to joint ventures not prohibited by this Agreement;

(h)                                 customary provisions restricting the subletting, assignment, pledge or other transfer of any lease governing a leasehold interest;

(i)                                     customary restrictions and conditions contained in any agreement relating to any Disposition of Property, leases, subleases, licenses, sublicenses, cross license, pooling and similar agreements not prohibited hereunder;

(j)                                    any agreement in effect at the time any Person becomes a Subsidiary of Holdings or is merged with or into Holdings, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary of Holdings or of such merger;

(k)                                 restrictions imposed by applicable law or regulation or license requirements;

(l)                                     restrictions in any agreements or instruments relating to any Indebtedness permitted to be incurred by this Agreement (including indentures, instruments or agreements governing any Permitted Refinancing Obligations and indentures, instruments or agreements governing any Permitted Refinancings of the foregoing) (i) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially more restrictive on the Restricted Subsidiaries than the encumbrances contained in this Agreement (as determined in good faith by the Borrower) or (ii) if such encumbrances and restrictions are customary for similar financings in light of prevailing market conditions at the time of incurrence thereof (as determined in good faith by the Borrower) and the Borrower determines in good faith that such encumbrances and restrictions would not reasonably be expected to materially impair the Borrower’s ability to create and maintain the Liens on the Collateral pursuant to the Security Documents;

(m)                             restrictions in respect of Indebtedness secured by Liens permitted by Sections 7.3(g) and 7.3(y) relating solely to the assets or proceeds thereof secured by such Indebtedness;

(n)                                 customary provisions restricting assignment of any agreement entered into in the ordinary course of business; and

(o)                                 restrictions arising in connection with cash or other deposits not prohibited hereunder and limited to such cash or other deposit.

7.13                             Clauses Restricting Subsidiary Distributions.  Enter into any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Restricted Subsidiary held by, or pay any Indebtedness owed to, Holdings or any of its Restricted Subsidiaries or (b) make Investments in Holdings or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of or consisting of (i) this

Agreement or any other Loan Documents and under any Other Intercreditor Agreement, (ii) an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, (iii) customary net worth provisions contained in Real Property leases entered into by Holdings and its Restricted Subsidiaries, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower to meet its ongoing payment obligations hereunder or, in the case of any Subsidiary Guarantor, its obligations under the Guarantee and Collateral Agreement, (iv) agreements related to Indebtedness permitted by this Agreement (including indentures, instruments or agreements governing any Permitted Refinancing Obligations and indentures, instruments or agreements governing any Permitted Refinancings of the foregoing) to the extent that (x) the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially more restrictive on the Restricted Subsidiaries than the encumbrances and restrictions contained in this Agreement (as determined in good faith by the Borrower) or (y) such encumbrances and restrictions are customary for similar financings in light of prevailing market conditions at the time of incurrence thereof (as determined in good faith by the Borrower) and the Borrower determines in good faith that such encumbrances and restrictions would not reasonably be expected to materially impair the Borrower’s ability to pay the Obligations when due, (v) licenses, sublicenses, cross-licensing or pooling by Holdings and its Restricted Subsidiaries of, or similar arrangements with respect to, Intellectual Property in the ordinary course of business (in which case such restriction shall relate only to such Intellectual Property), (vi) Contractual Obligations incurred in the ordinary course of business which include customary provisions restricting the assignment, transfer or pledge thereof, (vii) customary provisions contained in joint venture agreements and other similar agreements applicable to joint ventures not prohibited by this Agreement, (viii) customary provisions restricting the subletting or assignment of any lease governing a leasehold interest, (ix) customary restrictions and conditions contained in any agreement relating to any Disposition of Property, leases, subleases, licenses and similar agreements not prohibited hereunder, (x) any agreement in effect at the time any Person becomes a Restricted Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary, (xi) encumbrances or restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (xii) encumbrances or restrictions imposed by applicable law, regulation or customary license requirements and (xiii) any agreement in effect on the Closing Date and described on Schedule 7.13.

7.14                             Limitation on Hedge Agreements.  Enter into any Hedge Agreement other than Hedge Agreements entered into in the ordinary course of business, and not for speculative purposes.

SECTION 8.                                 EVENTS OF DEFAULT

8.1                                    Events of Default.  If any of the following events shall occur and be continuing:

(a)                                 The Borrower shall fail to pay (i) any principal of any Loan when due in accordance with the terms hereof, (ii) any principal of any Reimbursement Obligation within three Business Days after any such Reimbursement Obligation becomes due in accordance with the terms hereof or (iii) any interest owed by it on any Loan or Reimbursement Obligation, or any other amount payable by it hereunder or under any other Loan Document, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)                                 Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate or other document furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall in either case prove to have been inaccurate in any material respect and such inaccuracy is adverse to the Lenders on or as of the date made or deemed made or furnished; or

(c)                                  Any Loan Party shall default in the observance or performance of any agreement contained in Section 7; provided, that, notwithstanding anything to the contrary herein, an Event of Default by the Borrower under Section 7.1 shall be subject to the cure rights set forth in Section 8.2; or

(d)                                 Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 8.1), and such default shall continue unremedied for a period of 30 days after the earlier of the date that (x) such Loan Party receives from the Administrative Agent or the Required Lenders notice of the existence of such default or (y) a Responsible Officer of such Loan Party has knowledge thereof; or

(e)                                  Holdings or any of its Restricted Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness for Borrowed Money (excluding the Loans and Reimbursement Obligations) on the scheduled or original due date with respect thereto beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness for Borrowed Money was created; or (ii) default in making any payment of any interest on any such Indebtedness for Borrowed Money beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness for Borrowed Money was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness for Borrowed Money or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event of default shall occur, the effect of which payment or other default or other event of default is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness for Borrowed Money to become due prior to its Stated Maturity or to become subject to a mandatory offer to purchase by the obligor thereunder; provided that (A) a default, event or condition described in this paragraph shall not at any time constitute an Event of Default unless, at such time, one or more defaults or events of default of the type described in this paragraph shall have occurred and be continuing with respect to Indebtedness for Borrowed Money the outstanding principal amount of which individually exceeds $5,000,000, and in the case of Indebtedness for Borrowed Money of the types described in clauses (i) and (ii) of the definition thereof, with respect to such Indebtedness which exceeds such amount either individually or in the aggregate and (B) this paragraph (e) shall not apply to (i) secured Indebtedness that becomes due as a result of the sale, transfer, destruction or other disposition of the Property or assets securing such Indebtedness for Borrowed Money if such sale, transfer, destruction or other disposition is not prohibited hereunder and under the documents providing for such Indebtedness, or (ii) any Guarantee Obligations except to the extent such Guarantee Obligations shall become due and payable by any Loan Party and remain unpaid after any applicable grace period or period permitted following demand for the payment thereof; provided, further, that no Event of Default under this clause (e) shall arise or result from any change of control (or similar event) under any other Indebtedness for Borrowed Money that is triggered due to the Permitted Investors (as defined herein) obtaining the requisite percentage contemplated by such change of control provision, unless both (x) such Indebtedness for Borrowed Money shall become due and payable or shall otherwise be required to be repaid, repurchased, redeemed or defeased, whether at the option of any holder thereof or otherwise and (y) at such time, Holdings and/or its Restricted Subsidiaries would not be permitted to repay such Indebtedness for Borrowed Money in accordance with the terms of this Agreement, or

(f)                                   (i) Public Parent, Holdings or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary (whether or not then designated as such)) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Public Parent, Holdings or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary (whether or not then designated as such)) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Public Parent, Holdings or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary (whether or not then designated as such)) any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against Public Parent, Holdings or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary (whether or not then designated as such)) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against substantially all of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Public Parent, Holdings or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary (whether or not then designated as such)) shall consent to or approve of, or acquiesce in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Public Parent, Holdings or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary (whether or not then designated as such)) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)                                  (i) Holdings or any of its Restricted Subsidiaries shall incur any liability in connection with any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) a failure to meet the minimum funding standards (as defined in Section 302(a) of ERISA), whether or not waived, shall exist with respect to any Single Employer Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of Holdings or any of its Restricted Subsidiaries, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Single Employer Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate in a distress termination under Section 4041(c) of ERISA or in an involuntary termination by the PBGC under Section 4042 of ERISA, (v) Holdings or any of its Restricted Subsidiaries shall, or is reasonably likely to, incur any liability as a result of a withdrawal from, or the Insolvency of, a Multiemployer Plan or (vi) any event or condition described in clauses (ii) through (v) above shall occur or exist with respect to a Commonly Controlled Plan; and in each case in clauses (i) through (vi) above, which event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

(h)                                 One or more final judgments or decrees shall be entered against Holdings or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary (whether or not then designated as such)) pursuant to which Holdings and any such Restricted Subsidiaries taken as a whole has a liability (not paid or fully covered by third-party insurance or effective indemnity) of $5,000,000 or more (net of any amounts which are covered by insurance or an effective indemnity), and all such judgments or decrees shall not have been vacated, discharged, dismissed, stayed or bonded within 60 days from the entry thereof; or

(i)                                     (i) Any of the Security Documents shall cease, for any reason (other than by reason of the express release thereof in accordance with the terms thereof or hereof) to be in full force and effect or shall be asserted in writing by the Borrower or any Guarantor not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document with respect to any material portion of the Collateral of the Loan Parties on a consolidated basis shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected security interest (having the priority required by this Agreement or the relevant Security Document) in the securities, assets or properties covered thereby, except to the extent that (x) any such loss of perfection or priority results from limitations of foreign laws, rules and regulations as they apply to pledges of Capital Stock in Foreign Subsidiaries or the application thereof, or from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Guarantee and Collateral Agreement or otherwise or to file Uniform Commercial Code continuation statements, (y) such loss is covered by a lender’s title insurance policy and the Administrative Agent shall be reasonably satisfied with the credit of such insurer or (z) any such loss of validity, perfection or priority is the result of any failure by the Collateral Agent to take any action within its sole control necessary to secure the validity, perfection or priority of the security interests or (iii) the Guarantee Obligations pursuant to the Security Documents by any Loan Party of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms hereof or thereof), or such Guarantee Obligations shall be asserted in writing by any Loan Party not to be in effect or not to be legal, valid and binding obligations; or

(j)                                    (i) Holdings shall cease to own, directly or indirectly, 100% of the Capital Stock of the Borrower; (ii) for any reason whatsoever, any “person” or “group” (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date, but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and excluding the Permitted Investors) shall become the “beneficial owner” (within the meaning of Rule 13d-3 and 13d-5 of the Exchange Act as in effect on the Closing Date), directly or indirectly, of more than the greater of (x) 35% of the then outstanding voting securities having ordinary voting power of Holdings and (y) the percentage of the then outstanding voting securities having ordinary voting power of Holdings owned, directly or indirectly, beneficially (within the meaning of Rule 13d-3 and 13d-5 of the Exchange Act as in effect on the Closing Date) by the Permitted Investors (it being understood that if any such person or group includes one or more Permitted Investors, the outstanding voting securities having ordinary voting power of Holdings directly or indirectly owned by the Permitted Investors that are part of such person or group shall not be treated as being owned by such person or group for purposes of determining whether this clause (y) is triggered); (iii) for any reason whatsoever, any “person” or “group” (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date, but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and excluding the Permitted Investors) shall become the “beneficial owner” (within the meaning of Rule 13d-3 and 13d-5 of the Exchange Act as in effect on the Closing Date), directly or indirectly, of more than the greater of (x) 35% of the then outstanding voting securities having ordinary voting power of Scientific Games and (y) the percentage of the then outstanding voting securities having ordinary voting power of Scientific Games owned, directly or indirectly, beneficially (within the meaning of Rule 13d-3 and 13d-5 of the Exchange Act as in effect on the Closing Date) by the Permitted Investors

(it being understood that if any such person or group includes one or more Permitted Investors, the outstanding voting securities having ordinary voting power of Holdings directly or indirectly owned by the Permitted Investors that are part of such person or group shall not be treated as being owned by such person or group for purposes of determining whether this clause (y) is triggered) or (iv) for any reason whatsoever, any “person” or “group” (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date, but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and excluding the Permitted Investors) shall become the “beneficial owner” (within the meaning of Rule 13d-3 and 13d-5 of the Exchange Act as in effect on the Closing Date), directly or indirectly, of more than the greater of (x) 35% of the then outstanding voting securities having ordinary voting power of the Public Parent and (y) the percentage of the then outstanding voting securities having ordinary voting power of the Public Parent owned, directly or indirectly, beneficially (within the meaning of Rule 13d-3 and 13d-5 of the Exchange Act as in effect on the Closing Date) by the Permitted Investors (it being understood that if any such person or group includes one or more Permitted Investors, the outstanding voting securities having ordinary voting power of Holdings directly or indirectly owned by the Permitted Investors that are part of such person or group shall not be treated as being owned by such person or group for purposes of determining whether this clause (y) is triggered) (any of the foregoing, a “Change of Control”);

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken:  (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.  In the case of all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit.  Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been backstopped or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents.  After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower then due and owing hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).  Except as expressly provided above in this Section 8.1 or otherwise in any Loan Document, presentment, demand and protest of any kind are hereby expressly waived by the Borrower.

8.2                                    Right to Cure.

(a)                                 Notwithstanding anything to the contrary contained in Section 8.1, in the event that Holdings fails to comply with the requirements of the financial covenants set forth in Section 7.1 at any time when Holdings is required to comply with such financial covenants pursuant to the terms thereof, then (A) after the end of the most recently ended fiscal quarter of Holdings until the expiration of the tenth Business Day subsequent to the date the relevant financial statements are required to be delivered pursuant to Section 6.1(a) or (b) (the last day of such period being the “Anticipated Cure Deadline”), Holdings shall have the right to issue common Capital Stock for cash and contribute the proceeds therefrom in the form of common Capital Stock or in another form reasonably acceptable to the Administrative Agent to the Borrower or obtain a contribution to its equity (which shall be in the form of common equity or otherwise in a form reasonably acceptable to the Administrative Agent) (the “Cure Right”), and upon the receipt by the Borrower of such cash (the “Cure Amount”), pursuant to the exercise by Holdings of such Cure Right, the calculation of Consolidated EBITDA as used in the financial covenants set forth in Section 7.1 shall be recalculated giving effect to the following pro forma adjustments:

(i)                  Consolidated EBITDA for such fiscal quarter (and for any subsequent period that includes such fiscal quarter) shall be increased, solely for the purpose of measuring the financial covenants set forth in Section 7.1 and not for any other purpose under this Agreement (including but not limited to determining the availability or amount of any covenant baskets or carve-outs (including the determination of Available Amount) or determining the Applicable Commitment Fee Rate or Applicable Margin), by an amount equal to the Cure Amount; provided that no Cure Amount shall reduce Indebtedness on an actual or pro forma basis for any Test Period including the applicable period for purposes of calculating the financial covenants set forth in Section 7.1, nor shall any Cure Amount held by the Borrower qualify as cash or Cash Equivalents for the purposes of calculating any net obligations or liabilities under the terms of this Agreement; and

(ii)               If, after giving effect to the foregoing recalculations, Holdings shall then be in compliance with the requirements of the financial covenants set forth in Section 7.1, Holdings shall be deemed to have satisfied the requirements of the financial covenants set forth in Section 7.1 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the financial covenants set forth in Section 7.1 that had occurred shall be deemed cured for all purposes of this Agreement; and

(B) upon receipt by the Administrative Agent of written notice, on or prior to the Anticipated Cure Deadline, that Holdings intends to exercise the Cure Right in respect of a fiscal quarter, the Lenders shall not be permitted to accelerate Loans held by them, to terminate the Revolving Commitments held by them or to exercise remedies against the Collateral or any other remedies on the basis of a failure to comply with the requirements of the financial covenants set forth in Section 7.1, unless such failure is not cured pursuant to the exercise of the Cure Right on or prior to the Anticipated Cure Deadline.

(b)                                 Notwithstanding anything herein to the contrary, (i) in each four consecutive fiscal-quarter period there shall be at least two fiscal quarters in respect of which the Cure Right is not exercised, (ii) there can be no more than five fiscal quarters in respect of which the Cure Right is exercised during the term of the Facilities and (iii) for purposes of this Section 8.2, the Cure Amount utilized shall be no greater than the minimum amount required to remedy the applicable failure to comply with the financial covenants set forth in Section 7.1.

SECTION 9.                                 THE AGENTS

9.1                                    Appointment.  Each Lender and Issuing Lender hereby irrevocably designates and appoints each Agent as the agent of such Lender under the Loan Documents and each such Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of the applicable Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of the applicable Loan Documents, together with such other powers as are reasonably incidental thereto, including the authority to enter into any Other Intercreditor Agreement, any Incremental Amendment and any Extension Amendment.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agents shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agents.

9.2                                    Delegation of Duties.  Each Agent may execute any of its duties under the applicable Loan Documents by or through any of its branches, agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  Neither Agent shall be responsible for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care.  Each Agent and any such agent or attorney-in-fact may perform any and all of its duties by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such agent or attorney-in-fact and to the Related Parties of each Agent and any such agent or attorney-in-fact, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

9.3                                    Exculpatory Provisions.  Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys in fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder or the creation, perfection or priority of any Lien purported to be created by the Security Documents or the value or the sufficiency of any Collateral.  The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party, nor shall any Agent be required to take any action that, in its opinion or the opinion of its counsel, may expose it to liability that is not subject to indemnification under Section 10.5 or that is contrary to any Loan Document or applicable law.

9.4                                    Reliance by the Agents.  The Agents shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Agents.  Each Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  Each Agent shall be fully justified in failing or refusing to take any action under the applicable Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders or the Majority Facility Lenders in respect of any Facility) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Agents shall in all cases be fully protected in acting, or in refraining from acting, under the applicable Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders or the Majority Facility Lenders in respect of any Facility), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.  In determining compliance with any conditions hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Agents may presume that such condition is satisfactory to such Lender or Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit.

9.5                                    Notice of Default.  Neither Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  In the event that an Agent receives such a notice, such Agent shall give notice thereof to the Lenders.  The Agents shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or the Majority Facility Lenders in respect of any Facility); provided that unless and until such Agent shall have received such directions, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6                                    Non-Reliance on Agents and Other Lenders.  Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys in fact or Affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender.  Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, Property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the applicable Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, Property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agents hereunder, the Agents shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, Property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of either Agent or any of its officers, directors, employees, agents, attorneys in fact or Affiliates.

9.7                                    Indemnification.  The Lenders severally agree to indemnify each Agent and any Issuing Lender in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure

Percentages in effect on the date on which indemnification is sought under this Section 9.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent or any Issuing Lender in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent or any Issuing Lender under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s Issuing Lender’s gross negligence or willful misconduct.  The agreements in this Section 9.7 shall survive the payment of the Loans and all other amounts payable hereunder.

9.8                                    Agent in Its Individual Capacity.  Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent.  With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under the applicable Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9                                    Successor Agents.

(a)                                 Subject to the appointment of a successor as set forth herein, any Agent may resign upon 30 days’ notice to the Lenders, the Borrower and the other Agent effective upon appointment of a successor Agent.  Upon receipt of any such notice of resignation, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8.1(a) or Section 8.1(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of such retiring Agent, and the retiring Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such retiring Agent or any of the parties to this Agreement or any holders of the Loans.  If no successor Agent shall have been so appointed by the Required Lenders with such consent of the Borrower and shall have accepted such appointment within 30 days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders and with the consent of the Borrower (such consent not to be unreasonably withheld or delayed), appoint a successor Agent, that shall be a bank that has an office in New York, New York with a combined capital and surplus of at least $500,000,000.  After any retiring Agent’s resignation as Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

(b)                                 If at any time either the Borrower or the Required Lenders determine that any Person serving as an Agent is a Defaulting Lender, the Borrower by notice to the Lenders and such Person or the Required Lenders by notice to the Borrower and such Person may, subject to the appointment of a successor as set forth herein, remove such Person as an Agent.  If such Person is removed as an Agent, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8.1(a) or Section 8.1(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of such retiring Agent, and the retiring Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such retiring Agent or any of the parties to this Agreement or any holders of the Loans.  Such removal will, to the fullest extent permitted by applicable law, be effective on the date a replacement Agent is appointed.

(c)                                  Any resignation by the Administrative Agent pursuant to this Section 9 shall also constitute its resignation as Issuing Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender, provided that, to the extent such successor Administrative Agent is not capable of becoming an Issuing Lender such successor shall not so succeed and become vested and another Issuing Lender may be appointed in accordance with clause (b) of the definition of “Issuing Lenders,” (ii) the retiring Issuing Lender shall be discharged from all of its respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Lender shall issue letters of credit in substitution for or to backstop the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

9.10                             Authorization to Release Liens and Guarantees.  The Agents are hereby irrevocably authorized by each of the Lenders to effect any release or subordination of Liens or Guarantee Obligations contemplated by Section 10.15.

9.11                             Agents May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, to the maximum extent permitted by applicable law, each Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether either Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise,

(a)                                 to file a proof of claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lenders and the Agents and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lenders and the Agents under Sections 2.5, 3.3 and 10.5) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Lender to make such payments to the Agents and, if either Agent shall consent to the making of such payments directly to the Lenders and Issuing Lenders, to pay to such Agent any amount due for the reasonable compensation, expenses, disbursements and advances of such Agent and its agents and counsel, and any other amounts due to such Agent under Sections 2.5 and 10.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing

Lender to authorize such Agent to vote in respect of the claim of any Lender or Issuing Lender or in any such proceeding.

9.12                             Specified Hedge Agreements and Cash Management Obligations.  Except as otherwise expressly set forth herein or in any Security Documents, to the maximum extent permitted by applicable law, no Person that obtains the benefits of any guarantee by any Guarantor of the Obligations or any Collateral with respect to any Specified Hedge Agreement entered into by it and Holdings, the Borrower or any Subsidiary Guarantor or with respect to any Cash Management Obligations owed by Holdings, the Borrower or any Subsidiary Guarantor to such Person shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than, if applicable, in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Section 9 to the contrary, neither Agent shall be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under any Specified Hedge Agreement or with respect to Cash Management Obligations unless such Agent has received written notice of such Obligations, together with such supporting documentation as it may request, from the applicable Person to whom such Obligations are owed.

9.13                             Joint Bookrunners and Co-Documentation Agents.  None of the Joint Bookrunners, the Co-Syndication Agent or the Co-Documentation Agents shall have any duties or responsibilities hereunder in their respective capacities as such.

9.14                             Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

9.15                             Withholding Taxes.  To the extent required by any Requirement of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax.  If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to a Loan Document without deduction of applicable withholding Tax from such payment, such Lender shall indemnify the Administrative Agent fully, within 10 days after written demand therefor, for all amounts paid, directly or indirectly, by the Administrative Agent as a Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any amounts at any time owing to such Lender under any Loan Document against any amounts due the Administrative Agent under this Section 9.15.  The agreements in this Section 9.15 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.  For the avoidance of doubt, the term “Lender” for purposes of this Section 9.15 shall include any Issuing Lender.

SECTION 10.                          MISCELLANEOUS

10.1                             Amendments and Waivers.

(a)                                 Except to the extent otherwise expressly set forth in this Agreement (including Sections 2.21, 2.22, 7.11 and 10.16), neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1.  The Required Lenders and each Loan Party party to the relevant Loan Document may, subject to the acknowledgment of the Administrative Agent, or, with the written consent of the Required

Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding, deleting or otherwise modifying any provisions to this Agreement or the other Loan Documents or changing in any manner the rights or obligations of the Agents, the Issuing Lenders or the Lenders or of the Loan Parties or their Subsidiaries hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Administrative Agent may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (A) forgive or reduce the principal amount or extend the final scheduled date of maturity of any Loan or extend the scheduled date, reduce the stated rate of any interest, fee or premium payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders) and (y) that any amendment or modification of defined terms used in the financial ratios in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (A)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly and adversely affected thereby; (B) amend, modify or waive any provision of paragraph (a) of this Section 10.1 without the written consent of all Lenders; (C) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders (except as expressly permitted hereby (including pursuant to Section 7.4 or 7.5) or by any Security Document); (D) amend, modify or waive any provision of paragraph (a) or (c) of Section 2.14 or Section 6.6 of the Guarantee and Collateral Agreement without the written consent of all Lenders directly and adversely affected thereby; (E) amend, modify or waive any provision of paragraph (b) of Section 2.14 without the written consent of the Majority Facility Lenders in respect of each Facility directly and adversely affected thereby; (F) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (G) amend, modify or waive any provision of Section 9 without the written consent of the Agents; (H) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lenders; (I) with respect to the making of any Revolving Loan or the issuance, extension or renewal of a Letter of Credit after the Closing Date, waive any of the conditions precedent set forth in Section 5.2 without the consent of the Required Lenders (it being understood and agreed that the waiver of any Default or Event of Default effected with the requisite percentage of Lenders under the other provisions of this Section 10.1 shall be effective to waive such Default or Event of Default, despite the provisions of this clause (I) and following such waiver such Default or Event of Default shall be treated as cured for all purposes hereunder, including under Section 5.2 and this clause (I)); or (J) reduce any percentage specified in the definition of Required Lenders without the written consent of all Revolving Lenders; provided, however, that the consent of the applicable Majority Facility Lenders shall be required with respect to any amendment that by its terms adversely affects the rights of Lenders under such Facility in respect of payments hereunder in a manner different from such amendment that affects other Facilities.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans.  In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing unless limited by the terms of such waiver; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.  Notwithstanding anything to the contrary herein, any amendment, modification, waiver or other action which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any such Defaulting Lender may not be increased or extended, the maturity of the Loans of any such Defaulting Lender may not be extended, the rate of interest on any of such Loans may not be reduced and the principal amount of any of such Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any amendment, modification, waiver or other action that by its terms adversely affects any such Defaulting Lender in its capacity as a Lender in a manner that differs in any material respect from, and is more adverse to such Defaulting Lender or than it is to, other affected Lenders shall require the consent of such Defaulting Lender.

(b)                                 Notwithstanding the foregoing, this Agreement may be amended with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement (it being understood that no Lender shall have any obligation to provide or to commit to provide all or any portion of any such additional credit facility) and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (ii) to include appropriately, after the effectiveness of any such amendment (or amendment and restatement), the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders, as applicable.

(c)                                  In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Refinancing Revolving Commitments (as defined below), as may be necessary or appropriate, in the opinion of the Borrower and the Administrative Agent, to provide for the incurrence of Permitted Refinancing Obligations under this Agreement in the form of a new tranche of Revolving Commitments hereunder (“Refinancing Revolving Commitments”), which Refinancing Revolving Commitments will be used to refinance all or any portion of the Revolving Commitments hereunder (“Refinanced Revolving Commitments”); provided that (i) the aggregate amount of such Refinancing Revolving Commitments shall not exceed the aggregate amount of such Refinanced Revolving Commitments (plus accrued interest, fees, discounts, premiums and expenses) and (ii) except as otherwise permitted by the definition of the term “Permitted Refinancing Obligations” (including with respect to maturity), all terms (other than with respect to pricing and fees, which terms shall be as agreed by the Borrower and the applicable Lenders) applicable to such Refinancing Revolving Commitments shall be substantially identical to, or less favorable to the Lenders providing such Refinancing Revolving Commitments than, those applicable to such Refinanced Revolving Commitments, other than for any covenants and other terms applicable solely to any period after the Latest Maturity Date.  Any Refinancing Revolving Commitments that have the same terms shall constitute a single Tranche hereunder.  The Borrower shall notify the Administrative Agent of the date on which the Borrower proposes that such Refinancing Revolving Commitments shall become effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent; provided that no such Refinancing Revolving Commitments, and no amendments relating thereto, shall become effective, unless the Borrower shall deliver or cause to be delivered documents of a type comparable to those described under clause (vi) of Section 2.21(b).

(d)                                 Furthermore, notwithstanding the foregoing, if following the Closing Date, the Administrative Agent and the Borrower shall have jointly identified an ambiguity, mistake, omission, defect, or inconsistency, in each case, in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to this Agreement or any other Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof; it being understood that posting such amendment electronically on IntraLinks/IntraAgency or another relevant website with notice of such posting by the Administrative Agent to the Required Lenders shall be deemed adequate receipt of notice of such amendment.

(e)                                  Furthermore, notwithstanding the foregoing, this Agreement may be amended, supplemented or otherwise modified in accordance with Section 10.16.

10.2                             Notices; Electronic Communications.

(a)                                 All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when sent (except in the case of a telecopy notice not given during normal business hours (New York time) for the recipient, which shall be deemed to have been given at the opening of business on the next Business Day for the recipient), addressed as follows in the case of the Borrower or the Agents, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such Person or at such other address as may be hereafter notified by the respective parties hereto:

The Borrower:	Sciplay Holding Company, LLC c/o SciPlay Corporation 6601 Bermuda Road Las Vegas, NV 89119 Attention: General Counsel Telephone: 702-897-7150

With a copy (which shall not constitute notice) to:	Latham & Watkins LLP 555 11th Street Northwest Suite 1000 Washington, DC 20016 Attention: Scott Forchheimer Telecopy: (202) 637-2201 Telephone: (202) 637-3372

Agents:	For Loan Borrowing Notices, Continuations, Conversions, and Payments:

Bank of America, N.A.
Building C, 2380 Performance Dr.
Richardson, TX 75082
Mail Code: TX2-984-03-23
Attention: Nora J. Taylor
Telecopy: 214-290-9673
Telephone: 469-201-9149
Email: nora.j.taylor@baml.com

For Financial Statements, Certificates, Other Information:

Bank of America, N.A. 901 Main Street Dallas, Texas 75202 Mail Code: TX1-492-14-11 Attention: Ronaldo Naval Telecopy: 877-511-6124 Telephone: 214-209-1162 Email: ronaldo.naval@baml.com

Issuing Lender:	Bank of America, N.A. Mail Code TX1-492-64-01 901 Main, 64th Floor Dallas, Texas 75202 Attention: Diane Dycus Telecopy: 214.290.9468 Telephone: 214.209.0935 Email: diane.dycus@baml.com provided that any notice, request or demand to or upon the Agents, the Lenders or the Borrower shall not be effective until received.

(b)                                 Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender.  Any Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)                                  The Borrower hereby acknowledges that (i) the Administrative Agent and/or the Lead Arrangers will make available to the Lenders and the Issuing Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive information other than information that is publicly available, or not material with respect to Holdings, the Borrower or its Subsidiaries, or their respective securities, for purposes of the United States Federal and state securities laws (collectively, “Public Information”).  The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that is Public Information and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Issuing Lenders and the Lenders to treat such Borrower Materials as containing only Public Information (although it may be sensitive and proprietary) (provided, however, that to the extent such Borrower Materials constitute Confidential Information, they shall be treated as set forth in Section 10.14); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”; provided that there is no requirement that the Borrower identify any such information as “PUBLIC.”

(d)                                 THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any Issuing Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent Party or any of its Related Parties; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, any Issuing Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(e)                                  Each of the Borrower, the Administrative Agent and each Issuing Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to such other Persons.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and each Issuing Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain information other than Public Information.

(f)                                   The Administrative Agent, the Issuing Lenders and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices of borrowing) believed in good faith by the Administrative Agent to be given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.3                             No Waiver; Cumulative Remedies.

(a)                                 No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

(b)                                 Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.1 for the benefit of all the Lenders and the Issuing Lenders; provided, however, that the foregoing shall not prohibit (i) each Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (ii) each Issuing Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Lender, as the case may be) hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with 10.7(b) (subject to the terms of Section 10.7(a)), or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law.

10.4                             Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5                             Payment of Expenses; Indemnification.  Except with respect to Taxes (other than any Taxes that represent liabilities, obligations, losses, damages, penalties, costs, expenses or disbursements arising from any non-Tax claim), the Borrower agrees (a) to pay or reimburse each Agent for all of its reasonable and documented out-of-pocket costs and expenses incurred in connection with the syndication of the Facilities (other than fees payable to syndicate members) and the development, preparation, execution and delivery of this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith and any amendment, supplement or modification hereto or thereto, and, as to the Agents only, the administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements and other charges of a single firm of counsel to the Agents (plus one firm of special regulatory counsel and one firm of local counsel per relevant jurisdiction as may reasonably be necessary in connection with collateral matters) in connection with all of the foregoing, (b) to pay or reimburse each Lender and each Agent for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights under this Agreement, the other Loan Documents and any such other documents referred to in Section 10.5(a) above (including all such costs and expenses incurred in connection with any legal proceeding, including any proceeding under any Debtor Relief Law or in connection with any workout or restructuring), including the documented fees and disbursements of a single firm of counsel and, if necessary, a single firm of special regulatory counsel and a single firm of local counsel per relevant jurisdiction as may reasonably be necessary, for the Agents and the Lenders, taken as a whole and, in the event of an actual or perceived conflict of interest, where the Agent or Lender affected by such conflict informs the Borrower and thereafter retains its own counsel, one additional counsel for each Lender or Agent or group of Lenders or Agents subject to such conflict and (c) to pay, indemnify or reimburse each Lender, each Agent, each Issuing Lender, each Lead Arranger, each Joint Bookrunner and their respective Affiliates, and their respective partners that are natural persons, members that are natural persons, officers, directors, employees, trustees, advisors, agents and controlling Persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, costs, expenses or disbursements arising out of any actions, judgments or suits of any kind or nature whatsoever, arising out of or in connection with any claim, action or proceeding relating to or otherwise with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents referred to in Section 10.5(a) above and the transactions contemplated hereby and thereby, including any of the foregoing relating to the use of proceeds of the Loans or any actual or alleged presence, Release or threatened Release of Hazardous Materials on or from any Property currently or formerly owned or operated by the Borrower or any of its Subsidiaries, or any other Environmental Liability related in any way to the Borrower or any of its Subsidiaries and the fees and disbursements and other charges of legal counsel in connection with claims, actions or proceedings by any Indemnitee against the Borrower hereunder (all the foregoing in this clause (c), collectively, the “Indemnified Liabilities”); provided that, the Borrower shall not have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities have resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnitee or its Related Parties as determined by a court of competent jurisdiction in a final non-appealable decision (or settlement tantamount thereto), (ii) a material breach of the Loan Documents by such Indemnitee or its Related Parties as determined by a court of competent jurisdiction in a final non-appealable decision (or settlement tantamount thereto) or (iii) disputes solely among Indemnitees or their Related Parties (it being understood that this clause (iii) shall not apply to the indemnification of an Agent or Lead Arranger in a suit involving an Agent or Lead Arranger in its capacity as such that does not involve an act or omission by any Parent Company, Holdings, Borrower or any of its Subsidiaries as determined by a court of competent jurisdiction in a final non-appealable decision (or settlement tantamount thereto)).  For purposes hereof, a “Related Party” of an Indemnitee means (i) if the Indemnitee is any Agent or any of its Affiliates or their respective partners that are natural persons, members that are natural persons, officers, directors, employees, agents and controlling Persons, any of such Agent and its Affiliates and their respective officers, directors, employees, agents and controlling Persons; provided that solely for purposes of Section 9, references to each Agent’s Related Parties shall also include such Agent’s trustees and advisors, and (ii) if the Indemnitee is any Lender or any of its Affiliates or their respective partners that are natural persons, members that are natural persons, officers, directors, employees, agents and controlling Persons, any of such Lender and its Affiliates and their respective officers, directors, employees, agents and controlling Persons.  All amounts due under this Section 10.5 shall be payable promptly after receipt of a reasonably detailed invoice therefor.  Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to the Borrower at the address thereof set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent.  The agreements in this Section 10.5 shall survive repayment of the Obligations.

10.6                             Successors and Assigns; Participations and Assignments.

(a)                                 The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) subject to Sections 2.20 and 2.22(e), no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.6.

(b)                                 (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may, in compliance with applicable law, assign (other than to any Disqualified Institution or a natural person) to one or more assignees (each, an “Assignee”), all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed, it being understood that it shall be deemed reasonable for the Borrower to withhold such consent in respect of a prospective Lender if the Borrower reasonably believes such prospective Lender would constitute a Disqualified Institution) of:

(A)                               the Borrower; provided that no consent of the Borrower shall be required for an assignment of (x) Revolving Loans to an Affiliate or an Approved Fund of the assigning Revolving Lender (other than a Defaulting Lender) or (y) any Loan or Commitment if an Event of Default under Section 8.1(a) or 8.1(f) has occurred and is continuing, any other Person and, provided, further, that a consent under this clause (A) shall be deemed given if the Borrower shall not have objected in writing to a proposed assignment within ten Business Days after receipt by it of a written notice thereof from the Administrative Agent; and

(B)                               the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)                               each Issuing Lender.

(ii) Subject to Sections 2.20 and 2.22(e), assignments shall be subject to the following additional conditions:

(A)                               except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of (I) the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or (II) if earlier, the “trade date” (if any) specified in such Assignment and Assumption) shall be in an integral multiple of $2,500,000, unless the Borrower and the Administrative Agent otherwise consent; provided that (1) no such consent of the Borrower shall be required if an Event of Default under Section 8.1(a) or 8.1(f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B)                               the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent and the Borrower (or, at the Borrower’s request, manually) together with a processing and recordation fee of $3,500 to be paid by either the applicable assignor or assignee (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided that only one such fee shall be payable in the case of contemporaneous assignments to or by two or more related Approved Funds; and

(C)                               the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire and all applicable tax forms required to be delivered pursuant to Section 2.16(e).

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (I) a Lender, (II) an Affiliate of a Lender, (III) an entity or an Affiliate of an entity that administers or manages a Lender or (IV) an entity or an Affiliate of an entity that is the investment advisor to a Lender.  Notwithstanding the foregoing, no Lender shall be permitted to make assignments under this Agreement to any Disqualified Institutions without the written consent of the Borrower.

(iii)                           Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption, the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption, covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be subject to the obligations under and entitled to the benefits of Sections 2.15, 2.16, 2.17, 10.5 and 10.14 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 10.6 (and will be required to comply therewith), other than any sale to a Disqualified Institution, which shall be null and void.

(iv)                          The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The Borrower, the Administrative Agent, the Issuing Lenders and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement (and the entries in the Register shall be conclusive absent demonstrable error for such purposes), notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and, with respect to their own interests, the Issuing Lenders and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)                             Upon its receipt of a duly completed Assignment and Assumption, executed by an assigning Lender and an Assignee (except as contemplated by Sections 2.20 and 2.22(e)), the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder) and all applicable tax forms required to be delivered pursuant to Section 2.16(e), the processing and recordation fee referred to in paragraph (b) of this Section 10.6 (unless waived by the Administrative Agent) and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and promptly record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)                                  (i) Any Lender may, without the consent of any Person, in compliance with applicable law, sell participations (other than to any Disqualified Institution) to one or more banks or other entities (a “Participant”), in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly and adversely affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant.  Subject to paragraph (c)(ii) of this Section 10.6, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations of such Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.6 (it being understood that the documentation required under Section 2.16(e) shall be delivered solely to the participating Lender).  Notwithstanding the foregoing, no Lender shall be permitted to sell participations under this Agreement to any Disqualified Institutions without the written consent of the Borrower.

(ii)                              A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater amount results form a change in Requirement of Law that occurs after the Participant acquires the applicable participation, or unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

(iii)                           Each Lender that sells a participation, acting solely for U.S. federal income tax purposes as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a register on which it enters the name and addresses of each Participant, and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the Treasury Regulations and Section 1.163-5(b) of the Proposed Treasury Regulations (or any amended or successor version).  Unless otherwise required by the Internal Revenue Service, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the Internal Revenue Service.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement, notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (it its capacity as such) shall have no responsibility for maintaining a Participant Register.

(d)                                 Any Lender may, without the consent of or notice to the Administrative Agent or the Borrower, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority, and this Section 10.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e)                                  The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring the same (in the case of an assignment, following surrender by the assigning Lender of all Notes representing its assigned interests).

(f)                                   The Borrower may prohibit any assignment if it would require the Borrower to make any filing with any Governmental Authority or qualify any Loan or Note under the laws of any jurisdiction and the Borrower shall be entitled to request and receive such information and assurances as it may reasonably request from any Lender or any Assignee to determine whether any such filing or qualification is required or whether any assignment is otherwise in accordance with applicable law.

(g)                                  None of the Sponsor, any of the Sponsor’s Affiliates, Holdings or any of its Subsidiaries may acquire by assignment, participation or otherwise any right to or interest in any of the Commitments or Loans hereunder (and any such attempted acquisition shall be null and void).

(h)                                 Notwithstanding anything to the contrary contained herein, the replacement of any Lender pursuant to Section 2.20 or 2.22(e) shall be deemed an assignment pursuant to Section 10.6(b) and shall be valid and in full force and effect for all purposes under this Agreement.

(i)                                     Any assignor of a Loan or Commitment or seller of a participation hereunder shall be entitled to rely conclusively on a representation of the assignee Lender or purchaser of such participation in the relevant Assignment and Assumption or participation agreement, as applicable, that such assignee or purchaser is not a Disqualified Institution.  None of the Lead Arrangers, the Joint Bookrunners or the Agents shall have any responsibility or liability for monitoring the list or identities of, or enforcing provisions relating to, Disqualified Institutions.

10.7                             Adjustments; Set off.

(a)                                 Except to the extent that this Agreement provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by setoff, pursuant to events or proceedings of the nature referred to in Section 8.1(f), or otherwise) in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Obligations, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)                                 In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) after the expiration of any cure or grace periods, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final but excluding trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any Affiliate, branch or agency thereof to or for the credit or the account of the Borrower.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8                             Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile or electronic (i.e., “pdf” or “tiff”) transmission shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9                             Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10                      Integration.  This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Agents and the Lenders with respect to the subject matter hereof and thereof.

10.11                      GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

10.12                      Submission to Jurisdiction; Waivers.  Each party hereto hereby irrevocably and unconditionally:

(a)                                 submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents and any Letter of Credit to which it is a party to the exclusive general jurisdiction of the Supreme Court of the State of New York for the County of New York (the “New York Supreme Court”), and the United States District Court for the Southern District of New York (the “Federal District Court” and, together with the New York Supreme Court, the “New York Courts”), and appellate courts from either of them; provided that nothing in this Agreement shall be deemed or operate to preclude (i) any Agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations (in which case any party shall be entitled to assert any claim or defense, including any claim or defense that this Section 10.12 would otherwise require to be asserted in a legal action or proceeding in a New York Court), or to enforce a judgment or other court order in favor of the Administrative Agent or the Collateral Agent, (ii) any party from bringing any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment and (iii) if all such New York Courts decline jurisdiction over any person, or decline (or in the case of the Federal District Court, lack) jurisdiction over any subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having jurisdiction;

(b)                                 consents that any such action or proceeding may be brought in the New York Courts and appellate courts from either of them, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)                                  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)                                 agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and

(e)                                  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 10.12 any special, exemplary, punitive or consequential damages (provided that such waiver shall not limit the indemnification obligations of the Loan Parties to the extent such special, exemplary, punitive or consequential damages are included in any third party claim with respect to which the applicable Indemnitee is entitled to indemnification under Section 10.5).

10.13                      Acknowledgments.  The Borrower hereby acknowledges that:

(a)                                 it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)                                 neither the Agents nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and Lenders, on the one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor;

(c)                                  no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders;

(d)                                 no advisory or agency relationship between it and any Agent or Lender (in their capacities as such) is intended to be or has been created in respect of any of the transactions contemplated hereby,

(e)                                  the Agents and the Lenders, on the one hand, and the Borrower, on the other hand, have an arms-length business relationship,

(f)                                   the Borrower is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents,

(g)                                  each of the Agents and the Lenders is engaged in a broad range of transactions that may involve interests that differ from the interests of the Borrower and none of the Agents or the Lenders has any obligation to disclose such interests and transactions to the Borrower by virtue of any advisory or agency relationship, and

(h)                                 none of the Agents or the Lenders (in their capacities as such) has advised the Borrower as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction (including the validity, enforceability, perfection or avoidability of any aspect of any of the transactions contemplated hereby under applicable law, including the U.S. Bankruptcy Code or any consents needed in connection therewith), and none of the Agents or the Lenders (in their capacities as such) shall have any responsibility or liability to the Borrower with respect thereto and the Borrower has consulted with its own advisors regarding the foregoing to the extent it has deemed appropriate.

To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Agents and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.14                      Confidentiality.  Each of the Agents and the Lenders agree to treat any and all information, regardless of the medium or form of communication, that is disclosed, provided or furnished, directly or indirectly, by or on behalf of the Borrower or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby (including any potential amendments, modifications or waivers, or any request therefor), whether furnished before or after the Closing Date (“Confidential Information”), as strictly confidential and not to use Confidential Information for any purpose other than evaluating the Transactions and negotiating, making available, syndicating and administering this Agreement (the “Agreed Purposes”).  Without limiting the foregoing, each Agent and each Lender agrees to treat any and all Confidential Information with adequate means to preserve its confidentiality, and each Agent and each Lender agrees not to disclose Confidential Information, at any time, in any manner whatsoever, directly or indirectly, to any other Person whomsoever, except (1) to its partners that are natural persons, members that are natural persons, directors, officers, employees, counsel, advisors, trustees and Affiliates (collectively, the “Representatives”), to the extent necessary to permit such Representatives to assist in connection with the Agreed Purposes (it being understood that the Representatives to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential, with the applicable Agent or Lender responsible for the breach of this Section 10.14 by such Representatives as if they were party hereto), (2) to any pledgee referred to in Section 10.6(d) and prospective Lenders and participants in connection with the syndication (including secondary trading) of the Facilities and Commitments and Loans hereunder (excluding any Disqualified Institution), in each case who are informed of the confidential nature of the information and agree to observe and be bound by standard confidentiality terms at least as favorable to the Borrower and its Affiliates as those contained in this Section 10.14, (3) to any party or prospective party (or their advisors) to any swap, derivative or similar transaction under which payments are made by reference to the Borrower and the Obligations, this Agreement or payments hereunder, in each case who are informed of the confidential nature of the information and are instructed to observe and be bound by standard confidentiality terms at least as favorable to the Borrower and its Affiliates as those contained in this Section 10.14, (4) upon the request or demand of any Governmental Authority having or purporting to have jurisdiction over it, (5) in response to any order of any Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, provided, that in the case of clauses (4) and (5), the disclosing Agent or Lender, as applicable, agrees, to the extent practicable and not prohibited by applicable Law, to notify the Borrower prior to such disclosure and cooperate with the Borrower in obtaining an appropriate protective order, (6) to the extent reasonably required or necessary, in connection with any litigation or similar proceeding relating to the Facilities, (7) information that has been publicly disclosed other than in breach of this Section 10.14, (8) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or in connection with examinations or audits of such Lender, (9) to the extent reasonably required or necessary, in connection with the exercise of any remedy under the Loan Documents, (10) to the extent the Borrower has consented to such disclosure in writing, (11) to any other party to this Agreement, (12) by the Administrative Agent to the extent reasonably required or necessary to obtain a CUSIP for any Loans or Commitment hereunder, to the CUSIP Service Bureau or (13) (i) to the extent such Confidential Information (x) becomes publicly available other than as a result of a breach of this Section 10.14, (y) becomes available to the Administrative Agent, any Lender, any Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or (z) is independently discovered or developed by a party hereto without utilizing any Information received from the Borrower or violating the terms of this Section 10.14.  Each Agent and each Lender acknowledges that (i) Confidential Information includes information that is not otherwise publicly available and that such non-public information may constitute confidential business information which is proprietary to the Borrower and/or its Affiliates and (ii) the Borrower has advised the Agents and the Lenders that it is relying on the Confidential Information for its success and would not disclose the Confidential Information to the Agents and the Lenders without the confidentiality provisions of this Agreement.  All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities.  Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.  Notwithstanding any other provision of this Agreement, any other Loan Document or any Assignment and Assumption, the provisions of this Section 10.14 shall survive with respect to each Agent and Lender until the second anniversary of such Agent or Lender ceasing to be an Agent or a Lender, respectively.  In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

10.15                      Release of Collateral and Guarantee Obligations; Subordination of Liens.

(a)                                 Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon reasonable request of the Borrower in connection with any Disposition of Property permitted by the Loan Documents or any Loan Party becoming an Excluded Subsidiary pursuant to a transaction permitted by the Loan Documents, the Collateral Agent shall (without recourse or warranty and notice to, or vote or consent of, any Lender, or any Affiliate of any Lender that is a party to any Specified Hedge Agreement or documentation in respect of Cash Management Obligations) execute and deliver all releases reasonably necessary or desirable to evidence the release of Liens created in any Collateral being Disposed of in such Disposition (including any assets of any Loan Party that becomes an Excluded Subsidiary) or of such Excluded Subsidiary, as applicable, and to provide notices of the termination of the assignment of any Property for which an assignment had been made pursuant to any of the Loan Documents which is being Disposed of in such Disposition or of such Excluded Subsidiary, as applicable, and to release any Guarantee Obligations under any Loan Document of any Person being Disposed of in such Disposition or which becomes an Excluded Subsidiary, as applicable.  Any representation, warranty or covenant contained in any Loan Document relating to any such Property so Disposed of (other than Property Disposed of Holdings or any of its Restricted Subsidiaries) or of a Loan Party which becomes an Excluded Subsidiary, as applicable, shall no longer be deemed to be repeated once such Property is so Disposed of.

(b)                                 Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than (x) obligations in respect of any Specified Hedge Agreement or Cash Management Obligations and (y) any contingent or indemnification obligations not then due) have been paid in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding that is not cash collateralized or backstopped or otherwise supported in a manner reasonably satisfactory to the Issuing Lender thereof, upon the request of the Borrower, the Collateral Agent shall (without notice to, or vote or consent of, any Lender, or any Affiliate of any Lender that is a party to any Specified Hedge Agreement or documentation in respect of Cash Management Obligations) take such actions as shall be required to release its security interest in all Collateral, and to release all Guarantee Obligations under any Loan Document, whether or not on the date of such release there may be outstanding Obligations in respect of Specified Hedge Agreements or Cash Management Obligations or contingent or indemnification obligations not then due.  Any such release of Guarantee Obligations shall be deemed subject to the provision that such Guarantee Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its Property, or otherwise, all as though such payment had not been made.

(c)                                  Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Borrower in connection with any Liens permitted to be senior by the Loan Documents, the Collateral Agent shall (without notice to, or vote or consent of, any Lender) take such actions as shall be required to subordinate the Lien on any Collateral to any Lien permitted to be senior under Section 7.3.

10.16                      Accounting Changes.  In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial ratios, covenants, standards or terms in this Agreement, then following notice either from the Borrower to the Administrative Agent or from the Administrative Agent to the Borrower (which the Administrative Agent shall give at the request of the Required Lenders), the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating Holdings’ financial condition and covenant capacities shall be the same after such Accounting Changes as if such Accounting Changes had not been made.  If any such notices are given then, regardless of whether such notice is given prior to or following such Accounting Change, until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders and have become effective, all financial ratios, covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.  Any amendment contemplated by the prior sentence shall become effective upon the consent of the Required Lenders, it being understood that a Lender shall be deemed to have consented to and executed such amendment if such Lender has not objected in writing within five Business Days following receipt of notice of execution of the applicable amendment by the Borrower and the Administrative Agent, it being understood that the posting of an amendment referred to in the preceding sentence electronically on IntraLinks/IntraAgency or another relevant website with notice of such posting by the Administrative Agent to the Lenders shall be deemed adequate receipt of notice of such amendment.  “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board or, if applicable, the SEC, in each case, occurring after the Closing Date, including any change to IFRS contemplated by the definition of “GAAP.”

10.17                      WAIVERS OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY AND FOR ANY COUNTERCLAIM THEREIN.

10.18                      USA PATRIOT ACT.  Each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Publ. 107 56 (signed into law October 26, 2001)) (the “USA Patriot Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of such Loan Parties and other information that will allow such Lender to identify the Loan Parties in accordance with the USA Patriot Act, and the Borrower agrees to provide such information from time to time to any Lender or Agent reasonably promptly upon request from such Lender or Agent.

10.19                      Effect of Certain Inaccuracies.  In the event that any financial statement delivered pursuant to Section 6.1(a) or (b) or any Compliance Certificate delivered pursuant to Section 6.2(b) is inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin or Applicable Commitment Fee Rate for any period (an “Applicable Period”) than the Applicable Margin or Applicable Commitment Fee Rate for such Applicable Period, then (i) promptly following the correction of such financial statement by the Borrower, the Borrower shall deliver to the Administrative Agent a corrected financial statement and a corrected Compliance Certificate for such Applicable Period, (ii) the Applicable Margin and Applicable Commitment Fee Rate for the Test Period preceding the delivery of such corrected financial statement and Compliance Certificate shall be determined based on the corrected Compliance Certificate for such Applicable Period and (iii) the Borrower shall promptly pay to the Administrative Agent the accrued additional interest or commitment fees owing as a result of such increased Applicable Margin or Applicable Commitment Fee Rate for such Test Period.  This Section 10.19 shall not limit the rights of the Administrative Agent or the Lenders hereunder, including under Section 8.1.

10.20                      Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.20 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

10.21                      Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any Issuing Lender or any Lender, or the Administrative Agent, any Issuing Lender or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Issuing Lender or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each Issuing Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.  The obligations of the Lenders and the Issuing Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.22                      Electronic Execution of Assignments and Certain Other Documents.  The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other notices of borrowing, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

10.23                      Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)                                 the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

10.24                      Flood Matters.  Each of the parties hereto acknowledges and agrees that, any increase, extension, or renewal of any of the Loans or Commitments shall be subject to (and conditioned upon) the prior delivery of “life-of-loan” Federal Emergency Management Agency standard flood hazard determinations with respect to each Mortgaged Property, and, to the extent any Mortgaged Property is located in an area determined by the Federal Emergency Management Agency (or any successor agency) to be a special flood hazard area, (i) a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and (ii) evidence of flood insurance as required by Section 6.5 hereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

SCIPLAY HOLDING COMPANY, LLC, as Borrower

By:
Name:
Title:

SCIPLAY PARENT COMPANY, LLC, as Holdings

By:
Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent

By:
Name:
Title:

BANK OF AMERICA, N.A., as Issuing Lender and a Lender

By:
Name:
Title:

[•], as a Lender

By:
Name:
Title: